As filed with the Securities and Exchange Commission on June 6, 2007
Registration No. 333-133024

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-effective amendment No. 1 to
Form SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
AGASSIZ ENERGY, LLC
(Name of small business issuer in its charter)

Minnesota	2860	80-0130330
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)
(Address and telephone number of
principal executive offices and principal place of business)
510 County Road 71, Valley Technology Park,
Crookston, Minnesota 56716
(218) 281-8442
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Don Sargeant, Chief Manager
510 County Road 71
Valley Technology Park, Crookston, Minnesota 56716
(218) 281-8442
Copies of Communications to:
Todd A. Taylor
Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, Minnesota 55402
(612) 492-7355
      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☑
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.     ☐
CALCULATION OF REGISTRATION FEE

	Maximum Number	Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	of Units	Offering	Aggregate	Registration
Securities to be Registered	to be Registered	Price per Unit	Offering Price	Fee

Membership Units	77,878,000	$1.00	$77,878,000	$7,479

(1)	Determined pursuant to Section 6(b) of the Securities Act of 1933, Rule 457(o) and Fee Rate Advisory #5 for Fiscal Year 2006. An additional fee of $594 is being paid to reflect the increase in the proposed aggregate offering price.
      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 6, 2007
PROSPECTUS
AGASSIZ ENERGY, LLC
A Minnesota Limited Liability Company
      The Securities being offered by Agassiz Energy, LLC are Limited Liability Company Membership Units.

Minimum Offering Amount	$50,000,000	Minimum Number of Units	50,000,000
Maximum Offering Amount	$77,878,000	Maximum Number of Units	77,878,000
Offering Price: $1.00 per Unit
Minimum Purchase Requirement: 20,000 Units ($20,000), subject to waiver
Additional Increments: 5,000 Units ($5,000), subject to waiver
      We are offering limited liability company membership units in Agassiz Energy, LLC, a Minnesota limited liability company. We intend to use the offering proceeds to develop, construct and operate a 55 million gallon per year dry mill corn-processing ethanol plant in Erskine Minnesota. We estimate the total project, including operating capital, will cost approximately $127,378,000. We expect to use debt financing to complete project capitalization. The offering will end no later than [one year from the effective date of this registration statement]. If we sell the maximum number of units prior to [one year from the effective date of this registration statement], the offering will end on the date that the maximum number of units have been sold. We may also end the offering any time after we sell the minimum number of units and prior to [one year from the effective date of this registration statement]. If we are unable to raise the minimum offering amount, obtain a loan commitment letter, execute a construction contract, obtain the permits required to begin construction, or abandon the project for any reason prior to [one year from the effective date of this registration statement], we will terminate the offering and promptly return offering proceeds to investors no later than [one year from the effective date of this registration statement]. Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account under a written escrow agreement. We will not release funds from the escrow account until specific conditions are satisfied.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
      Based on our determinations, no resale transactions may occur in any state but Minnesota, North Dakota and South Dakota without diligence on the part of the investor.
      These securities are speculative securities and involve a significant degree of risk. You should read this prospectus including the “RISK FACTORS” beginning on page 9. You should consider these risk factors before investing in us.

•	No public trading market exists or is expected to develop for the units and significant restrictions on transferability of units may make it difficult for you to resell or liquidate your investment other than at a loss;

•	We are a development stage entity and will not generate any revenue until after the construction of the proposed ethanol plant is completed and we begin operations. Construction will not begin until this offering is successfully completed. We currently expect to complete construction and begin operations approximately 12 to 18 months after construction begins;

•	We could suffer permitting or other delays that might prevent us from operating a coal-fired plant and postpone our ability to generate revenue and make it more difficult for us to pay our debts or to earn a profit;

•	Fluctuations in corn prices and interruptions in our coal supply, along with fluctuations in sale prices of our finished products could significantly impact our ability to earn a profit; and

•	Federal and state regulations and incentives that support the price of ethanol may change making it more difficult or preventing us to pay our debts or to earn a profit.

The date of this Prospectus is June 6, 2007

PROSPECTUS SUMMARY
      This summary only highlights selected information from this prospectus and may not contain all of the information that is important to you. You should carefully read the entire prospectus and the financial statements, and attached exhibits before you decide whether to invest.
The Company
      We are a development stage Minnesota limited liability company. We were organized on October 12, 2004 as a Minnesota limited liability company. Our ownership interests are represented by membership interests, which are designated as units. Our principal address and location is 510 County Road 71, Valley Technology Park, Crookston, MN 56716. Our telephone number is (218) 281-8442. Our website is located at www.agassizenergy.com.
      We are a development-stage company with no prior operating history. The purpose of this offering is to raise equity to help fund the construction and start-up costs of a 55 million gallon per year dry mill corn-processing denatured ethanol plant to be located in northwestern Minnesota. Denatured ethanol consists of two gallons of gasoline for every 50 gallons of ethanol. When we refer to ethanol, we mean denatured ethanol. We do not expect to generate any revenue until we begin operating the proposed ethanol plant.
The Offering

Minimum number of units offered	50,000,000 units

Maximum number of units offered	77,878,000 units

Purchase price per unit	$1.00

Minimum purchase amount	Twenty thousand units ($20,000), subject to waiver by the board of governors.

Additional Purchases	Five thousand unit increments

Maximum purchase amount	You may purchase any number of additional units subject to the 20% ownership limitation contained in our member control agreement. There are currently 4,636,500 units outstanding. If we sell the minimum number of units offered, the maximum number of units you can purchase is 10,927,300 units. If we sell the maximum number of units offered, the maximum number of units you can purchase is 16,502,900 units

Use of proceeds	The purpose of this offering is to raise equity to help fund the construction and start-up costs of a 55 million gallon dry mill corn-processing denatured ethanol plant to be located in Erskine, Minnesota.

Offering start date	We expect to start selling units as soon as possible following the declaration of effectiveness of this registration statement by the Securities and Exchange Commission.

Offering end date	The offering will end no later than [one year from the effective date of this registration statement]. If we sell the maximum number of units prior to [one year from the effective date of this registration statement], the offering will end on or about the date that we sell the maximum number of units. We may also end the offering any time after we sell the minimum number of units and prior to [one year from the effective date of this registration statement]. If we are unable to raise the minimum offering amount, obtain loan commitment letters, execute a construction contract, obtain the permits required to begin construction, or abandon the project for any reason prior to [one year from the effective date of this registration statement], we will terminate the offering and promptly return the offering proceeds to investors. See “PLAN OF DISTRIBUTION — ESCROW PROCEDURES” on page and page for more information.

Units issued and outstanding if min. sold	54,636,500(1)

Units issued and outstanding if max. sold	82,514,500(1)

States in which we plan to register	Minnesota, North Dakota and South Dakota

Risk Factors	See “Risk Factors” beginning on page 9 of this prospectus for a discussion of factors that you should carefully consider before deciding to invest in our units.

(1)	The number of units to be outstanding after the successful completion of this offering includes 4,636,500 units currently issued and outstanding from our previous private placements, and excludes 1,940,000 units issuable upon the exercise of outstanding warrants issued to certain members in connection with the issuance of the bridge promissory notes, 200,000 units and warrants to purchase an additional 200,000 units issuable upon exercise of an option to acquire real property for the plant site and 53,000 units issuable upon exercise of outstanding warrants in connection with an amendment of an option to purchase real property. The number of units outstanding also excludes units issuable to KL Process Design Group, LLC (“KL Process Design Group” or “KL”) after the closing of this offering so that at the conclusion of the offering, KL Process Design Group will be the owner of 4.5% of our issued and outstanding membership units. If we sell the minimum number of units offered, KL Process Design Group would own an estimated 2,574,000 units and if we sell the maximum number of units offered, KL Process Design Group would own 3,888,000 units.
      Risk Factors. You should consider the risks described in the section entitled “Risk Factors” before making an investment in our membership units. These risks include, but are not limited to the following:

•	Your investment in us will be an investment in illiquid securities;

•	We will need to obtain significant debt financing to fund construction of our proposed ethanol plant;

•	Our ability to continue as a going concern is dependant on the success of this offering and our ability to secure debt financing, including, but not limited to senior bank debt, municipal bonding and/or New Markets Tax Credit based loans;

•	The initial board of governors will serve until the first annual meeting following the date on which substantial operations of the proposed ethanol plant commence, which is not expected until Fall 2008 or Winter 2009;

•	Our governors and officers are inexperienced in the ethanol business;

•	We may experience overcapacity within the ethanol industry which may limit our ability to operate profitably;

•	Actual ethanol, distillers grains and corn oil production may vary from our current expectations;

•	There may be limitations to the availability and costs of products and raw materials, particularly corn, coal and an adequate water supply may limit our ability to operate profitably;

•	Adverse changes in the price and market for ethanol and distillers grains may limit our ability to operate profitably;

•	Our ability to market and our reliance on third parties to market our products may limit our ability to market our products;

•	Railroad and highway access for input of corn and coal and outgoing distillers grains and ethanol may limit our ability to market our products;

•	Changes in or elimination of governmental laws, tariffs, trade or other controls or enforcement practices such as national, state or local energy policy; federal ethanol tax incentives; or environmental laws and regulations that apply to our plant operations and their enforcement may limit our ability to operate the proposed plant;

•	Adverse changes in the weather or general economic conditions impacting the availability and price of corn will increase price risk for our feedstock;

•	Fluctuations in petroleum prices will influence the price of which we are able to sell ethanol;

•	Changes in plant production capacity or technical difficulties in operating the plant may limit our ability to profitably operate the plant;

•	Changes in costs of construction and equipment will influence the total cost of the project;

•	Changes in interest rates or the availability of credit may limit our ability to obtain the necessary debt financing;

•	Limitations on our ability to generate free cash flow to invest in our business and service our debt may limit our long term performance;

•	Our ability to attract and retain key employees and maintain labor relations will influence our ability to succeed;

•	Changes and advances in ethanol production technology may render our facility obsolete;

•	Our tax status as a partnership;

•	Competition from alternative fuels and alternative fuel additives may limit our ability to operate profitability; and

•	Other factors described elsewhere in this registration statement pose risks to subscribers.

The Project
      If we are able to fully capitalize the project, we will use the offering proceeds to build and operate a 55 million gallon per year dry mill corn-processing denatured ethanol plant in northwestern Minnesota. We expect the ethanol plant will annually process approximately 20 million bushels of corn into 55 million gallons of denatured ethanol and 95,000 tons of dry distillers grains for animal feed per year. These production estimates are from our anticipated design-builder, KL Process Design Group. Distillers grains are the principal co-products of the ethanol manufacturing process that we intend to sell.
      On April 17, 2007, we executed a letter of intent with KL for the design and construction of our proposed ethanol plant. See “Estimated Use of Proceeds” on Page 40. Because of the preliminary nature of the agreement, the cost of our plant could be significantly higher than the $126,408,000 construction price provided by KL as an estimate in May 2007. We estimate the total project cost to be approximately $127,378,000, including working capital needs. We are also required to issued to KL units equal to 4.5% of the total issued and outstanding units at the conclusion of this offering. Under the terms of the letter of intent with KL, we are required to issue to KL membership units in Agassiz such that KL will own 4.5% of the outstanding membership units in Agassiz after this offering is completed.

Our Anticipated Construction Schedule

•	June to October 2007 — Conduct equity drive

•	September to October 2007 — Negotiate and close debt financing

•	Fall 2007 — Commence plant construction

•	Winter 2007 to Fall 2008 — Manage plant construction

•	Fall 2008 to Winter 2009 — Plant completion and commencement of operations

      Once the plant is operational, we intend to sell all of the ethanol and distillers grains produced at the facility. There are no current plans to capture and market the carbon dioxide; however, at some point in the future we may decide it is feasible to do so. We intend to market our ethanol through an experienced ethanol marketer. We may try to market our distillers grains to the local livestock markets surrounding the plant. However, if the local markets are unable to support purchases of our distillers grains at the prices we desire, we will market the distillers grains through an experienced distillers grains marketer.
Our Financing Plan
      We estimate the total project will cost approximately $127,378,000. We are also required to issued to KL units equal to 4.5% of the total issued and outstanding units at the conclusion of this offering. This is based in part on a May 2007 estimate primarily based upon the experience of KL with ethanol plants similar to the plant we intend to build and operate. This includes approximately $111,808,000 to build the plant and an additional amount of approximately $15,570,000 in other capital expenditures and working capital, including repayment of the $970,000 bridge loan. We do not have any binding agreements with KL for the labor or materials necessary to build the plant. As a result, our anticipated total project cost is not a firm estimate and is expected to change from time to time as the project progresses. These changes may be significant.
      We raised $1,545,500 of seed capital in a private placement for the purpose of funding our developmental, organizational and offering expenses, as well as paying for preliminary design and engineering work necessary to build the plant on schedule. We were awarded $105,000 in matching grants from the Agricultural Utilization Research Institute based in Crookston, Minnesota pursuant to a collaboration agreement dated September 7, 2004. We used these grant funds to partially fund our development, organizational and offering expenses. We were awarded a grant from the U.S. Department of Agriculture Rural Business- Cooperative Service in the amount of $170,000 pursuant to a value-added agricultural product market development grant agreement dated March 14, 2005. We have used these funds for project coordination, feasibility studies, and environmental assessments.
      In order to continue funding our operations we have obtained bridge financing through American Federal Bank of Crookston. In order to obtain this bridge financing we issued promissory notes in the aggregate amount of $970,000 to eleven current members of the Company, including eight governors. Those funds were used to fund a certificate of deposit used as collateral for the line of credit with the Bank. In connection with this transaction, we issued 1,940,000 warrants to purchase membership units in the Company at $1.00 per unit to 11 members of our Company, including eight of our governors, in connection with the issuance of the promissory notes. The warrants are exercisable six months after the current equity offering is closed until March 6, 2012. We intend to repay this line of credit with proceeds from the equity received in this offering. We then expect to surrender the certificate of deposit when it matures and repay the bridge financing notes. As of May 31, 2007, we have used approximately $322,000 of the line of credit.
      We also have requested and obtained certain financial assistance from Polk County, the county in which the Company’s facility is to be located. In May 2007, the Polk County Commissioners agreed to support an effort to provide bonding in the form of solid waste bonds, which will be used for plant equipment related to the distillers grains produced by the plant as a co-product to the ethanol production. The Company expects to request up to $24 million in bonding; however, the Commissioners have yet to fix a set amount of bonding assistance to be provided, as the Company’s costs are not definite at this time. The Commissioners also agreed to build a road for the facility using a state grant of $250,000 and an additional $250,000 from county funds.

      We are also applying for up to $20 million in federal New Markets Tax Credits, which can be used to obtain low interest rate loans from investors who can utilize the tax credits. We would use these low interest loans to fund a portion of the project.
      We are also working with the City of Erskine, Minnesota on a Minnesota Investment Fund grant of up to $450,000 to pay for connecting the plant discharge water pipeline to the Erskine city rapid infiltration basin.
      We have also applied to qualify for Minnesota’s JOBZ program which provides local and state tax exemptions to new or expanding businesses that locate in designated areas of Greater Minnesota.
      We intend to raise a minimum of $50,000,000 and a maximum of $77,878,000 in this offering. Including the $1,545,500 we raised in the seed capital offering, the $970,000 from the bridge loan financing and depending on the level of equity raised in this offering and the amount of any grants we may be awarded, we will need to obtain debt financing and other incentives ranging from approximately $49,500,000 to $77,378,000 in order to fully capitalize the project. We have no contracts or commitments with any bank, lender or financial institution for this debt financing, nor from any governmental agency or other entity related to bonding, tax credits or other incentives. There are no assurances that we will be able to obtain the necessary debt financing, other financing or grants sufficient to capitalize the project. The level of debt we require may be reduced by any grants awarded to us. Depending on the number of units sold, we may also seek third party credit providers to provide subordinated debt for the construction and initial operating expenses of the project. We must receive debt financing commitments totaling at least $49,500,000, execute a construction agreement and obtain the permits required to begin construction, prior to taking investments from escrow. If we do not receive debt financing commitments, execute a construction agreement and obtain the permits required to begin construction, prior to [one year from the effective date of this registration statement], we will promptly return your money.
      Even if we sell the aggregate minimum number of units prior to [one year from the effective date of this registration statement], receive debt financing commitments, execute a construction agreement and obtain the permits required to begin construction, we may not satisfy any loan commitment conditions before the offering closes, or at all. If this occurs, we have three alternatives:

•	Begin construction of the plant using all or a part of the equity funds raised while we seek other debt financing sources;

•	Hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source;

•	Return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds after we determine that construction cannot be completed for some reason.

Financial Information
      We are a development-stage company with no operating history and no revenues. Please see “SELECTED FINANCIAL DATA” for a summary of our finances and the index to our financial statements for our detailed financial information.
Membership in Agassiz Energy, LLC and Our Amended and Restated Member Control Agreement
      If you purchase our units, you will become a member in Agassiz Energy, LLC upon approval by our board of governors and your written agreement to be bound by our member control agreement. Our member control agreement governs Agassiz Energy, LLC, our board of governors and our members. Each member will have one vote per unit owned. Members may vote on a limited number of issues, such as dissolving the company, amending the member control agreement, and electing future governors.
      The transfer of units is restricted by our member control agreement, which does not allow unit transfers without the consent of our board of governors.

      Our member control agreement states that we will generally distribute profits and losses to our unit holders based upon the ratio each unit holder’s units bear to the total units outstanding.
      We expect to be treated as a partnership for federal income tax purposes. As such, we will not pay any federal income taxes at the company level and will instead allocate net income and losses to unit holders.
Suitability of Investors
      Investing in the units involves a high degree of risk. Accordingly, the purchase of units is suitable only for persons of substantial financial means that have no need for liquidity in their investments and can bear the economic risk of loss of any investment in the units. Suitability standards may differ from state to state pursuant to state laws. Units will be sold only to persons that meet these and other specific suitability requirements. Even if you represent that you meet the required suitability standards, the board of governors reserves the right to reject any subscription for any reason, including if the board determines that the units are not a suitable investment for you.
Subscription Period and Procedures
      The offering will end no later than [one year from the effective date of this registration statement]. If we sell the maximum number of units prior to [one year from the effective date of this registration statement], the offering will end on or about the date that we sell the maximum number of units. We may also end the offering any time after we sell the minimum number of units and prior to [one year from the effective date of this registration statement]. If we are unable to raise the minimum offering amount, obtain a debt financing commitments, execute a construction contract, obtain the permits required to begin construction, or abandon the project for any reason prior to [one year from the effective date of this registration statement], we will terminate the offering and promptly return offering proceeds to investors, including accrued interest on your investment less escrow fees. Escrow fees will not be paid with investor’s money. We may continue to offer any remaining units to reach the maximum number to be sold until the offering closes. We reserve the right to cancel or modify the offering, to reject subscriptions for units in whole or in part, and to waive conditions to the purchase of units. Additionally, in our sole discretion, we may also determine that it is not necessary to sell all available units.
      Before purchasing any units, you must read and complete the subscription agreement and signature page of our member control agreement, pay 10% of your total investment into our escrow account and sign a promissory note and security agreement for the 90% balance of the purchase price.
      Once you have executed the subscription agreement, you will not be able to withdraw funds from escrow, sell or transfer your units or otherwise cancel your subscription agreement. Any time after we sell the minimum aggregate offering amount of $50,000,000, we may give written demand for payment and you will have 30 days to pay the balance of the purchase price. If you fail to pay the balance of the purchase price, you will forfeit your 10% cash deposit and you will not be entitled to any ownership interest in Agassiz Energy. If we acquire sufficient equity cash proceeds to release funds from escrow prior to your initial investment, then you must pay the full purchase price in cash at the time of subscription for the total number of units you wish to purchase. See “PLAN OF DISTRIBUTION — Subscription Period” and “PLAN OF DISTRIBUTION — Subscription Procedures.”
      If we do not receive the minimum offering amount, in cash in the escrow account, prior to [one year from the effective date of this registration statement], we will promptly return your investment, plus accrued interest, less escrow fees. Escrow fees will not be paid with investor’s money. This is the case even if we have received subscriptions for the minimum offering amount and have already closed the offering.
Escrow Procedures
      Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account that we have established with Bremer Bank, N.A. as escrow agent, under a written escrow agreement. We will not release funds from the escrow account until specific conditions are satisfied. See “PLAN OF DISTRIBUTION — Escrow Procedures” for the conditions required of us before we release funds from escrow. Escrow fees will not be paid with investor’s money.

IMPORTANT NOTICES TO INVESTORS
      This prospectus does not constitute an offer to sell or the solicitation of an offer to purchase any securities in any jurisdiction in which, or to any person to whom, it would be unlawful to do so.
      Investing in our units involves significant risk. Please see “RISK FACTORS” beginning on page 9 to read about important risks you should consider before purchasing our units. These risks include, but are not limited to, the following:

•	We are a development-stage company and have not yet generated any revenue and do not expect to generate revenue until plant operations begin;

•	Cash distributions depend upon our future financial and operational performance and will be affected by debt covenants, reserves, and operating expenditures;

•	Our project and future plant operations are subject to construction risks, fluctuations in the prices of grain, utilities and ethanol, which are affected by various factors including weather, production levels, supply, demand, changes in technology, competition from non-U.S. ethanol producers and potential biomass ethanol production, and government support and regulations;

•	We are very dependent on our relationship with KL Process Design Group for the construction, design and technology for our plant and any loss of our relationship with them. may cause us to delay or abandon the project;

•	Conflicts of interest exist and may arise in the future between us, our members, our governors and the companies upon which we will depend;

•	The units are subject to a number of transfer restrictions, and no public market exists for our units and none is expected to develop;

•	Members’ voting rights are limited because we are managed by a board of governors and officers; and

•	We may have to close the offering prior to [one year from the effective date of this registration statement] if we

•	have not sold the minimum offering amount of $50,000,000 or;

•	have not received written debt financing commitments ranging from approximately $49,500,000 to $77,378,000, which will be necessary to fully capitalize the project; or

•	have not executed a construction agreement or

•	have not obtained the permits required to begin construction.

      No representations or warranties of any kind are intended or should be inferred with respect to economic returns or tax benefits of any kind that may accrue to the investors of the securities.
      These securities have not been registered under the securities laws of any state other than the states of North Dakota, Minnesota and South Dakota and may be offered and sold in other states only in reliance on exemptions from the registration requirements of the laws of those other states.
      In making an investment decision, investors must rely upon their own examination of our business, the securities and the terms of the offering, including the merits and risks involved. Investors should not invest any funds in this offering unless they can afford to lose their entire investment. There is no public market for the resale of the units in the foreseeable future. Furthermore, state securities laws and our member control agreement place substantial restrictions on the transferability of the units. Investors should be aware that they will be required to bear the financial risks of this investment for an indefinite period of time.
      During the course of the offering of the units and prior to the sale of the units, each prospective purchaser and his or her representatives, if any, are invited to ask questions of, and obtain information from, our representatives concerning the terms and conditions of this offering, us, our business, and other relevant matters. We will provide the requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense. Prospective purchasers or representatives having questions or desiring additional information should contact us at (218) 281-8442, or at our business address: Agassiz Energy, LLC, 510 County Road 71, Valley Technology Park, Crookston, MN 56716. Also, you may contact any of the following governors directly at the phone numbers listed below:

Name	Position	Phone Number

Donald Sargeant	Chief Manager, Chairman and Governor	(218) 281-8442
Wayne Wagner	Vice President and Governor	(218) 281-6914
Roger Dziengel	Secretary and Governor	(218) 674-4466
Larry Altringer	Treasurer, Chief Financial Officer and Governor	(218) 281-6911
Gary Bridgeford	Governor	(701) 775-8480
Leroy Reitmeier	Governor	(218) 281-5608
Tom Jorgens	Governor	(218) 281-7071
Craig Morgan	Governor	(218) 281-4668
John Vallager	Governor	(218) 281-3789
      If you are a resident of North Dakota, or an entity with its principal place of business in North Dakota, and you would like more information, please contact Gary Bridgeford and Larry Altringer, who have been designated as our registered issuer-dealer agents in North Dakota.

RISK FACTORS
      The purchase of units involves substantial risks and the investment is suitable only for persons with the financial capability to make and hold long-term investments not readily converted into cash. Investors must, therefore, have adequate means of providing for their current and future needs and personal contingencies. Prospective purchasers of the units should carefully consider the Risk Factors set forth below, as well as the other information appearing in this prospectus, before making any investment in the units. Investors should understand that there is a possibility that they could lose their entire investment in us.
Risks Related to the Offering

Failure to sell the minimum number of units will result in the failure of this offering, which means your investment may be returned to you with nominal interest.
      We may not be able to sell the minimum amount of units required to close on this offering. We must sell at least $50,000,000 worth of units to close the offering. If we do not sell units with a purchase price of at least $50,000,000 by [one year from the effective date of this registration statement], we cannot close the offering and must return investors’ money with accrued interest, less expenses for escrow agency fees. This means that from the date of an investor’s investment, the investor would earn a nominal rate of return on the money he, she, or it deposits with us in escrow. We do not expect the termination date to be later than [one year from the effective date of this registration statement].

We are not experienced in selling securities and no one has agreed to assist us or purchase any units that we cannot sell ourselves, which may result in the failure of this offering.
      We are making this offering on a “best efforts” basis, which means that we will not use an underwriter or placement agent. We have no firm commitment from any prospective buyer to purchase our units and there can be no assurance that the offering will be successful. We plan to offer the units directly to investors in the states of Minnesota, South Dakota and North Dakota. We plan to advertise in local media and by mailing information to area residents. We also plan to hold informational meetings throughout Minnesota, South Dakota and North Dakota. Our governors have significant responsibilities in their primary occupations in addition to trying to raise capital. We expect each of our governors to spend approximately ten hours per month trying to sell our securities. These individuals have no broker-dealer experience and most of our governors have limited or no experience with public offerings of securities. There can be no assurance that our governors will be successful in securing investors for the offering. See “Business Experience of our Governors and Officers.”

Proceeds of this offering are subject to promissory notes due after the offering is closed.
      As much as 90% of the total offering proceeds of this offering could be subject to promissory notes that may not be due until after the offering is closed. If we do not receive the minimum offering amount, in cash in the escrow account, prior to [one year from the effective date of this registration statement], we will promptly return your investment, plus accrued interest, less escrow fees. This is the case even if we have received subscriptions for the minimum offering amount and have already closed the offering. If we sell the minimum number of units by [one year from the effective date of this registration statement], we will be able to close the offering. Nonetheless, we will not be able to release funds from escrow until the notes are paid off and the cash proceeds in escrow equal or exceed $50,000,000, we have received written debt financing commitments, we have executed a construction agreement, we have obtained the permits required to begin construction, the escrow agent provides an affidavit to each state securities department in which we have registered our securities for sale stating that the escrow agreement requirements have been satisfied, and the state securities commissioners have consented to release of the funds on deposit in each state where consent is required. The Minnesota Department of Commerce requires us to submit written debt financing commitments and executed construction agreement along with the affidavit.
      The success of our offering will depend on the investors’ ability to pay the outstanding balances on these promissory notes. We may choose to wait to call the balance on the notes for a variety of reasons related to construction and development of the project. Under the terms of the offering, we may wait until the first day of the 11th month to call the balance. If we wait to call the balance on the notes for a significant period of time after we sell the minimum, the risk of nonpayment on the notes may increase. In order to become a member in Agassiz Energy, each investor must, among other requirements, submit a check in the amount of 10% of the total amount due for the number of units for which subscription is sought, and a promissory note for the remaining 90% of the total amount due for the units. That balance will become due within 30 days of the date of our notice that our sales of units, including the amounts owed under the promissory notes, have exceeded the minimum escrow deposit of $50,000,000. We will take a security interest in the units. We intend to retain the initial payment and to seek damages from any investor who defaults on the promissory note obligation. This means that if you are unable to pay the 90% balance of your investment within 30 days of our notice, you may have to forfeit your 10% cash deposit. Accordingly, the success of the offering depends on the payment of these amounts by the obligors.

Investors will not be allowed to withdraw their investment, which means that you should invest only if you are willing to have your investment unavailable to you for an indefinite period of time.
      Investors will not be allowed to withdraw their investments for any reason, absent a rescission offer tendered by Agassiz Energy, LLC. We do not anticipate making a rescission offer. This means that from the date of your investment through [one year from the effective date of this registration statement], your investment will be unavailable to you. You should only invest in us if you are willing to have your investment be unavailable for this period of time, which could be up to one year. If our offering succeeds, and we convert your cash investment into units of Agassiz Energy, LLC, your investment will be denominated in our units until you transfer those units. There are significant transfer restrictions on our units. You will not have a right to withdraw from Agassiz Energy, LLC and demand a cash payment from us.
Risks Related to Our Financing Plan

Even if we raise the minimum amount of equity in this offering, we may not obtain the debt financing necessary to construct and operate our ethanol plant, which would result in the failure of the project and Agassiz Energy, LLC.
      We do not have contracts or commitments with any bank, lender, financial institutions or governmental agencies for debt financing, and we will not release funds from escrow until we secure written debt financing commitment sufficient to construct and operate the ethanol plant. If debt financing on acceptable terms is not available for any reason, we will be forced to abandon our business plan and return your investment from escrow plus accrued interest less a deduction for escrow agency fees from the accrued interest. Depending on the level of equity raised in this offering, we expect to require approximately $49,500,000 to $77,378,000 in a combination of potential debt financing from one or more commercial banks or other lenders, including loans based on tax incentives, municipal bonds and government grants. Because the amounts of equity, tax incentives, municipal bonding and grant funding are not yet known, the exact amount and nature of total debt is also unknown.
      If we do not sell the minimum amount of units, the offering will not close. Even though we must receive debt financing commitments as a condition of closing escrow, the agreements to obtain debt financing may not be fully negotiated when we close on escrow. Therefore, there is no assurance that such commitments will be received, or if it is received, that they will be on terms acceptable to us. If agreements to obtain debt financing are arranged and executed, we expect that we will be required to use the funds raised from this offering prior to receiving the debt financing funds.

Future loan agreements with lenders may hinder our ability to operate the business by imposing restrictive loan covenants, which could delay or prohibit us from making cash distributions to our unit holders.
      Our debt load and service requirements necessary to implement our business plan will result in substantial debt service requirements. Our debt load and service requirements could have important consequences which could hinder our ability to operate, including our ability to:

•	Incur additional indebtedness;

•	Make capital expenditures or enter into lease arrangements in excess of prescribed thresholds;

•	Make distributions to unit holders, or redeem or repurchase units;

•	Make certain types of investments;

•	Create liens on our assets;

•	Utilize the proceeds of asset sales;

•	Merge or consolidate or dispose of all, or substantially all, of our assets; and

•	Make operating expense payments.

      In the event that we are unable to pay our debt service obligations, our creditors could force us to (1) reduce or eliminate distributions to unit holders (even for tax purposes); or (2) reduce or eliminate needed capital expenditures. It is possible that we could be forced to sell assets, seek to obtain additional equity capital or refinance or restructure all or a portion of our debt. In the event that we would be unable to refinance our indebtedness or raise funds through asset sales, sales of equity or otherwise, our ability to operate our plant would be greatly affected and we may be forced to liquidate.

If we decide to spend equity proceeds and begin plant construction before we have fulfilled all of the loan commitment conditions, signed binding loan agreements or received loan proceeds, we may be unable to close the loan and you may lose all of your investment.
      If we sell the aggregate minimum number of units prior to [one year from the effective date of this registration statement] and satisfy the other conditions of releasing funds from escrow, including our receipt of a written debt financing commitments, execution of a construction agreement and obtaining the permits required to begin construction, we may decide to begin spending the equity proceeds to begin plant construction or for other project-related expenses. If, after we begin spending equity proceeds, we are unable to close the loan, we may have to seek other debt financing sources or abandon the project. If that happens, you could lose some or all of your investment.

If we successfully release funds from escrow but are unable to close our loans, we may decide to hold your investment while we search for alternative debt financing sources, which means your investment will continue to be unavailable to you and may decline in value.
      We must obtain written debt financing commitments sufficient to complete the project when combined with the equity proceeds from this offering prior to releasing funds from escrow. However, debt financing commitments do not guarantee that we will be able to successfully close the loans. If we fail to close the loans, we may choose to seek alternative debt financing sources. While we search for alternative debt financing, we may continue to hold your investment in another interest-bearing account. Your investment will continue to be unavailable while we search for alternative debt financing. It is possible that your investment will decline in value while we search for the debt financing necessary to complete our project.

We do not have any bond financing commitments or contracts and if we are unable to obtain bond financing or if the bond financing is provided on unfavorable terms, our financial performance may suffer and the value of your investment may be reduced.
      We may use bond financing to help capitalize the project, however, we do not have contracts or written commitments with any lender, bank, financial institution, governmental entity or underwriter to provide bond financing for our project. There is no assurance that we will be able to use bond financing or that bond financing, if available, will be secured on terms that are favorable to us. If we do not use bond financing, we may be charged a higher interest rate or our secured lenders may require a greater amount of equity financing in order to complete project capitalization. If bond financing is not available or is only available on terms that are not favorable to us, our financial performance may suffer and your investment could lose value.

We do not have any federal New Markets Tax Credit commitments or contracts and if we are unable to obtain such credits or any financing that can be obtained based on those credits or if the tax credit based financing is provided on unfavorable terms, our financial performance may suffer and the value of your investment may be reduced.
      We may use tax credit based financing to help capitalize the project, however, we do not have contracts or written commitments with any lender, bank, financial institution, governmental entity or underwriter to provide tax credits or tax credit based financing for our project. There is no assurance that we will be able to use tax credit based financing or that tax credit based financing, if available, will be secured on terms that are favorable to us. If we do not use tax credit financing, we may be charged a higher interest rate or our secured lenders may require a greater amount of equity financing in order to complete project capitalization. If tax credit financing is not available or is only available on terms that are not favorable to us, our financial performance may suffer and your investment could lose value.
Risks Related to Agassiz Energy, LLC as a Development-Stage Company

Agassiz Energy, LLC has limited operating history, which could result in errors in management and operations causing a reduction in the value of your investment.
      We were recently formed and have a limited history of operations. We cannot provide assurance that Agassiz Energy, LLC can manage start-up effectively and properly staff operations, and any failure to manage our start-up effectively could delay the commencement of plant operations. Additional delays in start-up operations is likely to further delay our ability to generate revenue and satisfy our debt obligations. We anticipate a period of significant growth, involving the construction and start-up of operations of the plant. This period of growth and the start-up of the plant are likely to be a substantial challenge to us. If we fail to manage start-up effectively, you could lose all or a substantial part of your investment.

Your investment may decline in value due to decisions made by our initial board of governors and until the plant is built, your only recourse to replace these governors will be through amendment to our member control agreement.
      Our amended and restated member control agreement provides that the initial board of governors will serve until the first annual or special meeting of the members following commencement of substantial operations of the ethanol plant. If our project suffers additional delays due to financing or construction, our initial board of governors could serve for an extended period of time. In that event, your only recourse to replace these governors would be through an amendment to our amended and restated member control agreement which could be difficult to accomplish.

We have little to no experience in the ethanol industry, which may affect our ability to build and operate the ethanol plant.
      We are presently, and are likely for some time to continue to be, dependent upon our founding members, who also serve as our initial governors. Most of these individuals are experienced in business generally but the majority lack significant experience in raising capital from the public, organizing and building an ethanol plant, and governing and operating a public company. Many of the governors lack significant expertise in the ethanol industry. In addition, certain governors on our board are presently engaged in business and other activities which impose substantial demand on the time and attention of such governors. You should not purchase units unless you are willing to entrust all aspects of our management to our board of governors.

We will depend on KL for expertise in beginning operations in the ethanol industry and any loss of this relationship could cause us delay and added expense, placing us at a competitive disadvantage.
      We will be dependent on our relationship with KL and its respective employees. Any loss of these relationships, particularly during the construction and start-up period for the plant, may prevent us from commencing operations and may result in the failure of our business. The time and expense of locating new consultants and contractors would result in unforeseen expenses and delays. Unforeseen expenses and delays may reduce our ability to generate revenue and profit and significantly damage our competitive position in the ethanol industry such that you could lose some or all of your investment.

If we fail to finalize critical agreements, such as the design-build agreement, ethanol and distillers grains marketing agreements and utility supply agreements, or the final agreements are unfavorable compared to what we currently anticipate, our project may fail or be harmed in ways that significantly reduce the value of your investment.
      You should be aware that this prospectus makes reference to documents or agreements that are not yet final or executed, and plans that have not been implemented. In some instances such documents or agreements are not even in draft form. The definitive versions of those agreements, documents, plans or proposals may contain terms or conditions that vary significantly from the terms and conditions described. These tentative agreements, documents, plans or proposals may not materialize or, if they do materialize, may not prove to be profitable.

Our lack of business diversification could result in the devaluation of our units if our revenues from our primary products decrease.
      We expect our business to solely consist of ethanol and distillers grains production and sales. We will not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the plant. Our lack of business diversification could cause you to lose all or some of your investment if we are unable to generate revenues by the production and sales of ethanol and distillers grains since we do not expect to have any other lines of business or alternative revenue sources.

We have a history of losses and may not ever operate profitably.
      For the period of October 12, 2004 (inception) through March 31, 2007, we incurred an accumulated net loss of $1,574,221. From January 1, 2007 through March 31, 2007, we incurred a net loss of $186,348. We will continue to incur significant losses until we successfully complete construction and commence operations of the plant. There is no assurance that we will be successful in completing this offering and/or in our efforts to build and operate an ethanol plant. Even if we successfully meet all of these objectives and begin operations at the ethanol plant, there is no assurance that we will be able to operate profitably.

We currently have no full-time employees, and we may not be able to hire employees capable of effectively operating the ethanol plant, which may hinder our ability to operate profitably.
      Because we are a development-stage company, we have no full-time employees. If we are not able to hire employees who can effectively operate the plant, our ability to generate revenue will be significantly reduced or prevented altogether such that you could lose all or a substantial portion of your investment.

We may not be able to borrow at the prime rate of interest plus loan fees and this will reduce the value of your investment.
      Because we are a development stage company and have no credit rating or history of debt payments, we may not be able to obtain our commercial lending based debt financing at the prime interest plus loan fees or at a rate of interest close to prime. A high rate of interest will be an added expense that will reduce the value of your investment.
Risks Related to Construction of the Ethanol Plant

We will depend on KL to design and build our ethanol plant. However, we currently have no binding agreement with them and their failure to perform due to a lack of a contract or a conflict of interest could force us to abandon business, hinder our ability to operate profitably or decrease the value of your investment.
      We will be highly dependent upon KL to design and build the plant, but we have no definitive binding agreement with the company. We entered into a Letter of Intent with KL on April 12, 2007 for various design and construction services. KL has indicated its intention to deliver to us a proposed design-build contract, in which it will furnish design-build team and other certain specified services, including assistance in locating debt financing. The letter of intent also states that Agassiz and KL will enter into a management contract, granting KL the right to operate the plant. As of May 2007, the anticipated design and construction cost was approximately $111,808,000, plus an additional $15,570,000 in other capital expenditures and working capital, including repaying the $970,000 line of credit. We cannot require KL to devote their full time attention to our activities. As a result, KL may have, or come to have, a conflict of interest in allocating personnel, materials and other resources to our plant.

KL does not have significant experience building ethanol plants on an agricultural site and that lack of experience could result in unexpected price increases, delays or even force us to cease operations.
      While KL has built a number of ethanol plant expansions and is working with a number of potential ethanol plant developers. To date, KL has not built an ethanol plant on an agricultural site that does not have an existing ethanol plant infrastructure. This lack of experience could result in price increases, design or construction delays and if KL is unable to properly manage any aspect of this project, could even result in our ceasing operations altogether.

We may need to increase cost estimates for construction of the ethanol plant, and such increase could result in devaluation of our units if ethanol plant construction requires additional capital.
      We anticipate that KL will construct the plant for a fixed contract price, based on the plans and specifications in the anticipated design-build agreement. We have based our capital needs in part on a May 2007 estimate provided by KL that estimated the cost of plant construction at approximately $111,808,000 with additional start-up and development costs of approximately $14,600,000 for a total construction completion cost of approximately $126,408,000. This price includes construction period interest. The estimated cost of the plant is based on the letter of intent, and there is no assurance that the final cost of the plant will not be higher. We estimate that the total project cost will be approximately $127,378,000, including working capital needs. We anticipate that we will enter into a fixed price contract with KL for the plant’s construction which will not exceed approximately $111,808,000. However, we have yet to enter into the design build agreement with KL, and there is no assurance that there will not be design changes or cost increases associated with the construction of the plant before we enter into a final contract with KL. There can also be no assurance that we will in fact enter into a fixed price contract with KL, or that increases in certain costs will be borne by KL and not us under such a fixed price contract. Therefore, the cost of our plant could be significantly higher than the current estimated construction price. The availability and price of steel, cement and labor could affect the final cost of construction of the ethanol plant. Shortages of steel, cement and labor could also affect the final completion date of the project. Advances and changes in technology may require changes to our current plans in order to remain competitive and such changes could increase the construction costs. Any significant increase in the estimated construction cost of the plant could force us to seek additional equity or debt financing and delay our ability to generate revenues and reduce the value of your units because our revenue stream may not be able to adequately support the increased cost and expense attributable to increased construction costs.

Construction delays could result in devaluation of our units if our production and sale of ethanol and its by-products are similarly delayed.
      We currently expect our plant to be operating by 4th quarter 2008 or 1st quarter 2009; however, construction projects often involve delays in obtaining permits, construction delays due to weather conditions, or other events that delay the construction schedule. In addition, changes in interest rates or the credit environment or changes in political administrations at the federal, state or local level that result in policy change towards ethanol or this project could cause construction and operation delays. If it takes longer to construct the plant than we anticipate, it would delay our ability to generate revenue and make it difficult for us to meet our debt service obligations. This could reduce the value of the units.

Defects in plant construction could result in devaluation of our units if our plant does not produce ethanol and its by-products as anticipated.
      There is no assurance that defects in materials and/or workmanship in the plant will not occur. Under the terms of the anticipated design-build agreement with KL Process Design Group, KL is expected to warrant that the material and equipment furnished to build the plant will be new, of good quality, and free from material defects in material or workmanship at the time of delivery and for a reasonable period after construction is completed. Though we expect the design-build agreement to require KL to correct all defects in material or workmanship for a period of one year after substantial completion of the plant, material defects in material or workmanship may still occur. Such defects could delay the commencement of operations of the plant, or, if such defects are discovered after operations have commenced, could cause us to halt or discontinue the plant’s operation. Halting or discontinuing plant operations could delay our ability to generate revenues and reduce the value of your units.

Our plant site may have unknown environmental problems that could be expensive and time consuming to correct, which may delay or halt plant construction and delay our ability to generate revenue.
      There can be no assurance that we will not encounter hazardous environmental conditions that may delay the construction of the plant. While we have not performed a Phase I environmental assessment, there have been no identified environmental hazards at the site. We do not anticipate KL to be responsible for any hazardous environmental conditions encountered at the plant site. Upon encountering a hazardous environmental condition, KL may suspend work in the affected area. If we receive notice of a hazardous environmental condition, we may be required to correct the condition prior to continuing construction. The presence of a hazardous environmental condition will likely delay construction of the plant and may require significant expenditure of our resources to correct the condition. In addition, depending upon the terms of our final design build agreement with KL, KL may be entitled to an adjustment in price and time of performance if it has been adversely affected by the hazardous environmental condition. If we encounter any hazardous environmental conditions during construction that require time or money to correct, such event could delay our ability to generate revenues and reduce the value of your units.

The ethanol industry is a feedstock limited industry. An inadequate supply of corn, our primary feedstock, could cause the price of corn to increase and threaten the viability of our plant and cause you to lose some or all of your investment.
      The number of ethanol manufacturing plants either in production or in the planning or construction phases continues to increase at a rapid pace. This increase in the number of ethanol plants will affect both the supply and the demand for corn. As more plants develop and go into production there may not be an adequate supply of feedstock to satisfy the demand of the ethanol industry and the livestock industry, which uses corn in animal rations. Consequently, the price of corn may rise to the point where it threatens the viability of our project, or significantly decreases the value of your investment or threatens your investment altogether. See “Plan of Operations Until Start-Up of Ethanol Plant.”
Risks Related to Ethanol Production

We will depend on KL for expertise in our plant operations and any loss of this relationship could cause us delay and added expense, placing us at a competitive disadvantage.
      We will be dependent on our relationship with KL and its respective employees to manage our plant operations. Any loss of these relationships may prevent us from operating efficiently and may result in the failure of our business. The time and expense of locating a new management team would result in unforeseen expenses and operational difficulties. Unforeseen expenses and operational difficulties may reduce our ability to generate revenue and profit and significantly damage our competitive position in the ethanol industry such that you could lose some or all of your investment.

We may not be able to purchase the necessary amounts of corn in the area surrounding our ethanol plant or the purchase may not be cost-effective due to the limited corn supply in our geographical area, potential disease, agricultural risks, and competition with other new plants.
      Ethanol production at our ethanol plant will require significant amounts of corn. We are currently conducting a corn availability study prepared by PRX Geographic, Inc. as well as another study focused on future corn supply trends by Dr. Cole Gustafson from North Dakota State University. We believe that adequate corn is available in the area surrounding our potential site for the plant. The corn availability studies, when completed, may not be accurate and may overstate the availability of corn in the Erskine, Minnesota area. We do not have any corn origination agreements as of the date hereof though we intend to enter into such an agreement in the future. However, if an adequate supply of corn is unavailable we may be forced to pay more for corn than our competitors, which may lead to a reduction in our profitability and may ultimately cause our project to fail.
      Additionally, corn supplies, as with most other crops, can be subject to interruption or shortages caused by weather, transportation difficulties, disease and other various planting, growing or harvesting problems. A significant reduction in the quantity of corn harvested due to these factors could result in increased corn costs, which will reduce our profitability and the value of your units.
      Finally, other new ethanol plants may be developed in the State of Minnesota or other nearby states. If these plants are successfully developed and constructed, we expect to compete with them for corn origination. Competition for corn origination may increase our costs of corn and harm our financial performance and the value of your investment.

The expansion of domestic ethanol production in combination with state bans on Methyl Tertiary Butyl Ether (MTBE) and/or state renewable fuels standards may place strains on rail and terminal infrastructure such that our ethanol cannot be marketed and shipped to the blending terminals that would otherwise provide us the best cost advantages.
      If the volume of ethanol shipments continues to increase and blenders switch from MTBE to ethanol, there may be weaknesses in infrastructure and its capacity to transport ethanol such that our product cannot reach its target markets. Many terminals may need to make infrastructure changes to blend ethanol instead of MTBE. If the blending terminals do not have sufficient capacity or the necessary infrastructure to make this switch, there may be an oversupply of ethanol on the market, which could depress ethanol prices and negatively impact our financial performance. In addition, rail infrastructure may be inadequate to meet the expanding volume of ethanol shipments, which could prevent us from shipping our ethanol to target markets and may even cause our plant to slow or halt production.

Changes in the prices of corn, ethanol and distillers grains can be volatile and these changes will significantly impact our financial performance and the value of your investment.
      Our results of operations and financial condition will be significantly affected by the cost and supply of corn and by the selling price for ethanol and distillers grains. Changes in the price and supply of these commodities are subject to and determined by market forces over which we have no control. Higher corn prices will produce lower profit margins. If we experience a sustained price increase in the cost of corn, our profit margins may significantly decrease or be eliminated and you may lose some or all of your investment. In addition, the price of ethanol has recently declined. If we experience a sustained price decrease in ethanol sales, our profit margins may decrease or be eliminated and you may lose some or all of your investment as a result.
      Generally, higher corn prices will produce lower profit margins. This is especially true if market conditions do not allow us to pass through increased corn costs to our customers. There is no assurance that we will be able to pass through higher corn prices. If a period of high corn prices were to be sustained for some time, such pricing may reduce our ability to generate revenues because of the higher cost of operating and could potentially lead to the loss of some or all of your investment.
      Our revenues will be exclusively dependent on the market prices for ethanol and distillers grains. These prices can be volatile as a result of a number of factors. These factors include the overall supply and demand, the price of gasoline, level of government support, and the availability and price of competing products. For instance, the price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices and demand for ethanol, which may decrease our ethanol sales and reduce revenues, causing a reduction in the value of your investment.
      We believe that ethanol production is expanding rapidly at this time. Increased production of ethanol may lead to lower prices. The increased production of ethanol could have other adverse effects. For example, the increased production could lead to increased supplies of co-products from the production of ethanol, such as distillers grains. Those increased supplies could outpace demand, which would lead to lower prices for those by-products. Also, the increased production of ethanol could result in increased demand for corn. This could result in higher prices for corn and corn production creating lower profits. There can be no assurance as to the price of ethanol or distillers grains in the future. Any downward changes in the price of ethanol and/or distillers grains may result in less income which would decrease our revenues and you could lose some or all of your investment as a result.

Our ability to successfully operate is dependent on the availability of energy and water at anticipated prices.
      Adequate energy and water is critical to plant operations. While we believe that we will have access to adequate supplies of energy and water, we have not yet entered into any definitive agreements to obtain energy and water resources and we may have to pay more than we expect to access efficient energy and water resources. As a result, our ability to make a profit may decline.

We will depend on others for sales of our products, which may place us at a competitive disadvantage and reduce profitability.
      We expect to hire or contract with a third-party marketing firm to market all of the ethanol we plan to produce. We may hire KL to assist us in marketing our ethanol and dried distillers grains. We currently expect to do our own modified or wet distillers grains marketing by selling locally to livestock markets in approximately the 100 miles surrounding our plant. However, if the local livestock markets do not provide an adequate outlet for our distillers grains at the prices we desire, we expect to contract with one or more brokers to market and sell a portion or all of our distillers grains.
      As a result, we expect to be dependent on the ethanol broker and any distillers grains broker we engage. There is no assurance that we will be able to enter into contracts with any ethanol broker or distillers grains broker on terms that are favorable to us. If the ethanol or distillers grains broker breaches the contract or does not have the ability, for financial or other reasons to market all of the ethanol or distillers grains we produce, we will not have any readily available means to sell our products. Our lack of a sales force and reliance on third parties to sell and market our products may place us at a competitive disadvantage. Third party marketing firms may not focus all of their effort on us and will likely work with many ethanol plants. As a result, unlike an in-house marketing and sales staff, we may not receive adequate attention to sell our products. Our failure to sell all of our ethanol and distillers grains feed products may result in less income from sales, reducing our revenue stream, which could reduce the value of your investment.

Changes and advances in ethanol production technology could require us to incur costs to update our ethanol plant or could otherwise hinder our ability to compete in the ethanol industry or operate profitably.
      Advances and changes in the technology of ethanol production are expected to occur. Such advances and changes may make the ethanol production technology installed in our plant less desirable or obsolete. These advances could also allow our competitors to produce ethanol at a lower cost than us. If we are unable to adopt or incorporate technological advances, our ethanol production methods and processes could be less efficient than our competitors, which could cause our plant to become uncompetitive or completely obsolete. If our competitors develop, obtain or license technology that is superior to ours or that makes our technology obsolete, we may be required to incur significant costs to enhance or acquire new technology so that our ethanol production remains competitive. Alternatively, we may be required to seek third-party licenses, which could also result in significant expenditures. We cannot guarantee or assure you that third-party licenses will be available or, once obtained, will continue to be available on commercially reasonable terms, if at all. These costs could negatively impact our financial performance by increasing our operating costs and reducing our net income, all of which could reduce the value of your investment.

We may engage in hedging transactions and other price mitigation strategies that could harm our results.
      In an attempt to partially offset the effects of volatility of ethanol prices and corn costs, we may enter into contracts to supply a portion of our ethanol production or purchase a portion of our corn requirements on a forward basis and also engage in other hedging transactions involving exchange-traded futures and options contracts for corn from time to time. We have not yet determined if we will hire a third-party or hire a person to do this in-house. In either case, they will be a professional broker. The price of unleaded gasoline also affects the price we may receive for our ethanol under indexed contracts. If we hire a third-party, we may not obtain the same level of service as from an in-house employee. The financial statement impact of these activities will be dependent upon, among other things, the prices involved and our ability to sell sufficient products to use all of the corn for which we may have futures contracts. Hedging arrangements also will expose us to the risk of financial loss in situations where the other party to the hedging contract defaults on its contract or, in the case of exchange-traded contracts, where there is a change in the expected differential between the underlying price in the hedging agreement and the actual prices paid or received by us. Hedging activities can themselves result in losses when a position is purchased in a declining market or a position is sold in a rising market. A hedge position is often settled in the same time frame as the physical commodity is either purchased (corn) or sold (ethanol). Hedging losses may be offset by a decreased cash price for corn and an increased cash price for ethanol. We do not assure you that we will not experience hedging losses in the future. We also intend to vary the amount of hedging or other price mitigation strategies we undertake, and we may choose not to engage in hedging transactions at all. As a result, our results of operations and financial position may be adversely affected by increases in the price of corn or decreases in the price of ethanol or unleaded gasoline.

Risks Related to Ethanol Industry

Competition from the advancement of alternative fuels may lessen the demand for ethanol and negatively impact our profitability, which could reduce the value of your investment.
      Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development. A number of automotive, industrial and power generation manufacturers are developing alternative clean power systems using fuel cells or clean burning gaseous fuels. Like ethanol, the emerging fuel cell industry offers a technological option to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. Fuel cells have emerged as a potential alternative to certain existing power sources because of their higher efficiency, reduced noise and lower emissions. Fuel cell industry participants are currently targeting the transportation, stationary power and portable power markets in order to decrease fuel costs, lessen dependence on crude oil and reduce harmful emissions. If the fuel cell and hydrogen industries continue to expand and gain broad acceptance, and hydrogen becomes readily available to consumers for motor vehicle use, we may not be able to compete effectively. This additional competition could reduce the demand for ethanol, which would negatively impact our profitability, causing a reduction in the value of your investment.

Corn-based ethanol may compete with cellulose-based ethanol in the future, which could make it more difficult for us to produce ethanol on a cost-effective basis and could reduce the value of your investment.
      Most ethanol is currently produced from corn and other raw grains, such as milo or sorghum — especially in the Midwest. The current trend in ethanol production research is to develop an efficient method of producing ethanol from cellulose-based biomass, such as agricultural waste, forest residue, municipal solid waste, and energy crops. This trend is driven by the fact that cellulose-based biomass is generally cheaper than corn, and producing ethanol from cellulose-based biomass would create opportunities to produce ethanol in areas which are unable to grow corn. Although current technology is not sufficiently efficient to be competitive, a 2002 report by the U.S. Department of Energy entitled “Outlook for Biomass Ethanol Production and Demand” indicates that new conversion technologies may be developed in the future. If an efficient method of producing ethanol from cellulose-based biomass is developed, we may not be able to compete effectively. We do not believe it will be cost-effective to convert the ethanol plant we are proposing into a plant which will use cellulose-based biomass to produce ethanol. If we are unable to produce ethanol as cost-effectively as cellulose-based producers, our ability to generate revenue will be negatively impacted and your investment could lose value.

As domestic ethanol production continues to grow, ethanol supply may exceed demand causing ethanol prices to decline and the value of your investment to be reduced.
      The number of ethanol plants being developed and constructed in the United States continues to increase at a rapid pace. The recent passage of the Energy Policy Act of 2005 included a renewable fuels mandate that we expect will further increase the number of domestic ethanol production facilities. Archer Daniels Midland recently announced its plan to add approximately 500 million gallons per year of additional ethanol production capacity in the United States. ADM is currently the largest ethanol producer in the U.S. and controls a significant portion of the ethanol market. ADM’s plan to produce an additional 500 million gallons of ethanol per year will strengthen its position in the ethanol industry and cause a significant increase in domestic ethanol supply. As these plants begin operations, we expect domestic ethanol production to significantly increase. If the demand for ethanol does not grow at the same pace as increases in supply, we would expect the price for ethanol to decline. Declining ethanol prices will result in lower revenues and may reduce or eliminate profits causing the value of your investment to be reduced.

Consumer resistance to the use of ethanol based on the belief that ethanol is expensive, adds to air pollution, harms engines and takes more energy to produce than it contributes may affect the demand for ethanol which could affect our ability to market our product and reduce the value of your investment.
      Media reports in the popular press indicate that certain individuals believe that use of ethanol will have a negative impact on prices at the pump. Many also believe that ethanol adds to air pollution and harms car and truck engines. Still other consumers believe that the process of producing ethanol actually uses more fossil energy, such as oil and natural gas, than the amount of ethanol that is produced. These consumer beliefs could potentially be wide-spread. If consumers choose not to buy ethanol, it would affect the demand for the ethanol we produce which could lower demand for our product and negatively affect our profitability.

The inability of retailers to obtain pump certifications could prevent retailers from selling E85, which could decrease the overall demand for ethanol and could reduce the value of your investment.
      The demand for E85, a blend of 85% ethanol and 15% gasoline, is driven in part by the availability of E85 at retail stations. Distributing E85 to consumers through retail stations depends, in part, on the ability of retailers to obtain quality certifications for E85 pumps. Recently, a private product-safety testing group suspended its approval of various internal component parts of E85 pumps and its issuance of E85 pump certifications pending its own research on the ability of various component parts to withstand the corrosive properties of ethanol. As a result, two stations in Ohio recently shut down E85 pumps and it is currently unclear whether more pumps will be shut down due to pending pump certifications. If additional E85 pumps are shut down the distribution of E85 could be curtailed and the value of your investment in us may be reduced.

Competition from ethanol imported from Caribbean Basin countries may be a less expensive alternative to our ethanol, which would cause us to lose market share and reduce the value of your investment.
      Ethanol produced or processed in certain countries in Central America and the Caribbean region is eligible for tariff reduction or elimination upon importation to the United States under a program known as the Caribbean Basin Initiative. Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the United States. Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol. Competition from ethanol imported from Caribbean Basin countries may affect our ability to sell our ethanol profitably, which would reduce the value of your investment.

Competition from ethanol imported from Brazil may be a less expensive alternative to our ethanol, which would cause us to lose market share and reduce the value of your investment.
      Brazil is currently the world’s largest producer and exporter of ethanol. In Brazil, ethanol is produced primarily from sugarcane, which is also used to produce food-grade sugar. Brazil experienced a dramatic increase in ethanol production and trade in 2004, exporting approximately 112 million gallons to the U.S. alone. In 2005, the U.S. imported approximately 20 million gallons of ethanol from Brazil. Ethanol imported from Brazil may be a less expensive alternative to domestically produced ethanol, which is primarily made from corn. Tariffs presently protecting U.S. ethanol producers may be reduced or eliminated. Competition from ethanol imported from Brazil may affect our ability to sell our ethanol profitably, which would reduce the value of your investment.
Risks Related to Regulation and Governmental Action

Loss of or ineligibility for favorable tax benefits for ethanol production could hinder our ability to operate at a profit and reduce the value of your investment in us.
      The ethanol industry and our business are assisted by various federal ethanol tax incentives, including those included in the Energy Policy Act of 2005. The provision of the Energy Policy Act of 2005 likely to have the greatest impact on the ethanol industry is the creation of a 7.5 billion gallon Renewable Fuels Standard

(RFS). The RFS will begin at 4 billion gallons in 2006, increasing to 7.5 billion gallons by 2012. The RFS helps support a market for ethanol that might disappear without this incentive. The elimination or reduction of tax incentives to the ethanol industry could reduce the market for ethanol, which could reduce prices and our revenues by making it more costly or difficult for us to produce and sell ethanol. If the federal tax incentives are eliminated or sharply curtailed, we believe that a decreased demand for ethanol will result, which could result in the failure of the business and the potential loss of some or all of your investment.
      Another important provision involves an expansion in the definition of who qualifies as a small ethanol producer. Historically, small ethanol producers were allowed a 10-cents-per-gallon production income tax credit on up to 15 million gallons of production annually. The size of the plant eligible for the tax credit was limited to 30 million gallons. Under the Energy Policy Act of 2005 the size limitation on the production capacity for small ethanol producers increases from 30 million to 60 million gallons. Because we intend to build a plant with the capacity to annually produce 55 million gallons of ethanol, we expect to qualify for this tax credit, but any future reduction in the producer volume or the elimination of this credit could hurt our ability to compete with plants that would still qualify for this tax credit. However, we believe that our plant will be capable of producing more than 60 million gallons per year based on the experience of existing ethanol plants that have exceeded their production capacity listed in the design specifications and, if this happens, we would be unable to take advantage of this tax credit.
      We do not intend to produce more than 60 million gallons per year unless we first do an analysis of the feasibility, necessity for additional permits, costs, revenue and profit potential of such production, including the loss of the small producer tax credit, and conclude that production of more than 60 million gallons is likely to be in our best interest. Because we have applied for a major source air pollution permit, we would not have to reapply for a new air pollution permit if we produced up to 70 million gallons. However, there is no guarantee that such an analysis will be correct and that we will not suffer a loss, or reduction in net after-tax profit because of a failure to qualify for the credit.

A change in environmental regulations or violations thereof could result in the devaluation of our units and a reduction in the value of your investment.
      We will be subject to extensive air, water and other environmental regulations and we will need to obtain a number of environmental permits to construct and operate the plant. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various environmental permits that we will require.
      If for any reason any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all.
      Additionally, environmental laws and regulations, both at the federal and state level, are subject to change and changes can be made retroactively. Consequently, even if we have the proper permits at the present time, we may be required to invest or spend considerable resources to comply with future environmental regulations or new or modified interpretations of those regulations, which may reduce our profitability and you may lose some or all of your investment.

Increased environmental regulations related to coal-fired plants will increase our costs, may delay our construction and commencement of operations and could even require us to convert to a natural gas-fired ethanol plant, any of which could cause our business to suffer material, adverse financial and business consequences.
      Our plan to develop and operate a coal-fired plant has resulted in increased environmental regulation and controls versus what a natural gas-fired ethanol plant would be subject to. In addition, our plant will produce coal-fly ash as a waste by-product of our burning coal to power our plant. It has already, and will continue to, cost us significant money and time in dealing with these regulations and disposal issues. While the United States Environmental Protection Agency adopted new regulations in 2006 that reduce the environmental regulations associated with fuel ethanol plants by increasing the air pollution limits for such plants, we cannot guarantee those regulations will not be challenged in court or later reversed. We will still face significant local, state and federal regulations associated with operating a coal-fired plant. We may not be able to obtain all the necessary permits to operate as a coal-fired plant or continue to meet the environmental regulations to operate a coal-fired plant once operations commence. If we are unable to obtain the necessary permits for developing and/or operating a coal-fired plant, we would have to either cease operations or find an alternative source of energy for our plant, such as natural gas. If this were to occur, our business and financial condition would be materially, adversely affected as a result of higher costs and delays.

We are required to obtain numerous environmental, construction and other permits in order to commence construction and begin operations of our plant, and if we fail to obtain all of these necessary permits, we will be unable to begin construction or commence operations, and as a result we would be forced to cease operations or substantially revise our business plan.
      Pursuant to various local, state and federal regulations, we are required to obtain numerous environmental, construction and other permits related to the construction and operation of our plant. Obtaining these permits can be difficult depending on our business plans, public pressure against our plant or similar coal-fired plants directed at the regulatory agencies and other factors. In addition, the process for obtaining these permits is sometimes very lengthy and costly and requires significant management attention that may distract management from other business tasks critical to the construction and operation of the plant, as well as financing and general business issues. If we are unable to obtain the necessary permits on a timely basis, or at all, we will be forced to either cease operations or alter our business plans to comply with the permitting requirements. If this happens, our business and financial condition would suffer material, adverse consequences.

The lack of any Minnesota ethanol supports or tax incentives may damage our competitive position in the ethanol industry and may weaken our financial performance relative to other ethanol plants operating in other states.
      Currently, Minnesota does not provide incentives for the production or sale of ethanol. This may cause our plant to be less competitive than ethanol plants in other states that provide ethanol supports or tax incentives.
Risks Related to the Units

There has been no independent valuation of the units, which means that the units may be worth less than the purchase price.
      The per unit purchase price has been determined by us without independent valuation of the units. We established the offering prices based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. We did not obtain an independent appraisal opinion on the valuation of the units. The units may have a value significantly less than the offering prices and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.

No public trading market exists for our units and we do not anticipate the creation of such a market, which means that it will be difficult for you to liquidate your investment.
      There is currently no established public trading market for our units and an active trading market will not develop despite this offering. To maintain partnership tax status, you may not trade the units on an established securities market or readily trade the units on a secondary market (or the substantial equivalent thereof). We, therefore, will not apply for listing of the units on any securities exchange or on the NASDAQ Stock Market. As a result, you will not be able to readily sell your units.

Investors in this offering will experience immediate and substantial dilution as a result of this offering.
      Our seed capital investors paid substantially less per unit for our membership units than the current public offering price. Accordingly, if you purchase units in this offering, you will experience immediate and substantial dilution of your investment. Based upon the issuance and sale of the minimum number of units

(50,000,000) at the public offering price of $1.00 per unit, you will incur immediate dilution of approximately $0.09 in the net tangible book value per unit if you purchase units in this offering. If we sell the maximum number of units (77,878,000) at the public offering price of $1.00 per unit, you will incur an immediate dilution of approximately $0.06 in the net tangible book value per unit if you purchase units in this offering. This does not include any dilution related to our issuance of warrants to purchase up to 1,993,000 units in connection with our bridge financing and the extension of land options, the issuance of 200,000 units and warrants to purchase 200,000 units in connection with the purchase of land or the issuance of membership units to KL after the closing of this offering. In addition, we expect to issue membership units to senior staff members, which would also dilute your ownership. In addition, you may incur additional dilution if we need to issue warrants to obtain debt financing or hire new employees.

We have placed significant restrictions on transferability of the units, limiting an investor’s ability to withdraw from the company.
      The units are subject to substantial transfer restrictions pursuant to our amended and restated member control agreement and tax and securities laws. This means that you will not be able to easily liquidate your investment and you may have to assume the risks of investment in us for an indefinite period of time. See “Summary of our Member Control Agreement.”
      To help ensure that a secondary market does not develop, our amended and restated member control agreement prohibits transfers without the approval of our board of governors. The board of governors will not approve transfers unless they fall within “safe harbors” contained in the publicly-traded partnership rules under the tax code, which include, without limitation, the following:

•	transfers by gift to the member’s spouse or descendants;

•	transfer upon the death of a member;

•	transfers between family members; and

•	transfers that comply with the “qualifying matching services” requirements.

      In addition, investors in states other than Minnesota, North Dakota and South Dakota may face addition restrictions on resales pursuant to their state’s securities laws.

There is no assurance that an investor will receive cash distributions which could result in an investor receiving little or no return on his or her investment.
      Distributions are payable at the sole discretion of our board of governors, subject to the provisions of the Minnesota Limited Liability Company Act, our Amended and Restated Member Control Agreement and the requirements of our creditors. We do not know the amount of cash that we will generate, if any, once we begin operations. Cash distributions are not assured, and we may never be in a position to make distributions. See “DESCRIPTION OF MEMBERSHIP UNITS.” Our board may elect to retain future profits to provide operational financing for the plant, debt retirement and possible plant expansion or the construction of additional plants. This means that you may receive little or no return on your investment and be unable to liquidate your investment due to transfer restrictions and lack of a public trading market. This could result in the loss of your entire investment.

These units will be subordinate to company debts and other liabilities, resulting in a greater risk of loss for investors.
      The units are unsecured equity interests and are subordinate in right of payment to all our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the holders of the units. In the event of our bankruptcy, liquidation, or reorganization, all units will be paid ratably with all our other equity holders, and there is no assurance that there would be any remaining funds after the payment of all our debts for any distribution to the holders of the units.

Our governors are not liable to us for a breach of their fiduciary duty which could result in losses that are not recoverable.
      Our articles of organization provide that none of our governors will be liable to us for a breach of their fiduciary duty as governors except where applicable law or our member control agreement does not allow governors to be exempted from such liability. This could prevent us and our unit holders from bringing an action against any governor for monetary damages arising out of a breach of that governor’s fiduciary duty or grossly negligent business decisions. This provision could result in us suffering losses for which there is no recovery.

The presence of members holding 50 percent or more of the outstanding units is required to take action at a meeting of our members.
      In order to take action at a meeting, a quorum of members holding at least 50 percent of the outstanding units must be represented in person, by proxy or by mail ballot. See “SUMMARY OF OUR MEMBER CONTROL AGREEMENT.” Assuming a quorum is present, members take action by a vote of the majority of the units represented at the meeting and entitled to vote on the matter. The requirement of a 50 percent quorum protects the Company from actions being taken when less than 50 percent of the members have not considered the matter being voted upon. The requirement of a 50 percent quorum also means that members will not be able to take actions which may be in the best interests of the Company if we cannot secure the presence in person, by proxy, or by mail ballot of members holding 50 percent or more of the outstanding units.
Risks Related to Tax Issues
      EACH PROSPECTIVE MEMBER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE IMPACT THAT HIS OR HER PARTICIPATION IN THE COMPANY MAY HAVE ON HIS OR HER FEDERAL INCOME TAX LIABILITY AND THE APPLICATION OF STATE AND LOCAL INCOME AND OTHER TAX LAWS TO HIS OR HER PARTICIPATION IN THIS OFFERING.

IRS classification of the company as a corporation rather than as a partnership would result in higher taxation and reduced profits, which could reduce the value of your investment in us.
      We are a Minnesota limited liability company that has elected to be taxed as a partnership for federal and state income tax purposes, with income, gains, losses, deductions and credit passed through to the holders of the units. However, if for any reason the IRS would successfully determine that we should be taxed as a corporation rather than as a partnership, we would be taxed on our net income at rates of up to 35% for federal income tax purposes plus additional amounts for state income tax purposes, and all items of our income, gains, losses, deductions and credits would be reflected only on our tax returns and would not be passed through to the holders of the units. If we were to be taxed as a corporation for any reason, distributions we make to investors will be treated as ordinary dividend income to the extent of our earnings and profits, and the payment of dividends would not be deductible by us, thus resulting in double taxation of our earnings and profits. See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS- Partnership Status.” If we pay taxes as a corporation, we will have less cash to distribute as a distribution to our Unit holders.

The IRS May Classify Your Investment as Passive Activity Income, Resulting in Your Inability to Deduct Losses Associated with Your Investment.
      If you are not involved in our operations on a regular, continuing and substantial basis, it is likely that the Internal Revenue Code will classify your interest in us as a passive activity. If an investor is either an individual or a closely held corporation, and if the investor’s interest is deemed to be “passive activity,” then the investor’s allocated share of any loss we incur will be deductible only against income or gains the investor has earned from other passive activities. Passive activity losses that are disallowed in any taxable year are suspended and may be carried forward and used as an offset against passive activity income in future years.

These rules could restrict an investor’s ability to currently deduct any of our losses that are passed through to such investor.

Income allocations assigned to an investor’s units may result in taxable income in excess of cash distributions, which means you may have to pay income tax on your investment with personal funds.
      Investors will pay tax on their allocated shares of our taxable income. An investor may receive allocations of taxable income that result in a tax liability that is in excess of any cash distributions we may make to the investor. Among other things, this result might occur due to accounting methodology, lending covenants that restrict our ability to pay cash distributions, or our decision to retain the cash generated by the business to fund our operating activities and obligations. Accordingly, investors may be required to pay some or all of the income tax on their allocated shares of our taxable income with personal funds.

An audit could result in adjustments to the Company’s allocations of income, gain, loss and deduction causing additional tax liability to our members.
      The IRS and/or state revenue agencies may audit the income tax returns of the Company and may challenge positions taken for tax purposes and allocations of income, gain, loss and deduction to investors. If the IRS and/or state revenue agencies were successful in challenging the Company’s allocations in a manner that reduces losses or increases income allocable to investors, you may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on your tax returns. Any of these events could result in additional tax liabilities, penalties and interest to you, and the cost of complying with the audit and filing amended tax returns.
Risks Related to Conflicts of Interest

Our governors and officers have other business and management responsibilities which may cause conflicts of interest in the allocation of their time and services to our project.
      Our governors and officers have other management responsibilities and business interests apart from our project. These other responsibilities include, but may not be limited to, owning, operating or serving as an officer or employee of independent businesses or serving on other companies or non-profits associations boards of directors. See “Business Experience of Governors and Officers.” We expect that our governors will devote between four and eight hours per week to our business in their role as governors. There is no limit on the number of units our governors may purchase in this offering in order to meet the minimum offering amount. Therefore, our governors and officers may experience conflicts of interest in allocating their time and services between us and their other business responsibilities. In addition, conflicts of interest may arise if the governors and officers, either individually or collectively, hold a substantial percentage of the units because of their position to substantially influence our business and management.

Members, governors or their affiliates may engage in competitive activities and put the interests of others ahead of ours.
      Section 1.5 of our Second Amended and Restated Member Control Agreement provides that Members, Governors and their Affiliates are not prevented from engaging in activities competitive with us or obligated to offer interests in competing activities to us. If Members or Governors compete with us or assist our competitors by taking competitive activities to our competitors rather than to us we could lose significant opportunities and our competitors could gain significant advantages that would hurt our business.

We may have conflicting financial interests with KL which could cause these companies to put their financial interests ahead of ours.
      KL and their affiliates may have conflicts of interest because they and their employees or agents are involved as owners, creditors and in other capacities with other ethanol plants in the United States. We cannot require KL or its affiliates to devote their full time or attention to our activities. As a result, KL may have, or come to have, a conflict of interest in allocating personnel, materials and other resources to our plant.

Affiliated investors may purchase additional units and influence decisions in their favor.
      We may sell units to affiliated or institutional investors and they may acquire enough units to influence the manner in which we are managed. These investors may influence our business in a manner more beneficial to themselves than to our other investors. This may reduce the value of your units, impair the liquidity of your units and/or reduce our profitability.
      Before making any decision to invest in us, investors should read this entire prospectus, including all of its exhibits, and consult with their own investment, legal, tax and other professional advisors.
FORWARD LOOKING STATEMENTS
      Throughout this prospectus, we make “forward-looking statements” that involve future events, our future performance, and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may,” “should,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” “believe,” “expect” or “anticipate” or the negative of these terms or other similar expressions. The forward-looking statements are generally located in the material set forth under the headings “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS,” “PLAN OF DISTRIBUTION,” “RISK FACTORS,” “USE OF PROCEEDS” and “DESCRIPTION OF BUSINESS,” but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon management’s reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. Actual results may differ from projected results due, but not limited to, unforeseen developments, including developments relating to the following:

•	the availability and adequacy of our cash flow to meet its requirements, including payment of loans;

•	economic, competitive, demographic, business and other conditions in our local, regional and national markets;

•	changes or developments in laws, regulations or taxes in the ethanol, agricultural or energy industries;

•	actions taken or not taken by third-parties, including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities;

•	competition in the ethanol industry, including the introduction of new, more efficient technologies;

•	the loss of any license or permit;

•	the loss of our plant due to casualty, weather, mechanical failure or any extended or extraordinary maintenance or inspection that may be required;

•	changes in our business strategy, capital improvements or development plans;

•	the availability of additional capital to support capital improvements and development; and

•	other factors discussed under the section entitled “RISK FACTORS” or elsewhere in this prospectus.

      You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus have been compiled as of the date of this prospectus and should be evaluated with consideration of any changes occurring after the date of this prospectus. Except as required under federal securities laws and SEC rules and regulations, we will not update forward-looking statements even though our situation may change in the future.

DETERMINATION OF OFFERING PRICE
      There is no established market for our units. We established the offering price without an independent valuation of the units. We established the offering price based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. In considering our capitalization requirements, we determined the minimum and maximum aggregate offering amounts based upon our cost of capital analysis and debt to equity ratios acceptable in the industry. In determining the offering price per unit we considered the additional administrative expense which would likely result from a lower offering price per unit, such as the cost of increased unit trading. We also considered the dilution impact of our recent private placement offering price in determining an appropriate public offering price per unit. The units may have a value significantly less than the offering price and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.
DILUTION
      As of March 31, 2007, we had 4,636,500 outstanding units for proceeds of $1,545,500. The units, as of March 31, 2007, had a net tangible book value of $468,158 or 0.10 per unit. The net tangible book value per unit represents members’ equity less intangible assets which includes deferred offering costs, divided by the number of units outstanding. The offering price of $1.00 per unit substantially exceeds the net tangible book value per unit of our outstanding units on March 31, 2007. Therefore, all holders at March 31, 2007, will realize an immediate increase of at least $0.81 per unit in the net tangible book value of their units if the minimum is sold at a price of $1.00 per unit, and an increase of at least $0.84 per unit if the maximum is sold at a price of $1.00 per unit. Purchasers of units in this offering will realize an immediate dilution of at least $0.09 per unit in the net tangible book value of their units if the minimum is sold at a price of $1.00 per unit, and a decrease of at least $0.06 per unit if the maximum is sold at a price of $1.00 per unit.
      An investor purchasing units in this offering will receive units diluted by the prior purchase of units by purchasers during our seed capital offering and by costs incurred through the date of this offering. We have sold units to our seed capital investors at prices substantially below the price at which we are currently selling units. The presence of these previously sold units will dilute the relative ownership interests of the units sold in this offering because these earlier investors received a relatively greater share of our equity for less consideration than investors are paying for units issued in this offering. Generally, all investors in this offering will notice immediate dilution. We have and will continue to use this previously contributed capital to finance development costs and for initial working capital purposes and investors in this offering will experience dilution as a result of these expenditures. We intend to use any remaining balance for the same purposes as those of this offering.
      The following table illustrates the increase to existing unit holders and the dilution to purchasers in the offering in the net tangible book value per unit assuming the minimum or the maximum number of units is sold. The table does not take into account any other changes in the net tangible book value of our units occurring after March 31, 2007 or offering expenses related to this offering.

	Minimum(1)	Maximum(1)

• Pro forma net tangible book value per unit at March 31, 2007(2)	$0.10	$0.10
• Increase in pro forma net tangible book value per unit attributable to the sale of 50,000,000 (minimum) and 77,878,000 (maximum) units at $1.00 per unit	$0.81	$0.84
• Net tangible book value per unit at the close of offering, as adjusted for the sale of units	$0.91	$0.94
• Dilution per unit to new investors in this offering	$0.09	$0.06

(1)	As adjusted to reflect the anticipated amount of gross proceeds from this offering after deducting offering expenses. The amounts do not reflect the effects of unexercised warrants or the issuance of membership units to KL after this offering, or the prospective issuance of membership units in exchange for the purchase of land.

(2)	Unaudited.

      We may seek additional equity financing in the future, which may cause additional dilution to investors in this offering, and a reduction in their equity interest. The holders of the units purchased in this offering will have no preemptive rights on any units to be issued by us in the future in connection with any such additional equity financing. We could be required to issue warrants to purchase units to a lender in connection with our debt financing. If we sell additional units or warrants to purchase additional units, the sale or exercise price could be higher or lower than what investors are paying in this offering. If we sell additional units or warrants to purchase additional units at a lower price it could lower the value of an existing investor’s units and dilute an existing investor’s ownership.

CAPITALIZATION
      We issued a total of 4,636,500 units to our seed capital investors at a price of $0.33 per unit, for total unit proceeds of $1,545,500. We issued warrants to purchase 1,993,000 units, with a fair value of approximately $834,000 related to the bridge financing and a real property purchase option extension. If the minimum offering of $50,000,000 is attained, we will have total membership proceeds of $51,545,500 at the end of this offering, less offering expenses, anticipated to total approximately $837,000, including approximately $337,000 in offering expenses already paid. If the maximum offering of $77,878,000 is attained, we will have total membership proceeds of $79,423,500 at the end of this offering, before offering expenses and excluding any amounts received from the exercise of warrants or from the value of units that may be issued for the purchase of land. Before we can utilize any of the proceeds from this offering, we must obtain a financing commitment to fund the construction of our plant. If we are unable to secure such a commitment prior to [one year from the effective date of this registration statement], we will be required to promptly return the proceeds from this offering.
Capitalization Table
      The following table sets forth our capitalization at March 31, 2007 and our expected capitalization following this offering.

	March 31,	Pro Forma	Pro Forma
	2007(1)	Minimum(2)	Maximum(2)

Long-term Debt(3)	$—	$77,378,000	$49,500,000
Unit holders’ equity:
Capital units(4)(5)	$2,379,395	$51,542,395	$79,420,395
Accumulated deficit	$1,574,221	$1,574,221	$1,574,221

Total Unit holder’s equity	$805,174	$49,968,174	$77,846,174

Total Capitalization	$805,174	$127,346,174	$127,346,174

(1)	Unaudited

(2)	As adjusted to reflect the anticipated amount of net proceeds from this offering after payment of anticipated offering expenses.

(3)	Our estimated long-term debt requirements are based upon our project consultants’ past experience with similar projects, preliminary discussions with lenders and our independent research regarding capitalization requirements for similar ethanol plants. Our estimated long-term debt will be reduced by any grants and other incentives we receive.

(4)	Capital units include the fair value of warrants of approximately $834,000 issued as part of the interim financing and land option extension.

(5)	Excludes units that may be issued in connection with warrant exercises and land purchases.

      Our seed capital private placement was made directly by us without use of an underwriter or placement agent and without payment of commissions or other remuneration. The aggregate sales proceeds, after payment of offering expenses in immaterial amounts, were applied to our working capital and other development and organizational purposes.
      With respect to the exemption from registration of issuance of securities claimed under Rules 506 and Section 4(2) of the Securities Act, neither we, nor any person acting on our behalf offered or sold the securities by means of any form of general solicitation or advertising. Prior to making any offer or sale, we had reasonable grounds to believe and believed that each prospective investor was capable of evaluating the merits and risks of the investment and were able to bear the economic risk of the investment. Each purchaser represented in writing that the securities were being acquired for investment for such purchaser’s own account, and agreed that the securities would not be sold without registration under the Securities Act or exemption from the Securities Act.

Each purchaser agreed that a legend was placed on each certificate evidencing the securities stating the securities have not been registered under the Securities Act and setting forth restrictions on their transferability.
DISTRIBUTION POLICY
      We have not declared or paid any distributions on the units. We do not expect to generate earnings until the proposed ethanol plant is operational, which is expected to occur approximately 12 to 18 months after we close the offering. After operation of the proposed ethanol plant begins, it is anticipated, subject to any loan covenants or restrictions with any senior and term lenders, that we will distribute “net cash flow” to our members in proportion to the units that each member holds relative to the total number of units outstanding. “Net cash flow,” means our gross cash proceeds less any portion, as determined by the board of governors in their sole discretion, used to pay or establish reserves for operating expenses, debt payments, capital improvements, replacements and contingencies. However, there can be no assurance that we will ever be able to pay any distributions to the unit holders including you. Additionally, our lenders may further restrict our ability to make distributions during the initial period of the term debt.

SELECTED FINANCIAL DATA
      The following table summarizes important financial information from our March 31, 2007 unaudited financial statements and our December 31, 2006 audited financial statements. You should read this table in conjunction with the financial statements and the notes included elsewhere in this prospectus.

	Three Months	From Inception
	Ending	(October 12, 2004)
	March 31, 2007	to December 31, 2006

	(unaudited)	(audited)
Revenues	$—	$—
Operating Expenses:
Professional and consulting fees	123,612	1,658,075
General and administrative	7,038	42,463

Total operating expenses	130,650	1,700,538

Operating Loss	(130,650)	(1,700,538)
Other Income (Expense)
Grant income	3,488	275,000
Interest income (expense)	(59,186)	37,665

Total other income (expense)	$(55,698)	312,665

Net Loss	$(186,348)	$(1,387,873)

	March 31, 2007	December 31, 2006

	(unaudited)	(audited)
Balance Sheet Data:
Assets:
Current assets
Cash and equivalents	$841	$17,257
Short-term investments	970,000
Prepaid and other	52,345	12,593

Total current assets	1,023,195	29,850
Other assets
Land options	146,250	90,000
Deferred offering costs	336,989	337,170
Debt issuance costs	1,057	—

Total other assets	484,296	427,170

Total Assets	$1,507,491	$457,020

Liabilities and members’ equity:
Current liabilities	$702,371	$299,393
Total members’ equity	805,174	157,627

Total liabilities and members’ equity	$1,507,491	$457,020

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION
Overview
      This prospectus contains forward-looking statements that involve risks and uncertainties. Actual events or results may differ materially from those indicated in such forward-looking statements. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those risk factors described elsewhere in this prospectus. The following discussion of the financial condition and results of our operations should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus.
      We are a development stage Minnesota limited liability company formed on October 12, 2004. We do not expect to generate any revenue until the plant is completely constructed and operational.
      Currently, our principal place of business is located at 510 County Road 71, Valley Technology Park, Crookston, MN 56716. We do not have a lease of this office space with the Crookston Development Authority, which is one of our members. Under the terms of our oral agreement, we pay expenses such as copying, telephone charges and other expenses directly incurred by the Crookston Development Authority as a result of our operations.
      Based on the design specifications provided by KL, the plant will annually consume approximately 20 million bushels of corn and annually produce approximately 55 million gallons of fuel grade ethanol and 95,000 tons of dry distillers grains for animal feed. We currently estimate that it will take 12 to 18 months from the time we begin construction to complete the construction of the plant.
      We expect the project will cost approximately $127,378,000 to complete. We are also required to issued to KL units equal to 4.5% of the total issued and outstanding units at the conclusion of this offering. This includes approximately $111,808,000 to build the plant and an additional approximately $15,570,000 in other capital expenditures and working capital, including $970,000 to repay the line of credit. Except for the letter of intent with KL, we do not have any binding or non-binding agreements with KL for the labor or materials necessary to build the plant. As a result, our anticipated total project cost is not a firm estimate and is expected to change from time to time as the project progresses. These changes may be significant.
      On March 16, 2005, we executed a real estate option agreement with Randy and Jennifer Kroeplin granting us an option to purchase 100 acres of land in Polk County, Minnesota. Under the terms of the option agreement, we paid $5,000 for the option and had the option to purchase the land for $120,000. On March 10, 2006, we extended the option for an additional 12 months for $5,000. In March 2007 the Kroeplin real estate option expired. In March 2007, a new land option to purchase up to 150 acres was executed with Randy Kroeplin, the now sole owner of the property. Under the terms of the agreement, we paid $5,000 for the option, which amount will be credited toward the final purchase price. If the option is exercised, Randy will receive $100,000 in cash, 200,000 membership units in the Company and warrants to purchase up to 200,000 membership units at $1.00 per unit within seven years.
      On April 30, 2005, we executed a real estate option agreement with David and Delores Czech granting us an option to purchase 58 acres of land in Polk County, Minnesota. Under the terms of the option agreement, we paid $5,000 for the option and have the option to purchase the land for approximately $60,000. On March 10, 2006, we extended this for an additional 12 months for $5,000. On March 20, 2007, we signed a second extension of the option to March 31, 2008 for $5,000. Should we choose to exercise the option, the $15,000 option price will be credited to the purchase price of the land.
      On March 11, 2006 we executed a real estate option agreement with Warren and Henriette Thompson granting us an option to purchase 24 acres of land in Polk County, Minnesota. Under the terms of the option agreement, we paid $20,000 for the option and have the option to purchase the land for $200,000 until March 31, 2007. On March 20, 2007, we signed an extension for an additional 12 months for $20,000. Should we choose to exercise the option, the $40,000 option price will be credited to the purchase price of the land.

      On July 8, 2006, we executed a real estate option agreement with Richard and D’wana Carroll granting us the option to purchase 15 acres of farmland adjacent to the other parcels of land currently subject to option agreements in Polk County, Minnesota. Under the terms of the agreement, we paid $25,000 when the agreement was executed, and paid an additional $35,000 on November 15, 2006 for this option and had the option to purchase the land for $442,000 at any time during the period from March 15, 2007 until April 2007. This option was extended on March 21, 2007 until March 31, 2008. In consideration of the extension, we granted to the Carrolls, as husband and wife, warrants to purchase up to 53,000 membership units in the Company at $1.00 per unit for a period of seven years.
      We intend to acquire all four parcels of land, resulting in a total site size of approximately 257 acres in Erskine, Minnesota. None of our governors or their Affiliates have any relationship with any of the property owners. The final plant site will have access to both interstate and local roads and two separate rail lines for our transportation requirements.
      We are still in the development phase, and until the proposed ethanol plant is operational, we will generate no revenue. We anticipate that accumulated losses will continue to increase until the ethanol plant is operational.
Plan of Operations Until Start-Up of Ethanol Plant
      We expect to spend at least the next 12 months focused on three primary activities: (1) project capitalization; (2) site acquisition and development; and (3) plant construction and start-up operations. Assuming the successful completion of our offering and the related debt financing, we expect to have sufficient cash on hand to cover all costs associated with construction of the project, including, but not limited to, site acquisition and development, utilities, construction and equipment acquisition. In addition, we expect our seed capital proceeds and our grant funds to supply us with enough cash to cover some of costs through this period, including staffing, office costs, audit, legal, compliance and staff training as well as all of our currently contracted obligations. We estimate that we will need approximately $127,378,000 to complete the project.
     Project capitalization
      Initially, we raised $1,545,500 in a seed capital offering and have been awarded $275,000 in grant funds. All of these funds have been expended in our efforts to work with Bio-Renewable Group. We were forced to terminate the contract with Bio-Renewable Group due to a dramatic and unexpected increase in proposed project cost and are in the process of executing a new contract with our top design-builder candidate, KL. We executed a letter of intent with KL on April 17, 2007 to have KL design and build our plant. In order to continue funding our operations we have obtained bridge financing through American Federal Bank of Crookston. In order to obtain this bridge financing we issued promissory notes in the aggregate amount of $970,000 to 11 current members of the Company, including eight governors. Those funds were used to fund a certificate of deposit used as collateral for the line of credit with the Bank. In connection with this transaction, we issued warrants to purchase 1,940,000 membership units in the Company at $1.00 per unit to 11 members of our Company, including eight of our governors, in connection with the issuance of promissory notes. The warrants are exercisable six months after the current equity offering is closed until March 6, 2012. We expect to repay this line of credit with the proceeds from this equity offering. We expect to surrender the certificate of deposit when it matures and repay the bridge notes.
      Our registration statement on Form SB-2 was declared effective on October 6, 2006 for a minimum of $42,500,000 and a maximum of $58,500,000. We are amending our Form SB-2 to increase the minimum equity to $50,000,000 to build our plant. We have until [one year from the effective date of this registration statement] to sell the minimum number of units required to raise the minimum offering amount and collect the cash proceeds. If we sell the minimum number of units prior to [one year from the effective date of this registration statement], we may decide to continue selling units until we sell the maximum number of units or [one year from the effective date of this registration statement], whichever occurs first. Even if we successfully close the offering by selling at least the minimum number of units by [one year from the effective date of this registration statement], we will not release the offering proceeds from escrow until the cash proceeds in escrow equal $50,000,000 or more, we execute a construction contract, we obtain the permits required to begin construction, and we secure written debt financing commitments for debt financing ranging from a minimum of approximately $49,500,000 to a maximum of $77,378,000 depending on the level of equity raised and any bond, tax incentives, loans and grant funding received. A debt financing commitment only obligates a lender to lend us the debt financing that we need if we satisfy all the conditions of the commitment. These conditions may include, among others, the total cost of the project being within a specified amount, the receipt of engineering and construction contracts acceptable to the lender, evidence of the issuance of all permits, acceptable insurance coverage and title commitment, the contribution of a specified amount of equity and attorney opinions. At this time, we do not know what business and financial conditions will be imposed on us. We may not satisfy the loan commitment conditions before closing, or at all. If this occurs we may:

•	commence construction of the plant using all or a part of the equity funds raised while we seek another debt financing source;

•	hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source;

•	return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.

      While the foregoing alternatives may be available, we do not expect to begin substantial plant construction activity before satisfying the loan commitment conditions because it is very likely that KL, our design-builder, and any lending institution will prohibit substantial plant construction activity until satisfaction of loan commitment conditions. It is possible that proceeding with plant construction prior to satisfaction of the loan commitment conditions or closing the loan transaction could cause us to abandon the project or terminate operations if we are ultimately unable to close the loan. As a result, you could lose all or part of your investment.
     Site acquisition and development
      During and after the offering, we expect to continue work principally on the preliminary design and development of our proposed ethanol plant, the execution of a final binding design-build agreement, the acquisition and development of the plant site, obtaining the necessary construction permits, identifying potential sources of debt financing and negotiating the corn supply, ethanol and distillers grains marketing, utility and other contracts. We plan to fund these initiatives using the proceeds of our line of credit, totaling $970,000. We believe that our existing funds will permit us to continue our preliminary activities through the end of our offering. If we are unable to close on our offering by that time or otherwise obtain other funds, we may need to discontinue operations.
     Plant construction and start-up of plant operations
      We expect to complete construction of the proposed plant and commence operations approximately 12 to 18 months after construction commences. Our work will include completion of the final design and development of the plant. We also plan to negotiate and execute finalized contracts concerning the construction of the plant, provision of necessary electricity, coal and other power sources and marketing agreements for ethanol and distillers grains. Assuming the successful completion of our offering and our obtaining the necessary debt financing, we expect to have sufficient cash on hand to cover construction and related start-up costs necessary to make the plant operational. We estimate that we will need approximately $111,808,000 to construct the plant and a total of approximately $15,570,000 to cover all capital expenditures necessary to complete the project, make the plant operational and produce revenue.

     Trends and Uncertainties Impacting the Ethanol Industry and Our Future Operations
      If we are able to build the plant and begin operations, we will be subject to industry-wide factors that affect our operating and financial performance. These factors include, but are not limited to, the available supply and cost of corn from which our ethanol and distillers grains will be processed; the cost and availability of coal, which we will use in the production process; dependence on our ethanol marketer and distillers grains marketer to market and distribute our products; the intensely competitive nature of the ethanol industry; possible legislation at the federal, and/or local level; changes in federal ethanol tax incentives and the cost of complying with extensive environmental laws that regulate our industry.
      We expect ethanol sales to constitute the bulk of our future revenues. Ethanol prices have recently been much higher than their 10-year average. However, due to the increase in the supply of ethanol from the number of new ethanol plants scheduled to begin production and the expansion of current plants, we do not expect current ethanol prices to be sustainable in the long term. For example, Minnesota also generates demand due to the recent passage of state legislation mandating a 20% ethanol blend in its gasoline by the year 2012. Montana passed a similar mandate this year, but it will not go into effect until 60 million gallons of ethanol are produced in the state.
      We expect to benefit from federal ethanol supports and federal tax incentives. Changes to these supports or incentives could significantly impact demand for ethanol. In July 2005, the U.S. House of Representatives and the U.S. Senate passed the Energy Policy Act of 2005 (the “Act”), containing a Renewable Fuel Standard (“RFS”). President George W. Bush signed the measure into law on August 8, 2005. The RFS is a national flexible program that does not require that any renewable fuels be used in any particular area or state, allowing refiners to use renewable fuel blends in those areas where it is most cost-effective. The RFS begins at 4 billion gallons in 2006, and will increase to 7.5 billion gallons by 2012. According to the Renewable Fuels Association, the Act is expected to lead to about $6 billion in new investment in ethanol plants across the country. An increase in the number of new plants will bring an increase in the supply of ethanol. Thus, while this Act may cause ethanol prices to increase in the short term due to additional demand, future supply could outweigh the demand for ethanol. This would have a negative impact on our earnings in the long term.
      Although the Act did not impose a national ban of methyl tertiary-butyl ether (MTBE), its failure to include liability protection for manufacturers of MTBE could result in refiners and blenders using ethanol as an oxygenate rather than MTBE to satisfy the reformulated gasoline oxygenate requirement. While this may create some additional demand in the short term, the Act repeals the Clean Air Act’s 2% oxygenate requirement for reformulated gasoline immediately in California and 270 days after enactment elsewhere. However, the Clean Air Act also contains an oxygenated fuel requirement for areas classified as carbon monoxide non-attainment areas. These areas are required to establish an oxygenated fuels program for a period of no less than three months each winter. The minimum oxygen requirement for gasoline sold in these areas is 2.7% by weight. This is the equivalent of 7.7% ethanol by volume in a gasoline blend. This requirement was unaffected by the Act and a number of states, including California, participate in this program.
      Demand for ethanol may also increase as a result of increased consumption of E85 fuel. E85 fuel is a blend of 70% to 85% ethanol and gasoline. According to the U.S. Energy Information Administration in May 2004, E85 consumption is projected to increase from a national total of 7.8 million gallons in 2002 to 42 million gallons in 2025. E85 is used as an aviation fuel and as a hydrogen source for fuel cells. In the United States, there are currently about 3 million flexible fuel vehicles capable of operating on E85 and 650 retail stations supplying it. Automakers have indicated plans to produce an estimated 2 million more flexible fuel vehicles per year.
      Ethanol production continues to grow as additional plants become operational. Demand for ethanol has been supported by higher oil prices and its refined components and by clean air standards mandated by federal agencies which have required highly populated areas to blend ethanol into their gasoline supplies as an oxygenate. The intent of the air standards is to reduce harmful emissions into the atmosphere. These mandates have been challenged in several metropolitan areas, and are currently being reviewed by the courts. In the future, the combination of additional supply, successful challenges to the clean air standards and stagnant or reduced demand may damage our ability to generate revenues and maintain positive cash flows.

      Consumer resistance to the use of ethanol may affect the demand for ethanol which could affect our ability to market our product and reduce the value of your investment. Based on popular media reports, Certain individuals believe that use of ethanol will have a negative impact on prices at the pump. Many also believe that ethanol adds to air pollution and harms car and truck engines. Still other consumers believe that the process of producing ethanol actually uses more fossil energy, such as oil and natural gas, than the amount of ethanol that is produced. These consumer beliefs could potentially be wide-spread. If consumers choose not to buy ethanol, it would affect the demand for the ethanol we produce which could negatively affect our ability sell our product and negatively affect our profitability.

Trends and Uncertainties Impacting the Corn and Coal Markets and Our Future Cost of Goods Sold
      We expect our future cost of goods sold will consist primarily of costs relating to the corn and coal supplies necessary to produce ethanol and distillers grains for sale. According to the United States Department of Agriculture, the 2006 corn crop was approximately 10.5 billion bushels. The 2005 corn crop was 11.11 billion bushels, which is a 6.5% decrease from 2004’s corn crop according to the National Corn Growers Association in April 2006. According to the U.S.D.A Prospective Acres Report., as of March 30, 2007, the projected corn planting for 2007 is 7.9 million acres in Minnesota, 2.6 million acres in North Dakota and 5.9 million acres in South Dakota, all at or near historic highs. Variables such as planting dates, rainfall, temperatures and increasing demand for corn for ethanol production will likely continue to cause market uncertainty and create corn price volatility throughout the remainder of 2007 and beyond. Although we do not expect to begin operations until 3rd or 4th quarter 2008, we expect these same factors will continue to cause volatility in the price of corn, which will significantly impact our cost of goods sold.
      According to the U.S. Energy Information Administration in October 2006, coal production in the United States in 2005 was 1,131,498,000 tons, and was 1,133,300,000 tons in 2004. We expect to acquire coal from Montana and Wyoming, which we believe have sufficient production and reserves to meet our needs for the foreseeable future. Coal prices have tended to be stable and we expect to be able to buy coal at reasonable prices. We believe that we will be able to contract for the supply of all of our necessary coal under a five to seven year contract, with fixed prices for the coal.
      We elected to fuel the ethanol production process at the plant using coal instead of natural gas based on our belief that a coal-fired ethanol plant will cost less compared a natural gas-fired plant to operate. While the construction costs for a coal-fired plant are higher than for a natural gas-fired plant, we believe the savings will be significant in the long-term. In addition to lower anticipated operating costs from using coal, coal prices and availability have tended to be more stable than natural gas. Natural gas prices and availability have fluctuated dramatically in recent years due to weather, including gulf-coast hurricanes that have limited or halted production of natural gas in those areas. This has lead to historically high prices for natural gas and resulted in higher operating costs for natural gas-fired ethanol plants.

Employees
      As a development stage company, we currently do not have any full-time employees. We expect to hire between 37 and 43 full-time employees before plant operations begin.

Private Placement to Raise Seed Capital
      In November 2004, we sold a total of 3,000,000 of our membership units to our seed capital investors at a price of $0.33 per unit and received aggregate proceeds of $1,000,000. In March 2006, we raised an additional $545,500 from the sale of an additional 1,636,500 of our membership units to our existing members at a price of $0.33 per unit. We determined the offering price per unit of $0.33 for our seed capital units based upon the capitalization requirements necessary to fund our development, organization and financing activities as a development-stage company. We did not rely upon any independent valuation, book value or other valuation criteria in determining the seed capital offering price per unit. We expected our seed capital offering proceeds to provide us with sufficient liquidity to fund the developmental, organizational and financing activities necessary to advance our project. All of the seed capital proceeds were immediately at-risk at the time of investment.
      These initial seed capital funds have been expended in our efforts to work with Bio-Renewable Group. We were forced to terminate the contract with Bio-Renewable Group. We executed a letter of intent with KL on April 17, 2007 to have KL design and build our plant and are in the process of executing a finalized contract with KL. In order to continue funding our operations we have obtained bridge financing through American Federal Bank of Crookston. In order to obtain this bridge financing we issued promissory notes in the aggregate amount of $970,000 to 11 current members of the Company, including eight governors. Those funds were used to fund a certificate of deposit used as collateral for the line of credit with the Bank. In connection with this transaction, we issued warrants to purchase 1,940,000 membership units in the Company at $1.00 per unit to 11 members, including eight of our governors in connection with the promissory notes. The warrants are exercisable six month after the current equity offering is closed until March 6, 2012.
Liquidity and Capital Resources
      As of March 31, 2007, we had total assets of $1,507,491 consisting primarily of short-term investments, land options and deferred offering costs. As of March 31, 2007, we had current liabilities of $702,317 consisting primarily of a line of credit, members’ note payable, and accounts payable. Since our inception through March 31, 2007, we have an accumulated deficit of $1,574,221. Total liabilities and members’ equity as of March 31, 2007 was $1,507,491.
      Other cash flow requirements until the closing of our offering are expected to be approximately $80,000 for accounting, $100,000 for legal, $25,000 for other expenses relating to our offering, and other start-up costs of $200,000, all of which has been budgeted and for which we have funds from our line of credit.

Equity Financing
      Based on our business plan and construction cost estimates from KL our new design-builder, we believe the total project will cost approximately $127,378,000. We recently obtained bridge financing through American Federal Bank of Crookston. In order to obtain this bridge financing we issued promissory notes in the aggregate amount of $970,000 to current members of the Company, including eight governors. Those funds are being used to fund a certificate of deposit used as collateral for the line of credit with the Bank. We intend to repay this bridge financing with the proceeds of the equity raised in this offering.
      We initially raised $1,545,500 in our seed capital offerings and have been awarded $275,000 in grant proceeds. In October 2006, our Form SB-2 was declared effective by the SEC, however, due to unexpected increases in proposed project costs, we did not sell any units and we terminated our previous design-builder. In connection with our new builder and revised plans, we are amending the SB-2 to raise a minimum of $50,000,000 and a maximum of $77,878,000 of equity. Including the $970,000 line of credit and the $1,545,500 we raised in our seed capital offering and depending on the level of equity raised in our offering and the amount of bonds, tax incentives, grants and other incentives awarded to us, we expect to require debt financing ranging from a minimum of approximately $49,500,000 to a maximum of approximately $77,378,000.

Debt and other Financing
      We hope to attract the senior bank loan from a major bank, with participating loans from other banks, to construct the proposed ethanol plant. We expect the senior loan will be a construction loan secured by all of our property, including receivables and inventories. We plan to pay near prime rate on this loan, plus annual fees for maintenance and observation of the loan by the lender, however, there is no assurance that we will be able to obtain debt financing or that adequate debt financing will be available on the terms we currently anticipate. If we are unable to obtain senior debt in an amount necessary to fully capitalize the project, we may have to seek subordinated debt financing which could require us to issue warrants for the purchase of membership units. The issuance of such warrants could reduce the value of our units.
      In order to continue funding our operations we have obtained bridge financing through American Federal Bank of Crookston. In order to obtain this bridge financing we issued promissory notes in the aggregate amount of $970,000 to eleven current members of the Company, including eight governors. Those funds were used to fund a certificate of deposit used as collateral for the line of credit with the Bank. In connection with this transaction, we issued warrants to purchase 1,940,000 membership units in the Company at $1.00 per unit to eleven members of our Company, including eight of our governors, in connection with the promissory note. The warrants are exercisable six months after the current equity offering is closed until March 6, 2012.
      We do not have contracts or commitments with any other bank, lender or financial institution for debt financing. We have started identifying and interviewing potential lenders; however, we have not signed any commitment or contract for debt financing. Completion of the project relies entirely on our ability to attract these loans and close on our offering.
      We hope to obtain up to $44,000,000 in low interest bond or debt financing from local community bonding and New Market Tax Credit backed loans. We do not have any contracts or commitments with any governmental entity or underwriter for bond financing and there is no assurance that we will be able to secure bond financing as part of the senior debt financing for the project. We also have no assurance that we can obtain or qualify for any tax incentives that can be used to obtain low interest rate loans, or that we can obtain any other non commercial, government supported financing.
Critical Accounting Estimates
      Management uses estimates and assumptions in preparing our financial statements in accordance with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Significant estimates include the deferral of expenditures for offering costs and the valuation of warrants issued, which are dependent upon successful financing of the project. We defer the costs incurred to raise equity financing until that financing occurs. At the time we issue new equity, we will net these costs against the equity proceeds received. Alternatively, if the equity financing does not occur, we will expense the offering costs. The Company issued warrants to purchase units as part of the interim financing and the land option extension. The fair value of warrants issued are based on various valuation assumptions. We use the Black-Scholes-Merton option-pricing model to determine the fair-value of unit-based awards. It is at least reasonably possible that these estimates may change in the near term.
Off-Balance Sheet Arrangements.
      We do not have any off-balance sheet arrangements.
Grants, Government Programs and Tax Increment Financing

Grants
      On September 7, 2004, we entered into a collaboration agreement with the Agricultural Utilization Research Institute whereby AURI provided us a matching grant of $105,000 to be used in connection with project feasibility, business/marketing, legal consultation, and board training. As of March 31, 2006, the Company incurred expenses sufficient to receive the total grant of $105,000. As of March 31, 2007 we have received all of the funds we are eligible to receive.
      On March 14, 2005, we entered into a value-added agricultural product market development grant with the U.S. Department of Agriculture Rural Business — Cooperative Service that provided us with a $170,000 grant to be used for coordination, feasibility studies and environmental assessments. As of March 31, 2007 we have received all of the $170,000 we are eligible to receive.

Governmental Financing
      We also requested and obtained certain financial assistance from Polk County, the county in which the Company’s facility is to be located. In May of 2007, the Polk County Commissioners agreed to provide bonding in the form of solid waste bonds, which will be used for plant equipment. The Company requested $20 million in bonding; however, the Commissioners have yet to fix a set amount of bonding assistance to be provided, as the Company’s costs are not definite at this time. The Commissioners also agreed to build a road for the facility using a state grant of $250,000 and an additional $250,000 from county funds.
      We are also applying for up to $20 million in federal New Markets Tax Credits, which can be used to obtain low interest rate loans from investors who can utilize the tax credits. We would use these low interest loans to fund a portion of the project.
      We are also working with the City of Erskine, Minnesota on a Minnesota Investment Fund grant to pay for connecting the plant discharge water pipeline to the Erskine city rapid infiltration basin.
      We have also applied to qualify for Minnesota’s JOBZ program which provides local and state tax exemptions to new or expanding businesses that locate in designated areas of Greater Minnesota. If we are approved, we expect that we may be able to reduce our the net effects of labor and building costs significantly through related tax exemptions.
      We have not sought nor do we intend to seek any other governmental financing.

USDA
      We plan to apply for a project development grant from the USDA.
      Although we may apply under several programs simultaneously and may be awarded grants or other benefits from more than one program, it must be noted that some combinations of programs are mutually exclusive. Under some state and federal programs, awards are not made to applicants in cases where construction on the project has started prior to the award date. There is no guarantee that applications will result in awards of grants or loans.

ESTIMATED SOURCES OF FUNDS
      The following tables set forth various estimates of our sources of funds for the KL related project depending upon the amount of units sold to investors and based upon various levels of equity that our lenders may require. We expanded all of our seed capital proceeds of $1,545,500 prior to signing the letter of intent with KL. The information set forth below represents estimates only and actual sources of funds could vary significantly due to a number of factors, including those described in the section entitled “RISK FACTORS” and elsewhere in this prospectus.

	Minimum 50,000,000	Percent of
Sources of Funds	Units Sold	Total

Unit Proceeds	$50,000,000	40%
Term Debt Financing, Grants and Incentives	$77,378,000	60%

Total Sources of Funds	$127,378,000	100%

	Maximum 77,878,000	Percent of
Sources of Funds	Units Sold	Total

Unit Proceeds	$77,878,000	60%
Term Debt Financing, Grants and Incentives	$49,500,000	40%

Total Sources of Funds	$127,378,000	100%

Total Sources of Funds
      We have elected to obtain debt financing to complete our project instead of raising the entire project cost through this offering because we anticipate that the rate of return we will pay to investors will exceed the rate of interest paid to a lender to obtain debt financing. We have not included the capital we would receive upon exercise of our outstanding warrants as we do not expect to receive any warrant proceeds prior to project completion.
ESTIMATED USE OF PROCEEDS
      The gross proceeds from this offering, before deducting offering expenses, will be $50,000,000 if the minimum amount of equity offered is sold and $77,878,000 if the maximum number of units offered is sold for $1.00 per unit. We estimate the offering expenses to be approximately $500,000. Therefore, we estimate the net proceeds of the offering to be $49,500,000 if the minimum amount of equity is raised, and $77,378,000 if the maximum number of units offered is sold. We do not expect that any affiliate or related party will receive any proceeds from this offering.

	Maximum Offering	Minimum Offering

Offering Proceeds ($1.00 per unit)	$77,878,000	$50,000,000
Less Estimated Offering Expenses(1)	$837,000	$837,000

Net Proceeds from Offering	$77,041,000	$49,163,000

(1)	Estimated Offering Expenses are as follows:

Securities and Exchange Commission registration fee	$7,479
Legal fees and expenses	348,000
Consulting Fees(i)	110,000
Accounting fees	100,000
Blue Sky filing fees	11,521
Printing expenses	100,000
Advertising(ii)	160,000

Total	$837,000

(i)	Consulting fees relate to engaging a consultant to coordinate our offering and secure senior debt financing.

(ii)	Consist of costs to prepare, publish and mail offering materials, as well as costs to rent meeting facilities and hold investor meetings.

(iii)	The Company has already incurred offering costs of approximately $337,000, which are included in deferred offering costs.

     We intend to use the net proceeds of the offering to construct and operate a 55 million gallon per year coal-fired ethanol plant. We must supplement the proceeds of this offering with debt financing to meet our stated goals. We estimate that the total capital expenditures for the construction of the plant will be approximately $127,378,000, including repayment of the $970,000 line of credit. This does not include approximately $750,000 of expenses related to our permitting and operating expenses paid for with a portion of our seed capital proceeds. The total project cost is an estimate primarily based in part on an April 2007 letter of intent and May revised estimates from our Design-Builder, KL and in part on actual and estimated costs of with ethanol plants similar to the plant we intend to construct and operate. In addition, we expect the total project cost will change from time to time as the project progresses. These changes may be significant.
      The following table describes our proposed use of proceeds. The actual use of funds is based upon contingencies, such as the estimated cost of plant construction, the suitability and cost of the proposed site, the regulatory permits required and the cost of debt financing and inventory costs, which are driven by the market. Therefore, the following figures are intended to be estimates only, and the actual use of funds may vary significantly from the descriptions given below depending on contingencies such as those described above. However, we anticipate that any variation in our use of proceeds will occur in the level of proceeds attributable to a particular use (as set forth below) rather than a change from one of the uses set forth below to a use not identified in this prospectus.

		Percent of
Use of Proceeds	Amount	Total

Construction costs:	$111,808,000	87.7%
Start up costs:(1)	$15,570,000	12.3%

Total	$127,378,000	100%

(1)	Includes estimated remaining offering expenses of approximately $500,000, design and process engineering expenses, training and commissioning costs.
      We expect the total funding required for the plant to be approximately $127,378,000, which includes approximately $111,807,500 to build the plant and approximately $15,570,000 for other project development costs including pre-production period costs, inventories and working capital. Our use of proceeds is measured from our date of inception and we have already incurred some of the related expenditures. We expect the land to cost approximately $380,000 and site development to cost $1,800,000. We expect KL will design and build the plant using their own process technology. We have a letter of intent with KL, but we have not yet signed a binding definitive agreement for plant construction. Our estimated cost of construction of the plant is subject to increase in certain circumstances according to our letter of intent. These increases could be significant. KL is not an affiliate.
      Total estimated construction costs including bringing utilities and rail to the site are approximately $111,808,000 or $2.03 per gallon of annual denatured ethanol production capacity, assuming full capacity production.
      In addition to the cost to build the ethanol plant and bring rail and utilities to the site, we will need to incur other significant costs to build and operate the facility successfully. Other start-up costs, including working capital, are estimated at approximately $14,600,000, plus an additional $970,000 to repay the line of credit. We are estimating funds to cover anticipated costs associated with insurance coverage and construction contingencies as part of our plant cost. These amounts are based on estimates only and our actual costs may exceed the budgeted amount.
      For purposes of estimating capitalized interest and financing costs, we have assumed debt financing of approximately $77,378,000. We determined this amount of debt financing based upon an assumed equity amount of $50,000,000. If any of these assumptions change, we would need to revise the level of term debt accordingly.
      The total project cost is estimated at approximately $127,378,000 or $2.32 per gallon of annual denatured ethanol production capacity at 55 million gallons per year.
INDUSTRY OVERVIEW
      Ethanol is ethyl alcohol, a fuel component made primarily from corn and various other grains, and can be used as: (i) an octane enhancer in fuels; (ii) an oxygenated fuel additive for the purpose of reducing ozone and carbon monoxide vehicle emissions; and (iii) a non-petroleum-based gasoline substitute. Approximately 95 percent of all ethanol is used in its primary form for blending with unleaded gasoline and other fuel products. The implementation of the Federal Clean Air Act has made ethanol fuels an important domestic renewable fuel additive. Used as a fuel oxygenate, ethanol provides a means to control carbon monoxide emissions in large metropolitan areas. The principal purchasers of ethanol are generally the wholesale gasoline marketer or blender. Oxygenated gasoline is commonly referred to as reformulated gasoline.
      Over the past twenty years the U.S. fuel ethanol industry has grown from almost nothing to an estimated 4.8 billion gallons of ethanol production per year. As of May 8, 2007, plans to construct new ethanol plants or expand existing plants have been announced which would increase capacity by approximately 6 billion gallons per year. According to the Renewable Fuels Association, there are currently approximately 118 ethanol production facilities producing ethanol throughout the United States. Most of these facilities are based in the Midwest because of the nearby access to the corn and grain feedstocks necessary to produce ethanol.
General Ethanol Demand and Supply
      Demand for fuel ethanol in the United States reached a new high in 2006 of 5.37 billion gallons per year. In its report titled, “Ethanol Industry Outlook 2007,” (dated February 2007 and publicly available at www.ethanolrfa.org), the Renewable Fuels Association anticipates demand for ethanol to remain strong as a result of the national renewable fuels standard contained in the Energy Policy Act of 2005, rising gasoline and oil prices and increased state legislation banning the use of MTBE or requiring the use of renewable fuels. The RFA also notes that interest in E85, a blend of 85 percent ethanol and 15 percent gasoline, has been invigorated due to continued efforts to stretch U.S. gasoline supplies. The RFA also expects that the passage of the Volumetric Ethanol Excise Tax Credit (“VEETC”) will provide the flexibility necessary to expand ethanol blending into higher blends of ethanol such as E85, E diesel and fuel cell markets.
      The provision of the Energy Policy Act of 2005 likely to have the greatest impact on the ethanol industry is the creation of a 7.5 billion gallon renewable fuels standard (RFS). The RFS began at 4 billion gallons in 2006, increasing to 7.5 billion gallons by 2012. The RFS is a national flexible program that does not require that any renewable fuels be used in any particular area or state, allowing refiners to use renewable fuel blends in those areas where it is most cost-effective. We expect the bill to lead to about $6 billion in new investment in ethanol plants across the country. An increase in the number of new plants will bring an increase in the supply of ethanol. Thus, while this bill may cause ethanol prices to increase in the short term due to additional demand, future supply could outweigh the demand for ethanol in the future. This would have a negative impact on our earnings. Alternatively, since the RFS begins at 4 billion gallons in 2006 and national production is expected to exceed this amount, there could be a short-term oversupply until the RFS requirements exceed national production. This would have an immediate adverse effect on our earnings.

      Source: American Coalition for Ethanol (ACE)
      While we believe that the nationally mandated usage of renewable fuels is currently driving demand, we believe that an increase in voluntary usage will be necessary for the industry to continue its growth trend. We expect that voluntary usage by blenders will occur only if the price of ethanol makes increased blending economical. In addition, we believe that heightened consumer awareness and consumer demand for ethanol-blended gasoline may play an important role in growing overall ethanol demand and voluntary usage by blenders. If blenders do not voluntarily increase the amount of ethanol blended into gasoline and consumer awareness does not increase, it is possible that additional ethanol supply will outpace demand and depress ethanol prices.
      The supply of domestically produced ethanol is at an all-time high. In 2005, 95 ethanol plants located in 19 states annually produced a record 4 billion gallons according to the RFA’s website; an approximately 17 percent increase from 2004 and nearly 1.5 times the ethanol produced in 2000. As of May 2007, there were 119 ethanol production facilities operating in 26 states with a combined annual production capacity of more than 6 billion gallons, with an additional 79 new plants and eight expansions under construction expected to add an additional estimated 6.4 billion gallons of annual production capacity.
      We believe ethanol supply is also affected by ethanol produced or processed in certain countries in Central America and the Caribbean region. Ethanol produced in these countries is eligible for tariff reduction or elimination upon importation to the United States under a program known as the Caribbean Basin Initiative (“CBI”). Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the United States. Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol. The International Trade Commission recently announced the 2006 CBI import quota of 268.1 million gallons of ethanol, up from 240.4 million gallons in 2005. In the past, legislation has been introduced in the Senate that would limit the transshipment of ethanol through the CBI. It is possible that similar legislation will be introduced this year, however, there is no assurance or guarantee that such legislation will be introduced or that it will be successfully passed.
Federal Ethanol Supports
      The ethanol industry is heavily dependent on several economic incentives to drive the demand for ethanol, including federal ethanol supports. The most recent ethanol supports are contained in the Energy Policy Act of 2005. Most notably, the Act creates a 7.5 billion gallon renewable fuels standard (RFS). The RFS requires refiners to use 4 billion gallons of renewable fuels in 2006, increasing to 7.5 billion gallons by 2012. On December 28, 2005, the EPA released interim rules governing the implementation of the 2006 RFS requirement. The EPA’s interim rule imposes a collective compliance approach, which means the requirement for 2006 fuel use is determined in the aggregate rather than on a refiner-by-refiner basis. The EPA adopted this approach for 2006 because current uncertainties regarding the RFS might result in unnecessarily high costs of compliance if each party was required to independently comply. Although there is not a requirement for individual parties to demonstrate compliance in 2006, the EPA found that increases in ethanol production and projections for future demand indicate that the 2006 volume is likely to be met. However, in the unlikely event that the RFS is not met in 2006, the EPA expects to adjust the volume requirement in 2007 to cover the deficit. There are no other consequences for failure to collectively meet the 2006 standard. The EPA expects to promulgate more comprehensive regulations by August 8, 2006, but the interim rules and collective compliance approach are expected to apply for the entire 2006 calendar year. In 2007 and subsequent years, the EPA expects to specifically identify liable parties, determine the applicable RFS, and develop a credit trading program. Further, the standards for compliance, record-keeping and reporting are expected to be clarified.
      Historically, ethanol sales have also been favorably affected by the Clean Air Act amendments of 1990, particularly the Federal Oxygen Program which became effective November 1, 1992. The Federal Oxygen Program requires the sale of oxygenated motor fuels during the winter months in certain major metropolitan areas to reduce carbon monoxide pollution. Ethanol use has increased due to a second Clean Air Act program, the Reformulated Gasoline Program. This program became effective January 1, 1995, and requires the sale of reformulated gasoline in nine major urban areas to reduce pollutants, including those that contribute to ground level ozone, better known as smog.
      The two major oxygenates added to reformulated gasoline pursuant to these programs are MTBE and ethanol, however MTBE has caused groundwater contamination and has been banned from use by many states. The Energy Policy Act of 2005 did not impose a national ban of MTBE but it also did not include liability protection for manufacturers of MTBE. We expect the failure to include liability protection for manufacturers of MTBE to result in refiners and blenders using ethanol as an oxygenate rather than MTBE to satisfy the reformulated gasoline oxygenate requirement. While this may create increased demand in the short-term, we do not expect this to have a long term impact on the demand for ethanol as the Act repeals the Clean Air Act’s 2 percent oxygenate requirement for reformulated gasoline immediately in California and 270 days after enactment elsewhere. However, the Act did not repeal the 2.7 percent oxygenate requirement for carbon monoxide nonattainment areas which are required to use oxygenated fuels in the winter months. While we expect ethanol to be the oxygenate of choice in these areas, there is no assurance that ethanol will in fact be used.
      The government’s regulation of the environment changes constantly. It is possible that more stringent federal or state environmental rules or regulations could be adopted, which could increase our operating costs and expenses. It also is possible that federal or state environmental rules or regulations could be adopted that could have an adverse effect on the use of ethanol. For example, changes in the environmental regulations regarding ethanol’s use due to currently unknown effects on the environment could have an adverse effect on the ethanol industry. Furthermore, plant operations likely will be governed by the Occupational Safety and Health Administration (“OSHA”). OSHA regulations may change such that the costs of the operation of the plant may increase. Any of these regulatory factors may result in higher costs or other materially adverse conditions effecting our operations, cash flows and financial performance.
      The use of ethanol as an alternative fuel source has been aided by federal tax policy. On October 22, 2004, President Bush signed H.R. 4520, which contained the Volumetric Ethanol Excise Tax Credit (“VEETC”) and amended the federal excise tax structure effective as of January 1, 2005. Prior to VEETC, ethanol-blended fuel was taxed at a lower rate than regular gasoline (13.2 cents on a 10 percent blend). Under VEETC, the ethanol excise tax exemption has been eliminated, thereby allowing the full federal excise tax of 18.4 cents per gallon of gasoline to be collected on all gasoline and allocated to the highway trust fund. We expect the highway trust fund to add approximately $1.4 billion to the highway trust fund revenue annually. In place of the exemption, the bill creates a new volumetric ethanol excise tax credit of 5.1 cents per gallon of ethanol blended at 10 percent. Refiners and gasoline blenders apply for this credit on the same tax form as before only it is a credit from general revenue, not the highway trust fund. Based on volume, the VEETC is expected to allow much greater refinery flexibility in blending ethanol since it makes the tax credit available on all ethanol blended with all gasoline, diesel and ethyl tertiary butyl ether (“ETBE”), including ethanol in E-85 and the E-20 in Minnesota. The VEETC is scheduled to expire on December 31, 2010.
      The Energy Policy Act of 2005 expands who qualifies for the small ethanol producer tax credit. Historically, small ethanol producers were allowed a 10 cents per gallon production income tax credit on up to 15 million gallons of production annually. The size of the plant eligible for the tax credit was limited to 30 million gallons. Under the Energy Policy Act of 2005 the size limitation on the production capacity for small ethanol producers increases from 30 million to 60 million gallons. The credit can be taken on the first 15 million gallons of production. The tax credit is capped at $1.5 million per year per producer. We do not anticipate that our annual production will exceed the production limit of 60 million gallons a year and that we will be eligible for the credit. The small ethanol producer tax credit is set to expire December 31, 2010.
      In addition, the Energy Policy Act of 2005 creates a new tax credit that permits taxpayers to claim a 30 percent credit (up to $30,000) for the cost of installing clean-fuel vehicle refueling equipment, such as an E85 fuel pump, to be used in a trade or business of the taxpayer or installed at the principal residence of the taxpayer. Under the provision, clean fuels are any fuel of at least 85 percent of the volume of which consists of ethanol, natural gas, compressed natural gas, liquefied natural gas, liquefied petroleum gas, and hydrogen and any mixture of diesel fuel and biodiesel containing at least 20 percent biodiesel. The provision is effective for equipment placed in service after December 31, 2005, and before January 1, 2010. While it is unclear how this credit will affect the demand for ethanol in the short term, we expect it will help raise consumer awareness of alternative sources of fuel and could positively impact future demand for ethanol.
      The ethanol industry and our business depend upon continuation of the federal ethanol supports discussed above. These incentives have supported a market for ethanol that might disappear without the incentives. Alternatively, the incentives may be continued at lower levels than at which they currently exist. The elimination or reduction of such federal ethanol supports would make it more costly for us to sell our ethanol and would likely reduce our net income and the value of your investment.
State Ethanol Supports
      The State of Minnesota does not provide incentives for the production or sale of ethanol. This may cause our plant to be less competitive than plants in other states that are eligible to participate in incentive programs and receive tax credits or cash payments in exchange for transfer of the credits.
Our Primary Competition
      We will be in direct competition with numerous other ethanol producers, many of whom have greater resources than we do. We also expect that additional ethanol producers will enter the market if the demand for ethanol continues to increase. Our plant will compete with other ethanol producers on the basis of price, and to a lesser extent, delivery service. However, we believe that we can compete favorably with other ethanol producers due to the following factors:

•	rail access facilitating use of unit trains with large volume carrying capacity;

•	access to a skilled workforce;

•	the modern plant design will help us to operate more efficiently than older plants; and

•	the use of a state-of-the-art process control system to provide product consistency.

      The ethanol industry has grown to over 118 production facilities in the United States. The largest ethanol producers include Abengoa Bioenergy Corp., Archer Daniels Midland, Aventine Renewable Energy, Inc., Cargill, Inc., New Energy Corp. and VeraSun Energy Corporation, each of which is capable of producing more ethanol than we expect to produce. Currently, there are 16 operating ethanol plants in the State of Minnesota and there are several additional ethanol plants currently under construction in the State of Minnesota. Additionally, there over 34 operating ethanol plants in the States of North Dakota, South Dakota and Iowa and there are several ethanol plants in various stages of planning and development throughout the

States of North Dakota, South Dakota and Iowa. Due to the preliminary nature of many of these projects, it is difficult to estimate the number of potential ethanol projects within our region.
      The following table identifies most of the ethanol producers in the United States along with their production capacities.

				Under
			Current	Construction/
			Capacity	Expansions
Company	Location	Feedstock	(mgy)	(mgy)

Abengoa Bioenergy Corp.	York, NE	Corn/milo	55
	Colwich, KS		25
	Portales, NM		30
	Ravenna, NE			88
Aberdeen Energy*	Mina, SD	Corn		100
Absolute Energy, LLC*	St. Ansgar, IA	Corn		100
ACE Ethanol, LLC	Stanley, WI	Corn	41
Adkins Energy, LLC*	Lena, IL	Corn	40
Advanced Bioenergy	Fairmont, NE	Corn		100
AGP*	Hastings, NE	Corn	52
Agri-Energy, LLC*	Luverne, MN	Corn	21
Alchem Ltd. LLLP	Grafton, ND	Corn	10.5
Al-Corn Clean Fuel*	Claremont, MN	Corn	35	15
Amaizing Energy, LLC*	Denison, IA	Corn	40
Archer Daniels Midland	Decatur, IL	Corn	1,070	275
	Cedar Rapids, IA	Corn
	Clinton, IA	Corn
	Columbus, NE	Corn
	Marshall, MN	Corn
	Peoria, IL	Corn
	Wallhalla, ND	Corn/barley
Arkalon Energy, LLC	Liberal, KS	Corn		110
ASAlliances Biofuels, LLC	Albion, NE	Corn		100
	Linden, IN	Corn		100
	Bloomingburg, OH	Corn		100
Aventine Renewable Energy, LLC	Pekin, IL	Corn	207
	Aurora, NE	Corn
Badger State Ethanol, LLC*	Monroe, WI	Corn	48
Big River Resources, LLC*	West Burlington, IA	Corn	52	50^
Big River Resources Grinnell, LLC (joint venture with US Bio)^	Grinnell, IA	Corn
BioFuel Energy — Pioneer Trail Energy, LLC	Wood River, NE	Corn		115
BioFuel Energy — Buffal Lake Energy, LLC	Fairmont, MN	Corn		115
Blue Flint Ethanol	Underwood, ND	Corn	50
Bonanza Energy, LLC	Garden City, KS	Corn/milo		55
Bushmills Ethanol, Inc.*	Atwater, MN	Corn	40

				Under
			Current	Construction/
			Capacity	Expansions
Company	Location	Feedstock	(mgy)	(mgy)

Cardinal Ethanol	Harrisville, IN	Corn		100
Cargill, Inc.	Blair, NE	Corn	85
	Eddyville, IA	Corn	35
Cascade Grain	Clatskanie, OR	Corn		108
CassCo Amaizing Energy, LLC	Atlantic, IA	Corn		110
Castle Rock Renewable Fuels, LLC	Necedah, WI	Corn		50
Celunol	Jennings, LA	Sugar cane bagasse		1.5
Center Ethanol Company	Sauget, IL	Corn		54
Central Indiana Ethanol, LLC	Marion, IN	Corn		40
Central Illinois Energy, LLC	Canton, IL	Corn		37
Central MN Ethanol Coop*	Little Falls, MN	Corn	21.5
Central Wisconsin Alcohol	Plover, WI	Seed corn	4
Chief Ethanol	Hastings, NE	Corn	62
Chippewa Valley Ethanol Co.*	Benson, MN	Corn	45
Commonwealth Agri-Energy, LLC*	Hopkinsville, KY	Corn	33
Corn, LP*	Goldfield, IA	Corn	50
Cornhusker Energy Lexington, LLC	Lexington, NE	Corn	40
Corn Plus, LLP*	Winnebago, MN	Corn	44
Coshoctan Ethanol, OH	Coshoctan, OH	Corn		60
Dakota Ethanol, LLC*	Wentworth, SD	Corn	50
DENCO, LLC	Morris, MN	Corn	21.5
Dexter Ethanol, LLC	Dexter, IA	Corn		100
E Energy Adams, LLC	Adams, NE	Corn		50
E3 Biofuels	Mead, NE	Corn		24
E Caruso (Goodland Energy Center)	Goodland, KS	Corn		20
East Kansas Agri-Energy, LLC*	Garnett, KS	Corn	35
Elkhorn Valley Ethanol, LLC	Norfolk, NE	Corn		40
ESE Alcohol Inc.	Leoti, KS	Seed corn	1.5
Ethanol Grain Processors, LLC	Obion, TN	Corn		100
First United Ethanol, LLC (FUEL)	Mitchell Co., GA	Corn		100
Front Range Energy, LLC	Windsor, CO	Corn	40
Gateway Ethanol	Pratt, KS	Corn		55
Glacial Lakes Energy, LLC*	Watertown, SD	Corn	50	50
Global Ethanol/ Midwest Grain Processors	Lakota, IA	Corn	95
	Riga, MI	Corn		57
Golden Cheese Company of California*	Corona, CA	Cheese whey	5
Golden Grain Energy, LLC*	Mason City, IA	Corn	60	50

				Under
			Current	Construction/
			Capacity	Expansions
Company	Location	Feedstock	(mgy)	(mgy)

Golden Triangle Energy, LLC*	Craig, MO	Corn	20
Grand River Distribution	Cambria, WI	Corn		40
Grain Processing Corp.	Muscatine, IA	Corn	20
Granite Falls Energy, LLC*	Granite Falls, MN	Corn	52
Greater Ohio Ethanol, LLC	Lima, OH	Corn		54
Green Plains Renewable Energy	Shenandoah, IA	Corn		50
	Superior, IA	Corn		50
Hawkeye Renewables, LLC	Iowa Falls, IA	Corn	105
	Fairbank, IA	Corn	115
	Menlo, IA	Corn		100
Heartland Corn Products*	Winthrop, MN	Corn	100
Heartland Grain Fuels, LP*	Aberdeen, SD	Corn	9
	Huron, SD	Corn	12	18
Heron Lake BioEnergy, LLC	Heron Lake, MN	Corn		50
Holt County Ethanol	O’Neill, NE	Corn		100
Husker Ag, LLC*	Plainview, NE	Corn	26.5
Illinois River Energy, LLC	Rochelle, IL	Corn	50
Indiana Bio-Energy	Bluffton, IN	Corn		101
Iroquois Bio-Energy Company, LLC	Rensselaer, IN	Corn	40
KAAPA Ethanol, LLC*	Minden, NE	Corn	40
Kansas Ethanol, LLC	Lyons, KS	Corn		55
Land O’ Lakes*	Melrose, MN	Cheese whey	2.6
Levelland/ Hockley County Ethanol, LLC	Levelland, TX	Corn		40
Lincolnland Agri-Energy, LLC*	Palestine, IL	Corn	48
Lincolnway Energy, LLC*	Nevada, IA	Corn	50
Liquid Resources of Ohio	Medina, OH	Waste Beverage	3
Little Sioux Corn Processors, LP*	Marcus, IA	Corn	52
Marquis Energy, LLC	Hennepin, IL	Corn		100
Marysville Ethanol, LLC	Marysville, MI	Corn		50
Merrick & Company	Golden, CO	Waste beer	3
MGP Ingredients, Inc.	Pekin, IL	Corn/wheat starch	78
	Atchison, KS
Mid America Agri Products/ Wheatland	Madrid, NE	Corn		44
Mid-Missouri Energy, Inc.*	Malta Bend, MO	Corn	45
Midwest Renewable Energy, LLC	Sutherland, NE	Corn	25
Millennium Ethanol	Marion, SD	Corn		100
Minnesota Energy*	Buffalo Lake, MN	Corn	18
Missouri Valley Renewable Energy, LLC*	Meckling, SD	Corn		60
NEDAK Ethanol	Atkinson, NE	Corn		44

				Under
			Current	Construction/
			Capacity	Expansions
Company	Location	Feedstock	(mgy)	(mgy)

New Energy Corp.	South Bend, IN	Corn	102
North Country Ethanol, LLC*	Rosholt, SD	Corn	20
Northeast Biofuels	Volney, NY	Corn		114
Northwest Renewable, LLC	Longview, WA	Corn		55
Otter Tail Ag Enterprises	Fergus Falls, MN	Corn		57.5
Pacific Ethanol	Madera, CA	Corn	35
	Boardman, OR	Corn		35
	Burley, ID	Corn		50
Panda Energy	Hereford, TX	Corn/milo		100
Panhandle Energies of Dumas, LP	Dumas, TX	Corn/Grain Sorghum		30
Parallel Products	Louisville, KY	Beverage waste	5.4
	R. Cucamonga, CA
Patriot Renewable Fuels, LLC	Annawan, IL	Corn		100
Penford Products	Cedar Rapids, IA	Corn		45
Permeate Refining	Hopkinton, IA	Sugars & starches	1.5
Phoenix Biofuels	Goshen, CA	Corn	25
Pinal Energy, LLC	Maricopa, AZ	Corn		55
Pine Lake Corn Processors, LLC*	Steamboat Rock, IA	Corn	20
Plainview BioEnergy, LLC	Plainview, TX	Corn		100
Platinum Ethanol, LLC*	Arthur, IA	Corn		110
Plymouth Ethanol, LLC*	Merrill, IA	Corn		50
POET	Sioux Falls, SD		1,020	270
	Alexandria, IN	Corn
	Ashton, IA	Corn
	Big Stone, SD	Corn
	Bingham Lake, MN	Corn
	Big Stone, SD	Corn
	Caro, MI	Corn
	Chancellor, SD	Corn
	Coon Rapids, IA	Corn
	Corning, IA	Corn
	Emmetsburg, IA	Corn
	Glenville, MN	Corn
	Gowrie, IA	Corn
	Groton, SD	Corn
	Hanlontown, IA	Corn
	Hudson, SD	Corn
	Jewell, IA	Corn
	Laddonia, MO	Corn
	Lake Crystal, MN	Corn
	Leipsic, OH	Corn
	Macon, MO	Corn

				Under
			Current	Construction/
			Capacity	Expansions
Company	Location	Feedstock	(mgy)	(mgy)

	Mitchell, SD	Corn
	Portland, IN	Corn
	Preston, MN	Corn
	Scotland, SD	Corn
Prairie Horizon Agri-Energy, LLC	Phillipsburg, KS	Corn	40
Quad-County Corn Processors*	Galva, IA	Corn	27
Red Trail Energy, LLC	Richardton, ND	Corn	50
Redfield Energy, LLC*	Redfield, SD	Corn		50
Reeve Agri-Energy	Garden City, KS	Corn/milo	12
Renew Energy	Jefferson Junction, WI	Corn		130
Siouxland Energy & Livestock Coop*	Sioux Center, IA	Corn	25	35
Siouxland Ethanol, LLC	Jackson, NE	Corn		50
Southwest Iowa Renewable Energy, LLC*	Council Bluffs, IA	Corn		110
Sterling Ethanol, LLC	Sterling, CO	Corn	42
Tama Ethanol, LLC	Tama, IA	Corn		100
Tate & Lyle	Loudon, TN	Corn	67	38
	Ft. Dodge, IA	Corn		105
The Andersons Albion Ethanol LLC	Albion, MI	Corn	55
The Andersons Clymers Ethanol, LLC	Clymers, IN	Corn	110
The Andersons Marathon Ethanol, LLC	Greenville, OH	Corn		110
Trenton Agri Products, LLC	Trenton, NE	Corn	40
United Ethanol	Milton, WI	Corn	52
United WI Grain Producers, LLC*	Friesland, WI	Corn	49
US BioEnergy Corp.	Albert City, IA	Corn	250	400^
	Woodbury, MI	Corn
	Hankinson, ND	Corn
	Central City , NE	Corn
	Ord, NE	Corn
	Dyersville, IA	Corn
	Janesville, MN	Corn
U.S. Energy Partners, LLC (White Energy)	Russell, KS	Milo/wheat starch	48
Utica Energy, LLC	Oshkosh, WI	Corn	48
VeraSun Energy Corporation	Aurora, SD	Corn	340	220
	Ft. Dodge, IA	Corn
	Charles City, IA	Corn
	Welcome, MN	Corn
	Hartely, IA	Corn

				Under
			Current	Construction/
			Capacity	Expansions
Company	Location	Feedstock	(mgy)	(mgy)

Western New York Energy, LLC	Shelby, NY	Corn		50
Western Plains Energy, LLC*	Campus, KS	Corn	45
Western Wisconsin Renewable Energy, LLC*	Boyceville, WI	Corn	40
White Energy	Hereford, TX	Corn/Milo		100
Wind Gap Farms	Baconton, GA	Brewery waste	0.4
Renova Energy	Torrington, WY	Corn	5
Xethanol BioFuels, LLC	Blairstown, IA	Corn	5	35
Yuma Ethanol	Yuma, CO	Corn		40
Total Current Capacity at
118 ethanol biorefineries			6,087.4
Total Under Construction (79)/ Expansions(8)				6,429.9
Total Capacity			12,517.3

*	locally-owned
Updated: May 8, 2007
Competition from Alternative Fuels
      Alternative fuels and ethanol production methods are continually under development by ethanol and oil companies with far greater resources. The major oil companies have significantly greater resources than we have to develop alternative products and to influence legislation and public perception of ethanol. New ethanol products or methods of ethanol production developed by larger and better-financed competitors could provide them competitive advantages and harm our business.
DESCRIPTION OF BUSINESS
      We are a development stage entity organized as a Minnesota limited liability company on October 12, 2004. We expect the ethanol plant to annually process approximately 20 million bushels of corn per year into 55 million gallons of denatured fuel grade ethanol and 95,000 tons of dried distillers grains with solubles. Generally, our board members have little experience building, operating and managing ethanol plants or in marketing, selling and distributing ethanol or distillers grains.
      Prior to the organization of Agassiz Energy, LLC, some of our governors began pursuing the possibility of developing an ethanol plant to be located in northwestern Minnesota that would use barley as a feed stock, and in the process came to refer to themselves as New Harvest Ethanol, although no entity was officially incorporated or organized. In 2004, grant applications were submitted to the Agricultural Utilization Research Institute of Minnesota (AURI) and USDA for grants to fund a feasibility study, business plan, environmental permits, and legal and other services as part of the ethanol plant. Each of the grants required a cash match. In October 2004, we officially organized Agassiz Energy, LLC as a Minnesota limited liability company and continued these efforts.
Primary Product — Ethanol
      Ethanol is a chemical produced by the fermentation of sugars found in grains and other biomass. Ethanol can be produced from a number of different types of grains, such as wheat and milo, as well as from agricultural waste products such as rice hulls, cheese whey, potato waste, brewery and beverage wastes and forestry and paper wastes. However, according to the Renewable Fuels Association, approximately 85 percent of ethanol in the United States today is produced from corn, and approximately 90 percent of ethanol is produced from a corn and other input mix. Corn produces large quantities of carbohydrates, which convert into glucose more easily than most other kinds of biomass. The U.S. Department of Energy listed domestic ethanol production at approximately 4.2 billion gallons in 2005. We anticipate entering into an agreement with a company to market our ethanol, however, we have not yet negotiated or discussed the terms of an ethanol marketing agreement with any ethanol marketing company.
      We anticipate that our business will be that of the production and marketing of ethanol and distillers dried grains. We will not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the plant, or if we are not able to market ethanol and its by-products.
Description of Dry Mill Process
      Our plant will produce ethanol by processing corn. The corn will be received by rail and by truck, then weighed and unloaded in a receiving building. It will then be transported to storage bins. Thereafter, it will be conveyed to a scalper to remove rocks and debris before it is transported to a hammermill or grinder where it is ground into a mash and conveyed into a slurry tank for enzymatic processing. Then, water, heat and enzymes are added to break the ground grain into fine slurry. The slurry will be heated for sterilization and pumped to a liquefaction tank where additional enzymes are added. Next, the grain slurry is pumped into fermenters, where yeast is added, to begin a continuous fermentation process. A vacuum distillation system will divide the alcohol from the grain mash. Alcohol is then transported through a rectifier column, a side stripper and a molecular sieve system where it is dehydrated. The 200 proof alcohol is then pumped to tank farm shift tanks and blended with approximately five percent denaturant, usually gasoline, as it is pumped into storage tanks. The 200 proof alcohol and approximately five percent denaturant constitute ethanol.
      Corn mash from the distillation stripper is pumped into one of several decanter-type centrifuges for dewatering. The water (“thin stillage”) is then pumped from the centrifuges to an evaporator where it is dried into thick syrup. The solids that exit the centrifuge or evaporators (the “wet cake”) are conveyed to the distillers dried grains dryer system or to flat storage to be sold as wet distillers grains with solubles. Syrup is added to the wet cake as it enters the dryer, where moisture is removed. The process will produce distillers grains, which is processed corn mash that can be used as animal feed.

      The following flow chart illustrates the dry mill process:
Source: Renewable Fuels Association, report entitled “How Ethanol is Made,” current as of June 20, 2006, available free of charge on the Internet at www.ethanolrfa.org.
      1.     In the dry-mill ethanol process, the corn kernels are first ground into a flour, or “meal,” and mixed with water in cookers to form a slurry, called “mash.”
      2.     In the cooking system, the action of heat liquefies the starch in the corn and enzymes are added to break down the starch to fermentable sugars.
      3.     The cooked mash is then cooled and pumped to the fermenters where yeast is added. The action of the yeast converts the sugars in the mash into ethanol.
      4.     The fermented mash is pumped to the distillation system where the ethanol is separated from the non-fermentable solids (the stillage), and water is removed to concentrate the ethanol to a strength of 190-proof (95% ethanol).
      5.     The ethanol is further concentrated in a molecular sieve dehydrator to a strength of 200-proof (99+% ethanol), to produce fuel-grade ethanol which is then denatured (rendered unfit for human consumption) with gasoline and transferred to storage tanks.
      6.     The stillage from the distillation system is sent through a centrifuge that separates the coarse grain from the solubles. The solubles are then concentrated in an evaporator system. The resulting material, condensed distillers solubles or “syrup,” is mixed with the coarse grain from the centrifuge and then dried to produce dried distillers grains with solubles, a high quality, nutritious livestock feed. Some of the distillers grains may bypass the final drying stage and be sold as wet distillers grains with solubles.

Thermal Oxidation
      Ethanol plants such as ours may produce odors in the production of ethanol and its primary by-product, distillers dried grains with solubles, which some people may find unpleasant. We intend to eliminate odors by routing dryer emissions through thermal oxidation in the fluid bed boiler. Based upon materials and information from KL we expect thermal oxidation to significantly reduce any unpleasant odors caused by the ethanol and distillers grains manufacturing process. We expect thermal oxidation, which burns emissions, will eliminate a significant amount of the volatile organic carbon compounds in emissions that cause odor in the drying process and allow us to meet the applicable permitting requirements. We also expect this addition to the ethanol plant to reduce the risk of possible nuisance claims and any related negative public reaction against us.
Ethanol Markets
      The principal purchasers of ethanol are generally the wholesale gasoline marketer or blender. The principal markets for our ethanol are petroleum terminals in the continental United States. We may also attempt to access local markets, but these will be limited and must be evaluated on a case-by-case basis.
      We intend to serve the regional and national markets by rail. Because ethanol use results in less air pollution than regular gasoline, regional and national markets typically include large cities that are subject to anti-smog measures in either carbon monoxide or ozone non-attainment areas. We expect to reach these markets by delivering ethanol to terminals which will then blend the ethanol into E10 and E85 gasoline and transport the blended gasoline to retail outlets in these markets.
      We believe that regional pricing tends to follow national pricing less the freight difference. As with national markets, the use of a group-marketing program or a broker is advantageous, especially in the first one to three years of operation.

Ethanol Pricing
      The following chart provides a comparison of average ethanol and gasoline rack prices per gallon F.O.B. Omaha, Nebraska from 1982 through 2005. The following charts show ethanol prices over time and do not necessarily reflect the price of ethanol in northwestern Minnesota at any given point in time.
Ethanol and Unleaded Gasoline Average Rack Prices
F.O.B. Omaha, Nebraska, 1982-2005
Source: Nebraska Energy Office, http://www.neo.ne.gov/statshtml/66.html.
      The following table provides average monthly rack prices per gallon of ethanol in Omaha, Nebraska from 2000 to 2006:
Ethanol Average Rack Prices
F.O.B. Omaha, Nebraska, 2000-2006
(Price per Gallon)

Fuel Type													Annual
Year	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Average

Ethanol
2000	$1.10	$1.14	$1.14	$1.19	$1.25	$1.35	$1.33	$1.33	$1.48	$1.49	$1.66	$1.72	$1.35
2001	$1.77	$1.70	$1.51	$1.46	$1.76	$1.63	$1.41	$1.49	$1.53	$1.36	$1.14	$0.97	$1.48
2002	$0.94	$0.94	$1.12	$1.05	$0.95	$1.03	$1.16	$1.35	$1.28	$1.20	$1.25	$1.21	$1.12
2003	$1.15	$1.30	$1.44	$1.25	$1.12	$1.27	$1.28	$1.27	$1.38	$1.38	$1.65	$1.72	$1.35
2004	$1.40	$1.37	$1.69	$1.80	$1.73	$1.86	$1.68	$1.58	$1.56	$1.87	$1.97	$1.80	$1.69
2005	$1.72	$1.56	$1.31	$1.20	$1.20	$1.42	$1.78	$2.07	$2.74	$2.47	$2.09	$1.99	$1.80
2006	$2.13	$2.52	$2.42	$2.45	$3.04	$3.58	$3.14	$2.72	$2.33	$1.89	$2.25	$2.43	$2.58
2007	$2.26	$2.12	$2.31	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Source: Nebraska Energy Office, http://www.neo.ne.gov/statshtml/66.html.
      Regional pricing tends to follow national pricing less the freight difference. Ethanol price histories for regional markets are presented in the following graph:
Source: California Energy Commission, available at http://www.energy.ca.gov/gasoline/graphs/, (last updated June 5, 2006).
      Historic prices may not be indicative of future prices. On March 23, 2005, the Chicago Board of Trade (“CBOT”) launched the CBOT Denatured Fuel Ethanol futures contract. The new contract is designed to address the growing demand for an effective hedging instrument for domestically produced ethanol. Since we expect to employ a third party marketing firm to sell all of our ethanol we do not expect to directly use the new ethanol futures contract. However, it is possible that any ethanol marketing firm we employ may use the new ethanol futures contracts to manage ethanol price volatility.
Co-Products
      The principal co-product of the ethanol production process is distillers grains, a high protein, high-energy animal feed supplement primarily marketed to the dairy and beef industry. Distillers grains contain bypass protein that is superior to other protein supplements such as cottonseed meal and soybean meal. Bypass proteins are more digestible to the animal, thus generating greater lactation in milk cows and greater weight gain in beef cattle. Dry mill ethanol processing creates three forms of distillers grains: distillers wet grains with solubles (“distillers wet grains”), distillers modified wet grains with solubles (“distillers modified wet grains”) and distillers dry grains. Distillers wet grains are processed corn mash that contains approximately 70 percent moisture and has a shelf life of approximately three days. Therefore, it can be sold only to farms within the immediate vicinity of an ethanol plant. Distillers modified wet grains are distillers wet grains that have been dried to approximately 50 percent moisture. It has a slightly longer shelf life of approximately three weeks and is often sold to nearby markets. Distillers dried grains are distillers wet grains that have been dried to

10 percent moisture. Distillers dried grains has an almost indefinite shelf life and may be sold and shipped to any market regardless of its proximity to an ethanol plant.
      The plant is expected to produce an estimated 95,000 tons per year of distillers dried grains. The distillers grain market is less volatile than the ethanol market and even though corn and distillers grain do not track exactly, they do tend to follow each other. Typically, distillers grains sell at 107 percent-110 percent the price of corn. However, distillers grain prices are affected by soy meal markets, dairy and cattle markets, as well as seasonal changes due to summer pasturing. It is expected that distillers grain produced by the plant will be sold through a marketer. The marketer cost is assumed to be approximately 1% percent FOB fee based on the price of the distillers grains. Therefore, the marketer’s fee will vary depending on the price of the distillers grains. In addition, it is likely that a marketer may require a significant payment to become a member of the marketing group. We do not currently have an agreement with a marketer and we may not be able to enter into such an agreement on favorable terms or at all. We intend to market our distillers grains to the swine, dairy and beef cattle markets existing in Minnesota and the surrounding states, such as Iowa and Nebraska.
Distillers Grains Markets
      According to the University of Minnesota’s DDGS-General Information website (June 20, 2006) approximately 3,200,000 to 3,500,000 tons of distillers grains are produced annually in North America, approximately 98 percent of which are produced by ethanol plants. Ethanol plants in South Dakota and Minnesota produce about 25 percent of this amount. The amount of distillers grains produced is expected to increase significantly as the number of ethanol plants increase.
      The primary consumers of distillers grains are dairy and beef cattle, according to the Renewable Fuels Association’s Ethanol Industry Outlook (2006). In recent years, an increasing amount of distillers grains have been used in the swine and poultry markets. With the advancement of research into the feeding rations of poultry and swine, we expect these markets to expand and create additional demand for distillers grains, however, no assurance can be given that these markets will in fact expand, or if they do, that we will benefit from it. The market for distillers grains is generally confined to locations where freight costs allow it to be competitively priced against other feed ingredients. Distillers grains competes with three other feed formulations: corn gluten feed, dry brewers grain and mill feeds. The primary value of these products as animal feed is their protein content. Dry brewers grain and distillers grains have about the same protein content, and corn gluten feed and mill feeds have slightly lower protein contents.
      As with ethanol, the distillers grains markets are both regional and national. These national markets are just emerging, primarily in the southeast and southwest United States where significant dairy and poultry operations are located. In addition, there is the possibility of some local marketing. Local markets are very limited and highly competitive for the use of distillers grains. We plan to initially market our distillers grains to the local livestock markets surrounding the plant, however, if the local livestock markets prove insufficient to absorb our distillers grains at the prices we desire, we will engage a company to market our distillers grains nationally. We have not yet discussed or negotiated the terms of a distillers grains marketing agreement with any distillers grains marketing company.
Distillers Grains Pricing
      Historically, the price of distillers grains has been relatively steady. Various factors affect the price of distillers grains, including, among others, the price of corn, soybean meal and other alternative feed products, and the general supply and demand of domestic and international markets for distillers grains. We believe that unless demand increases, the price of distillers grains may be subject to future downward pressure as the supply of distillers grains increases because of increased ethanol production. As demonstrated in the table below, the price of distillers grains may be subject to downward pressure.
Corn Feedstock Supply
      We anticipate that our plant will need approximately 20 million bushels of corn per year for our processing. We have not yet entered into any agreement with any potential supplier of our corn. Traditionally, corn grown in our anticipated supply areas have been fed locally to livestock or exported for feeding or processing, but more recently, the construction of numerous ethanol plants has increased competition for the corn supply. We anticipate purchasing our corn from a wide variety of suppliers throughout the Midwest, not just our local region. Our corn transportation costs may be higher for our purchases from outside the local area.
      We expect to purchase corn from North Dakota, South Dakota and Minnesota, which had the following amount of grain corn production according to the U.S. Department of Agriculture:

	2006 Grain	2005 Grain	2004 Grain	2003 Grain
	Corn	Corn	Corn	Corn
Proposed Area	Production	Production	Production	Production

	(Million	(Million	(Million	(Million
	bushels)	bushels)	bushels)	bushels)
North Dakota	155,400	141,250	120,750	131,040
South Dakota	312,340	485,850	539,500	427,350
Minnesota	1,102,850	1,162,800	1,120,950	970,900
      According to the U.S.D.A Prospective Acres Report., as of March 30, 2007, the projected corn planting for 2007 is 7.9 million acres in Minnesota, 2.6 million acres in North Dakota and 5.9 million acres in South Dakota.

      We will be dependent on the availability and price of corn. The price at which we will purchase corn will depend on prevailing market prices. Although we do not anticipate problems sourcing corn, there is no assurance that a shortage will not develop, particularly if there are other ethanol plants competing for corn, an extended drought in the area, or other production problems. In addition, our financial projections assume that we can purchase corn for approximately $3.00-$3.40 per bushel. Recently, corn prices have reached near historical highs and corn prices are expected to remain near or above historic highs due to increased demand.
      Corn prices are primarily dependent on world feedstuffs supply and demand and on U.S. and global corn crop production, which can be volatile as a result of a number of factors, the most important of which are weather, current and anticipated stocks and prices, export prices and supports and the government’s current and anticipated agricultural policy. We note that historical corn pricing information indicates that the price of corn has fluctuated significantly in the past and may fluctuate significantly in the future. Because the market price of ethanol is not related to corn prices, ethanol producers are generally not able to compensate for increases in the cost of grain feedstock through adjustments in prices charged for their ethanol. We, therefore, anticipate that our plant’s profitability will be negatively impacted during periods of high corn prices.
      Our plant will be designed and constructed to utilize alternative feedstocks to corn, most notably barley. Barley has certain advantages over corn, including lower emissions and requires less energy to convert to ethanol than corn. However, we do not anticipate that the type of barley required will be available in sufficient quantities in our region to be used as an alternative feedstock for at least three years, if ever. We have not conducted studies about barley availability or pricing yet, and therefore, barley may not be an economical alternative to corn at such time as we expect to be able to utilize barley.

Grain origination and risk management
      We anticipate establishing ongoing business relationships with local and regional farmers and grain elevators to acquire the corn needed for the project. We have no contracts, agreements or understandings with any grain producer in the area. Although we anticipate procuring grains from these sources, there can be no assurance that such grains can be procured on acceptable terms, or if at all.
      We expect to hire or contract with a commodities manager to ensure the consistent scheduling of corn deliveries and to establish and fill forward contracts through grain elevators and producers. The commodities manager will utilize forward contracting and hedging strategies, including certain derivative instruments such as futures and option contracts, to manage our commodity risk exposure and optimize finished product pricing on our behalf. We anticipate that most of our grain will be acquired in this manner. Forward contracts allow us to purchase corn for future delivery at fixed prices without using the futures market. The corn futures market allows us to trade in standard units of corn for delivery at specific times in the future. Option contracts consist of call options (options to purchase a fixed amount of a commodity) and put options (options to sell a fixed amount of a commodity). We expect to use a combination of these derivative instruments in our hedging strategies to help guard against corn price volatility. Hedging means protecting the price at which we buy corn and the price at which we will sell our products in the future. It is a way to attempt to reduce the risk caused by price fluctuation. The effectiveness of such hedging activities will depend on, among other things, the cost of corn and our ability to sell enough ethanol and distillers grains to use all of the corn subject to futures and option contracts we have purchased as part of our hedging strategy. Although we will attempt to link hedging activities to sales plans and pricing activities, such hedging activities themselves can result in costs because price movements in corn contracts are highly volatile and are influenced by many factors that are beyond our control. We may incur such costs and they may be significant.
Project Location and Proximity to Markets
      We anticipate building our plant in Erskine, Minnesota. We anticipate the final plant site will have access to both interstate and local roads and two separate rail transportation lines.
      We selected this site for its access to two major rail lines, its ability to handle unit trains (over 100 cars per train) which are favored by the railway companies and given pricing breaks and scheduling priority over non-unit trains, its proximity to U.S. and Canadian markets and its ability to receive corn supplies by rail, coal supplies by truck and ship ethanol and distilled grain by rail and truck. We believe we are located in an area with rail access to east coast markets for our ethanol.
      Given the past use of the site — agricultural — there have not been any concerns raised regarding potential environmental hazards. The environmental review being completed with the Minnesota Pollution Control Agency (MPCA) will address past land use and environmental issues with a goal of identifying potential environmental effects of the development. We also completed a preliminary site assessment to identify potential permitting and siting issues; however, this was focused on assisting Agassiz Energy in site selection and would not be a surrogate for a Phase I ESA.
      On March 16, 2005, we executed a real estate option agreement with Randy and Jennifer Kroeplin granting us an option to purchase 100 acres of land in Polk County, Minnesota. Under the terms of the option agreement, we paid $5,000 for the option and have the option to purchase the land for $120,000. On March 10, 2006, we extended the option for an additional 12 months for $5,000. In March 2007 the Kroeplin real estate option expired. On March 30, 2007, a new land option to purchase up to 150 acres was executed with Randy Kroeplin, the now sole owner of the property. Under the terms of the agreement, we paid $5,000 for the option, which amount will be credited toward the purchase prices. If the option is exercised, Randy will receive $100,000 in cash, 200,000 membership units in the Company and warrants to purchase up to 200,000 membership units at $1.00 per unit within seven years. On April 30, 2005, we executed a real estate option agreement with David and Delores Czech granting us an option to purchase 58 acres of land in Polk County, Minnesota. Under the terms of the option agreement, we paid $5,000 for the option and have the option to purchase the land for approximately $60,000. On March 10, 2006, we extended this for an additional 12 months for $5,000. On March 20, 2007, we signed a second extension of the option to March 31, 2008 for $5,000. Should we choose to exercise the option, the $15,000 option price will be credited to the purchase price of the land. On March 11, 2006 we executed a real estate option agreement with Warren and Henriette Thompson granting us an option to purchase 24 acres of land in Polk County, Minnesota. Under the terms of the option agreement, we paid $20,000 for the option and have the option to purchase the land for $200,000 until March 31, 2007. On March 20, 2007, we signed an extension for an additional 12 months for $20,000. Should we choose to exercise the option, the $40,000 option price will be credited to the purchase price of the land. On July 8, 2006, we executed a real estate option agreement with Richard and D’wana Carroll granting us the option to purchase 15 acres of farmland adjacent to the other parcels of land currently subject to option agreements in Polk County, Minnesota. Under the terms of the agreement, we paid $25,000 when the agreement was executed, and paid an additional $35,000 on November 15, 2006 for this option and have the option to purchase the land for $442,000 at any time during the period from March 15, 2007 until April 2007. This option was extended on March 21, 2007 until March 31, 2008. In consideration of the extension, we granted to the Carroll’s, as husband and wife, warrants to purchase up to 53,000 membership units in the Company at $1.00 per unit for a period of seven years.
      We intend to acquire all four parcels of land, resulting in a total site size of approximately 247 acres.
      We have submitted a conditional use farm related business permit to Polk County, Minnesota for our zoning. We have also completed an Environmental Assessment Worksheet (EAW) which has been submitted to the MPCA. Our final zoning conditional use permit will be issued upon completion of review by the MPCA and Polk County of the EAW unless an Environmental Impact Statement (EIS) is required. If an EIS is required, our final zoning permit will be postponed until the EIS process is completed. There can be no assurance that we will not encounter environmental hazardous conditions such as groundwater or other subsurface contamination at the plant site. We may encounter environmental hazardous conditions at the chosen site that may delay the construction of the ethanol plant. We do not expect that KL, will be responsible for any environmental hazardous conditions encountered at the site. Upon encountering an environmental hazardous condition, KL may suspend work in the affected area. If we receive notice of an environmental hazardous condition, we may be required to correct the condition prior to continuing construction. The presence of an environmental hazardous condition will likely delay construction of the ethanol plant and may require significant expenditure of our resources to correct the condition. In addition, it is anticipated that KL will be entitled to an adjustment in price if it has been adversely affected by the environmental hazardous condition. If we encounter any environmental hazardous conditions during construction that require time or money to correct, such event may have a material adverse effect on our operations, cash flows and financial performance.

Transportation and delivery
      We anticipate our plant will have the facilities to receive grain by truck and rail, coal by truck and to load ethanol and distillers grains onto trucks and rail cars. Our site has direct access to two major rail lines and convenient access to roadways. At this time, we do not have any contracts in place with any railway.
      R&R Contracting of Grand Forks, North Dakota has executed a contract to perform rail engineering and design services necessary to install rail infrastructure for a 55 million gallon per year ethanol plant. R&R estimated the cost for these services at $3.3 million. We have access to two railways and expect to be able to utilize unit and local trains, as needed, to deliver our corn to the plant and deliver our ethanol and distillers grains from the plant.
Utilities
      The production of ethanol is a very energy intensive process that uses significant amounts of electricity and coal. Water supply and quality are also important considerations. We plan to enter into agreements with local electric utilities to provide our needed energy. We expect to obtain all the water our plant requires from wells drilled on our property. In addition, we are in negotiations with suppliers to purchase the coal needed for the plant. There can be no assurance that those utilities and companies will be able to reliably supply the coal and electricity that we need or that our wells can supply the water we need.
      If there is an interruption in the supply of energy or water for any reason, such as supply, delivery, or mechanical problems, we may be required to halt production. If production is halted for an extended period of time, it may have a material adverse effect on our operations, cash flows, and financial performance.

Electricity
      We expect to require significant amounts of electricity to power our plant. We have not yet negotiated, reviewed or executed any agreement with a power company to provide electricity to our site. The plant is located with access to two regional power companies, either of which can provide sufficient electricity to meet our demands and both of which have indicated they would be willing to supply our power. The price at which we will be able to purchase electric services has not yet been determined.

Water
      We will require a significant supply of water. Based on the design specifications from KL, we anticipate our plant water requirements to be approximately 844,000 gallons per day depending upon the quality of water. We have assessed our water needs and available supply and determined that we will need to drill one or more new high capacity wells to meet the plant’s water needs. We do not anticipate using municipal water sources.
      Much of the water used in an ethanol plant is recycled back into the process. There are, however, certain areas of production where fresh water is needed. Those areas include boiler makeup water and cooling tower water. Boiler makeup water is treated on-site to minimize all elements that will harm the boiler and recycled water cannot be used for this process. Cooling tower water is deemed non-contact water because it does not come in contact with the mash, and, therefore, can be regenerated back into the cooling tower process. The makeup water requirements for the cooling tower are primarily a result of evaporation. Depending on the type of technology utilized in the plant design, much of the water can be recycled back into the process, which will minimize the discharge water. This will have the long-term effect of lowering wastewater treatment costs, though the initial costs for this technology will likely be higher than if we did not use a non-discharge system.

Coal
      We expect our plant will consume approximately 167,000 tons of coal per year (375 tons of coal per operating day). While we have entered into discussions with a large coal producer based in Wyoming and Montana to supply our coal, we do not yet have any contract with them or any company for the delivery of our coal and therefore, there can be no assurance that the coal we need will always be delivered as we need it. Any disruption could either force us to reduce our operations shut down the plant, or attempt to use natural gas, any of which would reduce our revenues. We believe there is sufficient supply of coal from the Powder River Basin coal regions in Wyoming and Montana to meet our demands. According to the U.S. Energy Information Administration in April 2006, Wyoming has estimated total coal reserves of 7,053 million tons and Montana has estimated total coal reserves of 1,140 millions tons. According to the U.S. Energy Information Administration, in 2004, Wyoming produced 396,493 thousand tons of coal and Montana produced 39,989 thousand tons of coal. We believe we will be able to acquire our coal through a large coal dump facility located in Ardock, North Dakota, which is approximately 90 miles from our plant location. The coal would then be trucked to our plant.
      In addition to our expected coal supply from Wyoming and Montana, the U.S. has large national coal reserves located in the Western U.S., the Appalachian region and in the interior states such as Illinois, Kentucky, Indiana and Texas that we believe we could obtain coal from if our supply from Montana and Wyoming was disrupted. Coal prices in the U.S. have tended to be fairly stable, but in recent years have risen as demand from U.S. industries and foreign companies, including those in China, has increased.
      Use of coal will produce approximately 60 tons of coal fly ash per day, all of which must be disposed of. Polk County, Minnesota has advised us by letter dated March 7, 2006, that it will accept our coal fly ash for disposal in a County landfill for a tip fee of $45.00 per ton, subject to future increases for inflation or increased landfill expenses directly related to managing the coal fly ash for a yearly total of approximately $875,000. The county estimates that the landfill it has designated will be filled in 12 years assuming it receives our coal fly ash. We intend to work with the County to analyze the possibility of either developing an industrial solid waste lined cell for the coal fly ash or developing an on-site land fill on our property when the presently designated landfill site is full.

Natural Gas
      As a backup in the event we are unable to use coal due to restrictions in supply or environmental issues, we believe that we would be able to utilize natural gas as an alternative to coal. We have contacted two local natural gas companies about supplying natural gas to our plant via pipe line and we have received preliminary pricing information for converting our plant to natural gas, running the necessary pipe lines to our plant and purchasing the natural gas. We believe that there would be an adequate supply of natural gas available to us, but we have no contracts in place currently, nor do we intend to do so unless necessary. Natural gas prices have tended to be much higher than coal for the equivalent amount of energy produced, and both the supply and price of natural gas have fluctuated significantly in recent years due to increased demand and supply problems, mainly attributable to hurricanes and poor weather in the Gulf of Mexico and the U.S. gulf coast, the major U.S. natural gas producing region. If we are forced to convert our plant from a coal-fired to a natural gas-fired plant, we would be required to pay for new design plans from our builder and design engineer. We would also lose all of our money already spent on the coal-fired designs. While the initial construction costs of a natural gas-fired ethanol plant tend to be significantly lower than a coal fired-ethanol plant, the long-term operating costs associated with a natural gas-fired ethanol plant tend to be considerably higher. Because we do not believe, based on our own analysis and discussions with officials at the Minnesota Pollution Control Agency and our environmental consultant, that we will be required to abandon our plans for a coal fired ethanol plant, we have not conducted a quantitative impact analysis to switch to a natural gas-fired plant.
Employees
      We presently have no employees. Prior to completion of the plant construction and commencement of operations, we intend to hire between 37 and 43 full-time employees. Approximately six of our employees will be involved primarily in management and administration and the remainder will be involved primarily in plant operations. Our President, our executive officers are not employees and they do not currently receive any compensation for their services.
      The following table represents some of the anticipated positions within the plant and the minimum number of individuals we expect will be full-time personnel:

# Full-Time
Position	Personnel

General Manager	1
Plant Manager	1
Commodities Manager	1
Controller	1
Lab Manager	1
Lab Technician	1
Secretary/ Clerical	2
Shift Supervisors	4
Material Handlers	14
Maintenance Supervisor	1
Maintenance Craftsmen	4
Plant Operators	7

TOTAL	38

      The positions, titles, job responsibilities and number allocated to each position may differ when we begin to employ individuals for each position.
      We intend to enter into written confidentiality and assignment agreements with our officers and employees. Among other things, these agreements will require such officers and employees to keep all proprietary information developed or used by us in the course of our business strictly confidential.
      Our success will depend in part on our ability to attract and retain qualified personnel at a competitive wage and benefit level. We must hire qualified managers, accounting, human resources and other personnel. We operate in a rural area with low unemployment. There is no assurance that we will be successful in attracting and retaining qualified personnel at a wage and benefit structure at or below those we have assumed in our project. If we are unsuccessful in this regard, we may not be competitive with other ethanol plants which would have a material adverse affect on our operations, cash flows and financial performance.
Sales and Marketing
      We intend to sell and market the ethanol and distillers grains produced at the plant through normal and established markets. We hope to market all of the ethanol produced with the assistance of an ethanol distributor, but have not yet entered into any agreements regarding the sale of our ethanol. Similarly, we hope to sell all of our distillers grains through the use of an ethanol-byproducts marketing firm, but have not yet entered into any agreements regarding the sale of our distillers grains. We do not plan to hire or establish an internal sale organization to market any of the products or co-products we produce.
Strategic Partners

Design Builder: KL Process Design Group
      KL is a design-build firm specializing in ethanol plant design, construction and operation. KL has designed and built ethanol plants and ethanol plant expansions primarily in the midwest United States. There are no material relationships between us or any of our governors, officers or affiliates and KL or any of its component companies.

      We expect to pay KL approximately $111,808,000 in exchange for the following services:

•	Providing a preliminary design and construction schedule and a guaranteed maximum price for the design and construction of the plant;

•	Designing and building the plant; and

•	Assisting us in locating appropriate operational management for the plant.
      We will also issue KL membership units so that at the conclusion of this offering, KL would own 4.5% of our issued and outstanding membership units.
      We will be responsible for fees and expenses related to financing, such as printing and publication expenses, legal fees, ratings, credit enhancements, trustee or agent fees and any registration fees.
      We also anticipate hiring KL to manage the operations of our plant, although we have not yet signed any binding or non-binding agreement to do so.

Transaction with PRX Geographic, Inc.
      We have entered into a consulting agreement with PRX Geographic, Inc. pursuant to which PRX Geographic, Inc. is conducting a corn origination analysis, a small area supply demand analysis and a feasibility study and will provide us with a report containing their findings. PRX Geographic, Inc. has over 15 years of experience as a leading supplier of corn, bean, and wheat supply/demand fundamentals to the United States grain industry. PRX Geographic, Inc., based in Chelsea, Michigan, uses a propriety analytical method called Commodity Market Zone Analysis to provide grain origination analysis to assist its clients in making strategic planning decisions. The findings of the corn origination analysis will be provided when they are available. The origination analysis is being performed on a study of the surrounding counties and the supply demand analysis is specific to the counties PRX Geographic, Inc. determines to constitute the most probable origination area for the proposed plant. In exchange for their services, we paid PRX Geographic, Inc. the sum of $37,500. There are no material relationships between us or any of our governors, officers or affiliates and PRX or any of its component companies.

Construction and timetable for completion of the project
      In April 2007, we executed a Letter of Intent with KL to design and build our proposed ethanol plant. Pursuant to this contract, the project will be done in three phases:

Phase I — Permit Completion and Up-Front Engineering:

State and Federal permitting, any changes based on process design required for the current Air and Water Quality permit applications and construction storm water prevention plan; Alcohol Tobacco and Trade Bureau Permitting (TTB) and any local construction permits and up-front process design to support the permitting process. Deliverables will include, but are not limited to, Process Flow Diagrams (PFD’s) with integrated heat and material balance, Aspen Plus® software process simulation modeling results, Process Description (Design Basis Document), and the completed/ amended permit applications listed above. Costs: $100,000 in up-front engineering and project development costs prior to project funding.

Phase II — Construction: Process Engineering and Construction Management:

Piping and Instrumentation Diagrams/ Drawings (P&ID’s), Equipment List, Civil/ Structural Drawings, Engineering and Construction Quality Assurance Programs, Site Management, Scheduling and Budget Management, Construction Site Safety Program, Instrumentation Ladder Logic, Process Buildings, Process Equipment, Engineering Liaison Project Engineer and Site Administrator and Construction Manager. KL will provide a license agreement to Agassiz related to any process technology utilized by KL in the design, construction or operation of the Plant. Equipment and Service Acquisitions will be through an open-bid process available for inspection by Agassiz Energy,

LLC. As general contractor, KL will be responsible for overseeing the construction of the Plant and construction sub-contractors. Sub-contractors will include, but are not limited to, mechanical, electrical and instrumentation, excavation, concrete, tank fabrication and HVAC services. KL will be responsible for insuring the operating facility is constructed in accordance with prudent engineering, plans, drawings and specifications. Costs: approximately $126,808,000, invoiced to Agassiz each month during construction.

Phase III — Start-up and Operations:

Equipment Check-out, Punch-List, Operator Training, Plant Start-up, Human Resources, Management, Co-Product Marketing and Accounting Structure and Plant Operations. Deliverables will include but are not limited to a staffed and efficient operating ethanol plant producing 55 million gallons per year, a related amount of distillers grains, Construction Operations Manuals, Safety Manuals, Employee Handbooks, and Environmental Reporting Schedule. Management and marketing agreements to be negotiated during Phase II and Phase III.
      Assuming this offering is successful, and we are able to complete the debt portion of our financing, we estimate that the project will be completed approximately 12 to 18 months after we close on this offering. This schedule further assumes that two months of detailed design will occur prior to closing and the construction schedule will be followed by two months of commissioning. During the period of commissioning, we expect preliminary testing, training of personnel and start-up of operations at our plant to occur. This schedule also assumes that bad weather and other factors beyond our control do not upset our timetable as there is no additional time built into our construction schedule for unplanned contingencies. There can be no assurance that the timetable that we have set will be followed, and factors or events beyond our control could hamper our efforts to complete the project in a timely fashion.
Regulatory Permits
      We will be subject to extensive air, water and other environmental regulations and we will need to obtain a number of environmental permits to construct and operate the plant. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various required environmental permits. We have engaged Natural Resources Group, Inc. of Minneapolis, Minnesota to assist us with obtaining certain environmental permits, and to advise us on general environmental compliance. As of March 31, 2007, we have spent approximately $259,000 on regulatory permit applications and related fees and expect to spend approximately $50,000 in addition prior to completion of the plant. There are no material relationships between the company or any of its governors, officers or affiliates and the Natural Resources Group.
      Of the permits described below, we must obtain the Major Source Permit for air emissions and the Construction Storm Water Discharge Permit prior to starting construction. The remaining permits will be required shortly before or shortly after we can begin to operate the plant. If for any reason any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all. In addition to the state requirements, the United States Environmental Protection Agency (“EPA”) could impose conditions or other restrictions in the permits that are detrimental to us or which increase permit requirements or the testing protocols and methods necessary to obtain a permit either before, during or after the permitting process. Minnesota and the EPA could also modify the requirements for obtaining a permit. Any such event would likely have a material adverse impact on our operations, cash flows and financial performance.
      Even if we receive all required permits from Minnesota, we may also be subject to regulatory oversight from the EPA. Currently, the EPA’s statutes and rules do not require us to obtain separate EPA approval in connection with the construction and operation of the proposed plant. Minnesota is authorized to enforce the EPA’s federal emissions program. However, the EPA does retain authority to take action if it decides that the state is not correctly enforcing its emissions program. Additionally, environmental laws and regulations, both at the federal and state level, are subject to change, and changes can be made retroactively. Consequently, even if we have the proper permits at the present time, we may be required to invest or spend considerable resources to comply with future environmental regulations or new or modified interpretations of those regulations to the detriment of our financial performance.
      The following permits may be required:
Federal Permits

Clean Air Act

•	Prevention of Significant Deterioration (PSD) and Construction Permits

•	Applicable Federal New Source Performance Standards (NSPS)

•	Applicable National Emission Standards for Hazardous Air Pollutants (NESHAPS)

•	Title V Operating Permit of the Clean Air Act Amendments of 1990

•	Risk Management Plan

Clean Water Act

•	National Pollutant Discharge Elimination System (NPDES)

•	Oil Pollution Prevention and Spill Control Countermeasures

Comprehensive Environmental Response Compensation and Liability Act & Community Right to Know Act (CERCLA/ EPCRA

•	Tier II Forms — listing of potentially hazardous chemicals stored on-site

•	EPCRA Section 313 and 304 and CERCLA Section 103. These reports track use and release of regulated substances above threshold and/or designated quantities annually

Alcohol and Tobacco Tax and Trade Bureau

•	Alcohol Fuel Permit (AFP)
State Permits

•	Air Quality Permits

•	Storage Tank Permits

•	Water Quality Permits

•	State Liquor License

•	State Department of Motor Fuels

•	State Department of Transportation

•	Highway Access Permit

•	Possible Easement Rights

•	State Department of Health

•	State Department of Public Service

•	Boiler License

•	State Department of Natural Resources

•	Water appropriation permits

•	Other waters and wetland considerations

Synthetic Major permit for air emissions
      Our preliminary estimates indicate that this facility will be considered a major source of regulated air pollutants. There are a number of emission sources that are expected to require permitting. These sources include the boiler, ethanol process equipment, storage tanks, scrubbers, and baghouses. The types of regulated pollutants that are expected to be emitted from our plant include PM10, CO, NOx and VOCs. The activities and emissions mean that we are expected to obtain a major construction permit for the facility emissions. Because of regulatory requirements, we anticipate that we will agree to limit production levels to a certain amount, which may be slightly higher than the production levels described in this document (currently projected at 55 million gallons per year at the nominal rate with the permit at a slightly higher rate) in order to avoid having to obtain Title V air permits. These production limitations will be a part of the major construction permit. If we exceed these production limitations, we could be subjected to very expensive fines, penalties, injunctive relief and civil or criminal law enforcement actions. Exceeding these production limitations could also require us to pursue a Title V air permit. There is also a risk that further analysis prior to construction, a change in design assumptions or a change in the interpretation of regulations may require us to file for a Title V air permit. If we must obtain a Title V air permit, then we will experience significantly increased expenses and a significant delay in obtaining a subsequently sought Title V air permit. There is also a risk that Minnesota might reject a Title V air permit application and request additional information, further delaying startup and increasing expenses. Even if we obtain a major construction permit prior to construction, the air quality standards may change, thus forcing us to later apply for a Title V air permit. There is also a risk that the area in which the plant is situated may be determined to be a nonattainment area for a particular pollutant. In this event, the threshold standards that require a Title V air permit may be changed, thus requiring us to file for and obtain a Title V air permit. The cost of complying and documenting compliance should a Title V air permit be required is also higher. It is also possible that in order to comply with applicable air regulations or to avoid having to obtain a Title V air permit, we would have to install additional air pollution control equipment such as additional or different scrubbers.

Air pollution standard
      There are a number of standards which may effect the construction and operation of the plant going forward. The Prevention of Significant Deterioration (“PSD”) regulation creates more stringent and complicated permit review procedures for construction permits. It is possible, but not expected, that the plant may exceed applicable PSD levels for NOx, CO, and VOCs. If the plant exceeds applicable PSD levels for NOx, CO, and VOCs, then the plant would be required to install more expensive pollution control equipment in order to reach the mandatory maximum levels for NOx, CO and VOCs. The purchase and installation of such equipment would increase costs.

Waste Water Discharge Permit
      This plant will be a zero-discharge facility. We expect that we will use water to cool our closed circuit systems in the plant. In order to maintain a high quality of water for the cooling system, the water will be continuously replaced with make-up water. As a result, this plant will discharge clean, non-contact cooling water from boilers and the cooling towers. Several discharge options, including publicly owned treatment works, use of a holding pond, discharge to a receiving stream, and other options are under consideration by our consulting engineers and us. Each of these options will require an appropriate permit. We must submit the applicable permit applications(s) prior to beginning of construction.

Storm Water Discharge Permit (NDPES) and Storm Water Pollution Prevention Plan (SWPPP Permits)

Permit for Industrial Activity:
      Before we can begin construction of our plant, we must obtain a Storm Water Discharge Permit for industrial activity from the applicable state agency. This permit must be filed before construction begins. A

Storm Water Pollution Prevention Plan must also be in place that outlines various measures we plan to implement to prevent storm water pollution.
      Minnesota imposes additional water quality test and effluent limits for stormwater discharges. The inability to meet stormwater discharge levels may require other water discharge treatment options, including publicly owned treatment works, use of a holding pond, discharge to a receiving stream, subsurface infiltration, irrigation and other options. If those treatment options are required, it could increase our expenses. Although Minnesota’s NPDES general permit for industrial activity has expired, applicants for new sites are currently allowed to apply for the permit under the expired permit. It is possible that the Minnesota regulations pertaining to NPDES permits for industrial activity could be changed in the future and that those regulations could add additional requirements for discharges of storm water. On August 9, 2005 the Minnesota Court of Appeals issued a decision holding that no NPDES permits should be granted by the Minnesota Pollution Control Agency if the discharges would decrease water quality for a receiving waterway on Minnesota’s impaired waterways list. Minnesota is appealing this decision. Based on the court’s decision, Minnesota has temporarily suspended granting any Storm Water Discharge Permits for Industrial Activity (NPDES) permits for new construction if the permit would decrease water quality for a receiving waterway on the impaired waters list, pending further appeal or new regulations. Pending new regulations or a reversal on appeal, we must be certain that storm water discharges that could decrease water quality do not enter an impaired water way of Minnesota in order to prevent any construction delays.

Permit for Construction:
      Prior to the commencement of construction of the plant, in Minnesota we must file for an NPDES/ SDS permit. If the agency does not object to the notice of intent, we could begin construction and allow storm water discharge in most circumstances seven days in Minnesota if the site is less than fifty acres in size. As part of the application for the Construction Site Storm Water Discharge Permit or Minnesota NPDES/ SDS permit, we will need to have a Storm Water Pollution Prevention Plan in place that outlines various measures we plan to implement to prevent storm water pollution. Other compliance and reporting requirements may also apply depending upon the results of the agency review. We would also be subject to certain reporting and monitoring requirements. We anticipate, but there can be no assurances, that we will be able to obtain these permits. The ability to obtain a Construction Site Storm Water Discharge Permit in Minnesota may be affected by the Minnesota Court of Appeals decision as described above in the same way that a Storm Water Discharge Permit for Industrial Activity is affected.

New source performance standards
      The plant will be subject to new source performance standards for both the plant’s distillation processes and the storage of volatile organic compounds used in the denaturing process. These duties include initial notification, emissions limits, compliance, monitoring requirements, and record keeping requirements.

Environmental Assessment
      We are required to undergo an environmental assessment process before we can begin construction of the plant. This process includes filing an Environmental Assessment Worksheet and allowing a public review period. In addition, local governmental units have a right to request additional information. It is also possible that the environmental assessment process could trigger a requirement for an environmental impact study. No construction can begin and no permits can be issued until a decision is made on whether an environmental impact study is required, although applications for permits may be filed and reviewed while the environmental assessment is being considered. There is no assurance that we will be granted permits to begin construction until the project has been approved as part of the environmental impact study process. There is no assurance that the project will be approved upon review of the environmental impact study. Failure to obtain approval by the reviewing agency would mean that the project cannot proceed until objections to the environmental impact of the site are met. There is no assurance that all objections can be met.

Spill prevention, control, and countermeasures plan
      Before we can begin operations, we must prepare and implement a Spill Prevention Control and Countermeasure (“SPCC”) plan in accordance with the guidelines contained in 40 CFR § 112. This plan will address oil pollution prevention regulations and must be reviewed and certified by a professional engineer. The SPCC must be reviewed and updated every three years.

Tank Permit
      Minnesota has an additional tank permitting program for tanks holding hazardous chemicals in capacities over one million gallons. This program requires record-keeping, spill protection and response requirements in addition to the SPCC program. We anticipate, but there can be no assurances, that we will be able to obtain this permit.

Well Permit
      Based on our studies so far, we anticipate that we will need to drill at least two high capacity wells to meet the plant’s water needs. As a result, we will need to apply to the appropriate state agency for a well permit. Minnesota requires a public notice and hearing process before a well permit can be granted. In the event this permit is not approved, we would need to explore alternative water supply sources, however, the cost of alternative water supply sources could prohibit their use. Water resources in Minnesota are not unlimited. It is possible that the potential site for the plant might be unable to produce water in sufficient quantities to support plant operations. We intend to apply for this permit before construction begins.

Alcohol and Tobacco Tax and Trade Bureau, Requirements
      Before we can begin operations, we must comply with applicable Alcohol and Tobacco Tax and Trade Bureau (formerly the Bureau of Alcohol, Tobacco and Firearms) regulations. These regulations require that we first make application for and obtain an alcohol fuel producer’s permit. The application must include information identifying the principal persons involved in our venture and a statement as to whether any of them have ever been convicted of a felony or misdemeanor under federal or state law. The term of the permit is indefinite until terminated, revoked or suspended. The permit also requires that we maintain certain security measures. We must also secure an operations bond pursuant to 27 CFR § 19.957. There are other taxation requirements related to special occupational tax and a special stamp tax.

Risk Management Plan
      We are currently in the process of determining whether anhydrous ammonia or aqueous ammonia will be used in our production process. Pursuant to § 112I(7) of the Clean Air Act, stationary sources with processes that contain more than a threshold quantity of a regulated substance are required to prepare and implement a Risk Management Plan. If we use anhydrous ammonia, we must establish a plan to prevent spills or leaks of the ammonia and an emergency response program in the event of spills, leaks, explosions or other events that may lead to the release of the ammonia into the surrounding area. The same requirement may also be true for denaturant. This determination will be made as soon as the exact chemical makeup of the denaturant is obtained. We will need to conduct a hazardous assessment and prepare models to assess the impact of an ammonia and/or denaturant release into the surrounding area. The program will be presented at one or more public meetings. However, if we use aqueous ammonia, the risk management program will only be needed for the denaturant. In addition, it is likely that we will have to comply with the prevention requirements under OSHA’s Process Safety Management Standard. These requirements are similar to the Risk Management Plan requirements. The Risk Management Plan should be filed before use.

Environmental Protection Agency
      Even if we receive all state required environmental permits for construction and operation of the plant, we will also be subject to oversight activities by the EPA. There is always a risk that the EPA may enforce certain rules and regulations differently than the state’s environmental administrators. State or EPA rules and regulations are subject to change, and any such changes may result in greater regulatory burdens.
Nuisance
      Ethanol production has been known to produce an odor to which surrounding residents could object. Ethanol production may also increase dust in the area due to operations and the transportation of grain to the plant and ethanol and distillers dried grains from the plant. Such activities may subject us to nuisance, trespass, or similar claims by employees or property owners or residents in the vicinity of the plant. To help minimize the risk of nuisance claims based on odors related to the production of ethanol and its by-products, we intend to install a thermal oxidizer in the plant. See “DESCRIPTION OF BUSINESS — Thermal Oxidation” for additional information. Nonetheless, any such claims or increased costs to address complaints may have a material adverse effect on us, our operations, cash flows, and financial performance.
      We are not currently involved in any litigation involving nuisance or any other claims.
GOVERNORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
      We have nine governors on our board of governors. These governors will serve until the next regular or special meeting of the members. It is currently our intention that at the first regular or special meeting of the members following the date on which substantial operations of the facilities commence, the number of elected governors shall be reduced and become fixed at seven. Except for John Stone, Vice President, it is expected that the governors and officers will provide between 4 and 8 hours per week to board matters. John Stone will be working full-time for us coordinating this offering and securing our debt financing. John Stone will organize our mailing lists and prepare and organize our investor meetings and presentations to investors. Identification of Governors, Executive Officers and Significant Employees.
      The following table shows the governors and officers of Agassiz Energy, LLC as of the date of this prospectus:

Governor and Officer	Office

Donald Sargeant	Chairman of Board/President
Larry Altringer	Governor/Treasurer
Wayne Wagner	Governor/Vice President
Gary Bridgeford	Governor
Roger Dziengel	Governor/Secretary
Leroy Reitmeier	Governor
Tom Jorgens	Governor
Craig Morgan	Governor
John Vallager	Governor
John Stone	Vice President
Business Experience of Governors and Officers
      The following is a brief description of the business experience and background of our officers and governors. None of our governors or executive officers has any experience working with financial accounting and preparation of reports under the Exchange Act. No company mentioned below is subject to SEC reporting obligations.
      Donald Sargeant, President, Chairman and Governor. Age 65. 18548 West Union Trail SE, Erskine, MN 56535. Mr. Sargeant has served as our President, Chairman and Governor since our inception. Mr. Sargeant was the Chancellor Emeritus from 2003 to 2007 and, Director of International Programs and a Professor at the University of Minnesota, Crookston from 1985 to 2007. Mr. Sargeant also serves on the board of directors of the American Federal Bank, Glenmore Foundation, and Phoenix Industries, a manufacturing company. Mr. Sargeant has Bachelors of Science and Masters of Education degrees from the University of Illinois, and a PhD in Agricultural Education from Pennsylvania State University.
      Larry Altringer, Treasurer and Governor. Age 63. 18569 390 St East, Erskine, MN 56535. Mr. Altringer has served as our Treasurer, Governor and Tax Matter Member since our inception. Mr. Altringer is the President of Napa Auto Parts in Crookston, Minnesota, Midwest Minnesota Dehydrated Vegetables and is on the board of directors of Bremer Bank, Crookston, and Phoenix Industries, a manufacturing company.
      Wayne Wagner, Vice President and Governor. Age 56. 25477 US Highway 75 SW, Crookston, MN 56716. Mr. Wagner has served as our Vice President and Governor since our inception. Mr. Wagner has been the Farm Manager for A.W.G. Farms, Inc. since 1975.
      Gary Bridgeford, Governor. Age 60. 19626 445 Avenue SW, East Grand Forks, MN 56721. Mr. Bridgeford has served as our Governor since our inception. Mr. Bridgeford is the President of Industrial Contract Services, a general constructing company, Bridgeford Engineering, an engineering firm and a partner in The Leasing Co., a leasing company. Mr. Bridgeford is a registered Professional Engineer in Minnesota and North Dakota and has a Bachelors of Science degree in Mechanical Engineering from the University of North Dakota.
      Roger Dziengel, Secretary and Governor. Age 61. 2844 150th Street, Kennedy, MN 56733. Mr. Dziengel has served as our Governor since our inception. Mr. Dziengel is a local area farmer and has been a sales representative for Pioneer HiBred seeds since January 2000 and has been the Townboard Supervisor for Davis Township since January 2000.
      Leroy Reitmeier, Governor. Age 58. 34847 255th Avenue SW, Crookston, MN 56716. Mr. Reitmeier has served as our Governor since our inception. Mr. Reitmeier has been a local area farmer since 1975 and has been the president of Gentilly, LLC, a local feeder capital company since 2005.
      Tom Jorgens, Governor. Age 59. 309 Leonard Avenue, P.O. Box 552, Crookston, MN 56716. Mr. Jorgens has served as our Governor since our inception. Mr. Jorgens has been the president of PolyCell Technologies, a bioscience, health and nutrition company since May 2000 and was the president of Applied Biofutures, a consulting firm from April 1998 to June 2003. Mr. Jorgens also serves on the board of directors of Riverview Healthcare, a private non-profit company and Verdant Biosciences, LLC.
      Craig Morgan, Governor. Age 47. 610 Old Highway 75, Crookston, MN 56716. Mr. Morgan has served as our Governor since our inception. Mr. Morgan is the owner and President of Red Power International, Inc., a retail farm equipment dealership, and is a board member of the Crookston Development Authority, Crookston Area Chamber of Commerce, Crookston Blue Line Club and on the Case IH Roughrider board.
      John Vallager, Governor. Age 57. 520 5th Ave NE, Crookston, MN 56716. Mr. Vallager has served as our Governor since December 2005. Mr. Vallager is the treasurer of Crookston Jobs Inc., a Crookston, Minnesota based jobs development company. Mr. Vallager is also a certified public accountant since 1976 and has been a shareholder at Drees, Riskey & Vallager, Ltd., an accounting firm from 1979 to present.
      John D. Stone, Vice President. Age 65. 11220 Tall Timbers Rd SW, Garfield, MN 56332. Mr. Stone graduated from South Dakota State University with a degree in Agronomy. He served as a Ag Loan officer at First Bank-Pipestone from 1972 to 1980 and as President of Farmers State Bank, Upsala from 1980 to 1986 and Pine County Bank, Royalton from 1986 to 2002 respectively. Mr. Stone has been a director of Central Minnesota Ethanol Coop since its inception in 1994, and presently serves as 2(nd) Vice President and Chairman of Finance Committee. He is also on the Board of Directors of Pine Country Bank, Lobster Lake Association and Douglas County Lakes Association.
     Advisory Board
      The board of governors has established an advisory committee to the board, to provide feedback and input into the decisions of the board. The advisory committee has no authority to take or approve any action on behalf of Agassiz. The advisory committee acts in an advisory, non-binding capacity only, and no recommendation or other action of the advisory committee is binding on either Agassiz or the board. Advisory committee members are not governors, but they are all unit holders. The following persons have agreed to serve as members on the advisory committee to the Board:

Advisory Board Member	Career

Courtney Pulkrabek	Insurance Agent
Richard Hanson	Farm Operator
Wayne Hoovestol	Trucking/Ethanol Owner
Allan Dragseth	Farm Operator
Nancy Hulett Drake	Telecommunications Consultant
Loren Dusterhoft	Petroleum Retailer
Roger Paradis	Trucking Owner
Arnold G. Paradis	Trucking Owner
Wayne Tang	Farm Operator
Kelly Engelstad	Food Processing Consultant
Thomas Wagner	Retired Farmer/Businessman
Brad Beyer	Cement Transportation Manager
Timothy Hanson	Telecom Consultant
Allen Brost	Auto Retailer
David West	Business Consultant
James Noyes	Food Processing Plant Manager
Merle Anderson	Retired Farmer
Peter Haddeland	Bank President
Dale Dufault	Chief Financial Officer
John Bridgeford	Packaging Sales
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners and Management
      As of the date of this prospectus, our governors, officers and owners of 5% or more of our membership units own membership units as follows:
UNITS BENEFICIALLY OWNED BY GOVERNORS, OFFICERS AND 5% HOLDERS

				Percentage of Total
				After the Offering

		Amount and	Percent of	Maximum	Minimum
		Nature of	Class	Units	Units
		Beneficial	Prior to	Sold in	Sold in
Name and Address of Beneficial Owner	Title of Class	Owner	Offering	Offering	Offering

Larry Altringer(1) 18569 390 St East, Erskine, MN 56535	Membership Units	384,000	8.8%	*	*

Roger Dziengel 2844 150th Street, Kennedy, MN 56733	Membership Units	120,000	2.75%	*	*

Thomas Jorgens 309 Leonard Avenue, P.O. Box 552, Crookston, MN 56716	Membership Units	24,000	*	*	*

				Percentage of Total
				After the Offering

		Amount and	Percent of	Maximum	Minimum
		Nature of	Class	Units	Units
		Beneficial	Prior to	Sold in	Sold in
Name and Address of Beneficial Owner	Title of Class	Owner	Offering	Offering	Offering

Donald Sargeant 18548 West Union Trail SE, Erskine, MN 56535	Membership Units	84,000	1.9%	*	*

Wayne Wagner 25477 Highway 75 SW, Crookston, MN 56716	Membership Units	24,000	*	*	*

Gary Bridgeford(2) 19626 445 Avenue SW, East Grand Forks, MN 56721	Membership Units	240,000	5.5%	*	*

Leroy Reitmeier 34847 255th Avenue SW, Crookston, MN 56716	Membership Units	288,000	6.6%	*	*

Craig Morgan(3) 610 Old Highway 75, Crookston, MN 56716	Membership Units	144,000	3.3%	*	*

John Vallager(4) 520 5th Ave NE, Crookston, MN 56716	Membership Units	75,000	1.7%	*	*

Allen Brost 1600 University Ave., PO Box 456, Crookston, MN 56716	Membership Units	240,000	5.5%	*	*

Wayne Hoovestol(5) 20300 Clayton Avenue, Farmington, MN 55024	Membership Units	480,000	11%	*	*

Monica Hoovestol(6) 20300 Clayton Avenue, Farmington, MN 55024	Membership Units	480,000	11%	*	*

Tang Farms Partnership 12433 120th Street N., Felton, MN 56536	Membership Units	240,000	5.5%	*	*

Thomas Wagner 30692 Cone Cove Road Park Rapids, MN 56470	Membership Units	240,000	5.5%	*	*

Courtney Pulkrabek 210 North Broadway, Crookston, MN 56716	Membership Units	480,000	11%	*	*

John Stone 11220 Tall Timbers Rd SW, Garfield, MN 56332	Membership Units	0	*	*	*

All governors and executive officers as a group (10 persons)		1,383,000	31.7%	2.1%	2.9%
Total		3,063,000	70.2%	4.8%	6.5%

*	Less than 1%

(1)	Includes 144,000 units held by A & E Partnership.

(2)	Includes 240,000 units held The Leasing Company.

(3)	Includes 144,000 units held by CM & L, LLP

(4)	Includes 75,000 units held by Crookston Jobs, Inc.

(5)	Includes 240,000 units held by Monica Hoovestol

(6)	Includes 240,000 units held by Wayne Hoovestol
EXECUTIVE COMPENSATION
      Donald Sargeant is currently serving as our chairman, president and project coordinator for which he is paid as a consultant $50.00 per hour and for which he was granted the right to purchase 60,000 membership units at $0.33 per unit, which he purchased in March 2006 for $20,000.
      John Stone was appointed as our Vice President in April 2006 and at the same time we executed a consulting agreement whereby he is to be paid $25.00 per hour and $56,000 upon our securing a financing commitment from a senior lender and assisting with our equity drive. Wayne Wagner is currently serving as our vice president, Larry Altringer is our treasurer, and Roger Dziengel is our secretary.

	Annual Compensation				Long-Term Compensation

					Restricted	Securities
	Fiscal				Stock	Underlying	LTIP	All Other
Name and Principal Position	Year	Salary	Bonus	Other	Awards	Options/SARS	Payout	Compensation

Donald Sargeant(1)	2005	$53,200				60,000
President	2006	$57,200

(1)	Mr. Sargeant is compensated pursuant to a consulting agreement whereby he is compensated for his work at a rate of $50.00 per hour.
      We do not have any other compensation arrangements with our governors and officers in their roles as such.
Employment Agreements
      We have no employment agreements with any executive officer or governor. In the future, we may enter into employment agreements with our executive officers or other employees that we may hire. We have entered into a memorandum of agreement with Donald Sargeant, our president, to serve as a paid consultant project coordinator for a fee of $50 per hour.
Reimbursement of Expenses
      We reimburse our officers and governors for expenses incurred in connection with their service.
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
      Our articles of organization provide that none of our governors will be liable to us for any breach of their fiduciary duty. This could prevent both us and our unit holders from bringing an action against any governor for monetary damages arising out of a breach of that governor’s fiduciary duty or grossly negligent business decisions. This provision does not affect possible injunctive or other equitable remedies to enforce a governor’s duty of loyalty for acts or omissions not taken in good faith, involving willful misconduct or a knowing violation of the law, or for any transaction from which the governor derived an improper financial benefit. It also does not eliminate or limit a governor’s liability for participating in unlawful payments or distributions or redemptions, or for violations of state or federal securities laws.

      Under Minnesota law and our operating agreement, no member, governor or manager will be liable for any of our debts, obligations or liabilities merely because he or she is a member, governor or manager. In addition, Minnesota law permits, and our operating agreement contains, extensive indemnification provisions which require us to indemnify any officer or governor who was or is party or who is threatened to be made a party to a current or potential legal action because he or she is our governor or officer. We must also indemnify against expenses, including attorney fees, judgments, claims, costs and liabilities actually and reasonably incurred by these individuals in connection with any legal proceedings, including legal proceedings based upon violations of the Securities Act of 1933 or state securities laws. Our indemnification obligations may include criminal or other proceedings. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to governors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
      Since our inception, we have engaged in transactions with related parties.
Transactions with our Governors and Promoters.
      In November 2004, our governors and officers, all of whom qualify as promoters, purchased an aggregate of 855,000 units at $0.33 per unit, for an aggregate purchase price of $285,000. In March, 2006 our governors and officers purchased an additional 528,000 units in total at $0.33 per unit for an aggregate purchase price of $176,000. This money was used as part of our seed capital investment and totaled $461,000. Our governors and officers paid the same price and purchased on the same terms as all other investors in these seed capital rounds.
      In March 2006, we entered into a Memorandum of Agreement with Donald Sargeant, our president and governor, related to his providing services to us as a consultant/project coordinator. Pursuant to this agreement, we agreed to pay Mr. Sargeant $50 per hour for his work on our project. In total, we have paid approximately $133,000 to Mr. Sargeant from inception through March 31, 2007. Prior to March 2006, we had paid Mr. Sargeant approximately $53,000 and $9,000 for the same services performed for us in 2005 and 2004 respectively, but prior to March 2006, there was no written agreement. Also in March 2006, we granted Mr. Sargeant the right to purchase up to 60,000 units at $.33 per unit as additional compensation for his work as our project coordinator. Mr. Sargeant purchased the 60,000 units in March 2006 and paid $20,000. The board of governors approved these transactions after meeting without Mr. Sargeant and Mr. Sargeant did not vote on these transactions.
      The Crookston Development Authority (CDA), is a non-profit entity that coordinates economic development for the Crookston, Minnesota area. The CDA invested $25,000 and received 75,000 units as part of our seed capital private placement. Two of our board members, Craig Morgan and Larry Altringer, are members of the CDA board. The CDA board is comprised of eight voting members and four non-voting member. We do not believe that our governors have the ability to control the affairs of the CDA with respect to the units of Agassiz held by the CDA, nor do our governors stand to benefit financially from the ownership of the Agassiz units by the CDA.
      One of our board members, John Vallager, is a CPA and a partner at a local accounting firm. This firm has provided some accounting services to us since inception until March 31, 2007. His firm has assisted in organizing and presenting financial information for internal uses. We have paid his firm approximately $32,000 for these services, and his firm may continue to provide such services in the future at the rate of $75.00 per hour.
      In order to continue funding our operations we have obtained bridge financing through American Federal Bank of Crookston. In order to obtain this bridge financing we issued promissory notes in the aggregate amount of $970,000 to eleven current members of the Company, including eight governors. Those funds were used to fund a certificate of deposit used as collateral for the line of credit with the Bank. In connection with this transaction, we issued 1,940,000 warrants to purchase membership units in the Company at $1.00 per unit to eleven members of our Company, including eight of our governors, in connection with the issuance of the bridge promissory notes. The warrants are exercisable six months after the current equity offering is closed until March 6, 2012.
PLAN OF DISTRIBUTION
      Before purchasing any units, an investor must execute a subscription agreement, a promissory note and security agreement and sign our member control agreement. The subscription agreement will contain, among other provisions, an acknowledgement that the investor received a prospectus, such as this, and that the investor agrees to be bound by our member control agreement. All subscriptions are subject to approval by our governors and we reserve the right to reject any subscription agreement.
The Offering
      We are offering, on a best efforts basis, a minimum of 50,000,000 units and a maximum of 77,878,000 units at a purchase price of $1.00 per unit. You must purchase a minimum of 20,000 units to participate in the offering, however, our board of governors may waive this minimum offering amount. We may waive the minimum offering amount if a significant number of our potential investors indicate they are unable or unwilling to invest the minimum offering amount of $20,000 and we determine we need their investment to meet the minimum offering amount of $50,000,000. We intend to notify each investor in writing if we have waived the minimum offering amount for that investor. You may purchase any number of additional units in 5,000 unit increments. The maximum number of units you may purchase is 15,575,600 in this offering. Our board of governors determined the offering price for the units arbitrarily, without any consultation with third parties. The offering price of the units is not, therefore, based on customary valuation or pricing techniques for new issuances. We anticipate our governors, as listed on page 7 of this prospectus, will sell our units in this offering, without the use of an underwriter. We will not pay commissions to our governors for these sales. Our governors will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.
      Our minimum offering amount is $50,000,000 and our maximum offering amount is $77,878,000. The offering will end no later than [one year from the effective date of this registration statement]. If we sell the maximum number of units prior to [one year from the effective date of this registration statement], the offering will end as of the date the maximum number of units is sold. We may choose to end the offering any time prior to [one year from the effective date of this registration statement], after we sell the minimum number of units. If we are unable to raise the minimum offering amount, obtain debt/bond commitments, execute a construction contract, obtain the permits required to begin construction, or abandon the project for any reason, we will terminate the offering. Even if we successfully close the offering by selling the minimum number of units by [one year from the effective date of this registration statement], we may still be required to return the offering proceeds to investors if we are unable to satisfy the conditions for releasing funds from escrow, which include our receipt of a written debt financing commitment and execution of the construction agreement and obtaining the permits required to begin construction. After the offering, there will be 54,636,500 units issued and outstanding if we sell the minimum number of units offered in this offering 82,636,500 units issued and outstanding if we sell the maximum number of units offered in this offering. This includes 4,636,500 seed capital units issued in our previous seed capital private placements. This does not include warrants to purchase 1,940,000 units issuable pursuant to the terms of our bridge financing, 200,000 units and warrants to purchase an additional 200,000 units for the purchase of land and warrants to purchase. 53,000 units issuable pursuant to the terms of an amendment to a real property land option. It also does not include approximately 2,574,000 units estimated to be issuable to KL in the event we sell the minimum number of units and approximately 3,888,000 units estimated to be issuable to KL in the event we sell the maximum number of units.
      Our governors and officers will be allowed to purchase the units that are being offered. These units may be purchased for the purpose of satisfying the minimum amount of units required to close the offering. Units purchased by these individuals and their associated entities will be subject to the same restrictions regarding transferability as described in this prospectus and our member control agreement, and will, therefore, be purchased for investment, rather than resale.
      You should not assume that we will sell the $50,000,000 minimum only to unaffiliated third party investors. We may sell units to affiliated or institutional investors that may acquire enough units to influence the manner in which Agassiz Energy, LLC is managed. These investors may influence the business in a manner more beneficial to them than to other investors.
      We plan to register the offering only with the Minnesota, South Dakota and North Dakota state securities regulatory bodies. We may also offer or sell our units in other states in reliance on exemptions from the registration requirements of the laws of those other states. However, we may not generally solicit investors in any jurisdictions other than Minnesota, South Dakota and North Dakota. This limitation may result in the offering being unsuccessful.
      We are expecting to incur total offering expenses in the amount of approximately $500,000 to complete this offering.
Suitability of Investors
      Investing in the units offered hereby involves a high degree of risk. Accordingly, the purchase of units is suitable only for persons of substantial financial means that have no need for liquidity in their investments and can bear the economic risk of loss of any investment in the units. Units will be sold only to persons that meet these and other requirements. Due to Minnesota regulations, Minnesota investors cannot invest in this offering unless you meet one of the following 2 suitability tests: (1) You have annual income from whatever source of at least $45,000 and you have a net worth of at least $45,000 exclusive of home, furnishings and automobiles; or (2) you have a net worth of at least $150,000 exclusive of home, furnishings and automobiles. For married persons, the tests will be applied on a joint husband and wife basis regardless of whether the purchase is made by one spouse or the husband and wife jointly. For North Dakota residents the total investment amount cannot exceed ten percent of the investor’s net worth exclusive of home furnishings and automobiles.
      Even if you represent that you meet the suitability standards set forth above, the board of governors reserves the right to reject any subscription for any reason, including if the board determines that the units are not a suitable investment for you. Factors the board will examine include, but are not limited to whether you:

(a) can reasonably benefit from an investment based on your overall investment objectives and portfolio structure;

(b) are able to bear the economic risk of the investment based on your overall financial situation; and

(c) have apparent understanding of:

(i) the fundamental risks of the investment;

(ii) the risk that the you may lose the entire investment;

(iii) the lack of liquidity of the units;

(iv) the restrictions on transferability of the units;

(v) the background and qualifications of the our governors and officers or the people responsible for directing and managing the company; and

(vi) the tax consequences of the investment.
      Each subscriber must make written representations that he/she/it:

•	has received a copy of Agassiz Energy’s Prospectus dated [one year from the effective date of this registration statement] and the exhibits thereto;

•	intends to acquire the Units for his/her/its own account without a view to public distribution or resale and that he/she/it has no contract, undertaking, agreement or arrangement to sell or otherwise transfer or dispose of any Units or any portion thereof to any other person;

•	understands that there is no present market for Agassiz Energy’s membership units, that the membership units will not trade on an exchange or automatic quotation system, that no such market is expected to develop in the future and that there are significant restrictions on the transferability of the membership units;

•	has received a copy of the Agassiz Energy Amended and Restated Member Control Agreement, dated September 6, 2006, and understands that upon closing the escrow by Agassiz Energy, the subscriber and the membership units will be bound by the provisions of the Member Control Agreement which contains, among other things, provisions that restrict the transfer of membership units;

•	understands that the Units are subject to substantial restrictions on transfer under state securities laws along with restrictions in the Agassiz Energy Member Control Agreement and agrees that if the membership units or any part thereof are sold or distributed in the future, the subscriber shall sell or distribute them pursuant to the terms of the Member Control Agreement, and the requirements of the Securities Act of 1933, as amended, and applicable state securities laws;

•	understands that Agassiz Energy will place a restrictive legend on any certificate representing any unit containing substantially the following language as the same may be amended by the Governors of Agassiz Energy in their sole discretion:

THE TRANSFERABILITY OF THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, OR TRANSFERRED, AND NO ASSIGNEE, VENDEE, TRANSFEREE OR ENDORSEE THEREOF WILL BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH UNITS FOR ANY PURPOSES, UNLESS AND TO THE EXTENT SUCH SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT IS PERMITTED BY, AND IS COMPLETED IN STRICT ACCORDANCE WITH, APPLICABLE FEDERAL AND STATE LAW AND THE TERMS AND CONDITIONS SET FORTH IN THE MEMBER CONTROL AGREEMENT OF THE COMPANY, AS AMENDED FROM TIME TO TIME.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS.

•	may not transfer or assign this subscription agreement, or any of the subscriber’s interest herein;

•	has provided his, her, or its correct taxpayer identification number;

•	is not subject to back up withholding either because he, she or it has not been notified by the Internal Revenue Service (“IRS”) that he, she or it is subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified him, her or it that he is no longer subject to backup withholding.
      We will rely on these representations and others in determining whether you understand and have knowledge of the material terms and nature of the investment, so that we can determine whether investment is suitable for you. If we accept your subscription, we will use the information you give us in the subscription agreement for company purposes, such as tax reporting. We will use the representations regarding taxpayer information to defend ourselves if questioned by the Internal Revenue Service about your taxes. Also, if you do not fulfill your obligations under the promissory note and security agreement, we will use the applicable representations from your subscription agreement against you to show that you understood that we can take legal action for payment under the promissory note and security agreement, and/or retain possession of your membership certificate to perfect any security interest we have in the units. Finally, if you seek legal action to attempt to force us to allow an action prohibited by our member control agreement, we will use the applicable representation in your subscription agreement as evidence that you understood that you would be bound by the restrictions and provisions of the member control agreement, including the restrictions on transfers of our units.
Subscription Period
      The offering must close upon the earlier occurrence of (1) our acceptance of subscriptions for units equaling the maximum amount of $50,000,000; or (2) [one year from the effective date of this registration statement]. However, we may close the offering any time prior to [one year from the effective date of this registration statement] upon the sale of the minimum aggregate offering amount of $50,000,000. If we abandon the project for any reason, we will terminate the offering. Even if we successfully close the offering by selling at least the minimum number of units and receiving the cash proceeds prior to [one year from the effective date of this registration statement], the offering proceeds will remain in escrow until we satisfy the conditions for releasing funds from escrow, including our receipt of written debt/bond financing commitments and execution of a construction agreement and obtaining the permits required to begin construction. We may admit members to Agassiz Energy, LLC and continue to offer any remaining units to reach the maximum number to be sold until the offering closes. We reserve the right to cancel or modify the offering, to reject subscriptions for units in whole or in part and to waive conditions to the purchase of units. Additionally, in our sole discretion, we may also determine that it is not necessary to sell all available units. If we sell subscriptions for all of the available units, we have the discretion to reject any subscriptions, in whole or in part, for any reason.
      This offering may be terminated for a variety of reasons, most of which are discussed in detail in the section entitled “RISK FACTORS.” In the event of termination of this offering prior to its successful closing, funds invested with us will be returned with interest, less escrow fees. If there is insufficient interest income, we will pay the escrow fees from the proceeds of our previous private placements. We will not use any investor funds to pay escrow fees. We intend to return those funds by the close of the next business day or as soon as possible after the termination of the offering.
Subscription Procedures
      Before purchasing any units, you must complete the subscription agreement included as exhibit D to this prospectus, draft a check in the amount of not less than 10% of the amount due for the units for which subscription is sought, which amount will be deposited in the escrow account; sign a full recourse promissory note and security agreement for the remaining 90% of the total subscription price; and deliver to us these items and an executed copy of the signature page of our member control agreement. In the subscription application, an investor must make representations to us concerning, among other things, that he or she has received our prospectus and any supplements, agrees to be bound by the member control agreement and understands that the units are subject to significant transfer restrictions. The subscription application also requires information about the nature of your desired ownership, your state of residence, and your taxpayer identification or Social Security Number. We encourage you to read the subscription agreement carefully.
      Once we receive subscriptions for the minimum amount of the offering, we will mail written notice to our investors that full payment under the promissory note is due within 30 days. We will deposit funds paid in satisfaction of the promissory notes into our escrow account where they will be held until we satisfy the conditions for releasing funds from escrow. If we do not receive the minimum offering amount, in cash in the escrow account, prior to [one year from the effective date of this registration statement], we will promptly return your investment, plus accrued interest, less escrow fees. This is the case even if we have received subscriptions for the minimum offering amount and have already closed the offering.
      The promissory note is full recourse which means that you will be liable for the balance due and that if you do not timely repay the indebtedness upon the terms agreed, we will pursue you by any legal means to recover the indebtedness. This includes, but is not limited to, acquisition of a judgment against you for the amount due plus interest plus any amounts we spend to collect the balance. We will also seek from you any attorney fees we incur in collecting the balance. Unpaid amounts due will accrue interest at a rate of 12% per year. We will also retain the initial 10% payment made by the subscriber. Pursuant to the terms of the promissory note, we will not be required to give you notice of default under the terms of the promissory note, but upon your failure to make timely payment, we will immediately have the right to pursue you for payment of the balance due by any legal means. By signing the promissory note you will also grant to us a purchase money security interest in any units you own or hereafter acquire to secure your promise to pay the balance due. You also agree to allow us to retain possession of any certificates representing these units to allow us to perfect our security interest. This means that if you default on your obligation to pay us, you could lose your right to any of our units that you presently own or hereafter acquire.
      If you subscribe to purchase units after we have received subscriptions for the aggregate minimum offering amount of $50,000,000, you will be required to pay the full purchase price immediately upon subscription.
      We may, in our sole discretion, accept or not accept all or any part of your subscription agreement. We might not consider whether to accept your application until after we have received applications totaling in excess of $50,000,000 from investors or until a future date near the end of this offering so that if we do reject your subscription we will still have met our minimum offering amounts. If we accept your subscription and meet the conditions for releasing funds from escrow, your subscription will be credited to your capital account in accordance with our member control agreement and we will issue to you a membership unit certificate signifying the ownership of your membership units. If we reject your subscription, we will promptly return your subscription, check, and signature page.
      Changes in the offering’s material terms after the registration statement’s effectiveness will terminate the original offer and subscribers would then be entitled to a refund. Material changes include the following: (1) extension of the offering beyond the year currently contemplated; (2) change in the offering price other than that disclosed in this prospectus; (3) change in the minimum purchase required of investors; (4) change in the amount of proceeds necessary to release the proceeds in escrow; and (5) material change in the application of proceeds.
      If you are deemed the beneficial owners of 5% or more of our issued and outstanding units you may have reporting obligations under Section 13 and Section 16 of the Securities Exchange Act. If you anticipate being a beneficial owner of 5% or more of our outstanding units you should consult legal counsel to determine what filing and reporting obligations may be required under the federal securities laws.
Escrow Procedures
      Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account that we intend to established with Bremer Bank, Crookston, Minnesota, as escrow agent under a written escrow agreement. We will not release funds from the escrow account until specific conditions are satisfied. The conditions are:

(a) cash proceeds from unit sales deposited in the escrow account from received and accepted subscriptions for a minimum of $50,000,000 in equity capital in the offering or any subsequent offering;

(b) signed commitment letters for the debt financing from a reputable lender or lenders with demonstrated ability to fulfill their obligations under commitment letters in an amount which, when added to the amount of equity proceeds and commitments having been received and all bond, tax incentive and grant proceeds having been received or awarded will yield approximately $127,378,000

(c) an executed definitive design-build agreement with a reputable design builder with demonstrated ability to fulfill its obligations under the design-build agreement to construct the proposed ethanol plant;

(d) written verification that the Company has received all permits necessary to begin construction of its proposed ethanol plant; and

(e) the escrow agent provides an affidavit to the states in which the units have been registered stating that the foregoing requirements of (a), (b), (c), and (d) have been satisfied and will provide a copy of the debt financing commitment and construction contract to the Minnesota Department of Commerce. The Minnesota Department of Commerce will determine whether the minimum requirements have been met subject to the escrow assets verification of cash proceeds in escrow and will direct the release or return of the proceeds accordingly. Don Sargeant, our President, will have signature power over the escrow account.
      We will invest the escrow funds in short-term certificates of deposit issued by a bank and/or short-term securities issued by the United States government. Even if we are successful in releasing funds from escrow, we intend to allow the offering to continue until [one year from the effective date of this registration statement] or some earlier date, at our discretion. We must sell the minimum number of units and collect 10% of the minimum offering amount in cash prior to [one year from the effective date of this registration statement]. If we sell the minimum number of units, collect 10% of the minimum offering amount in cash and notify our purchasers of their obligations to remit the 90% purchase price balance prior to [one year from the effective date of this registration statement], the escrow account will continue for 3 months from that date to allow us sufficient time to collect the 90% balance. If we do not receive the minimum offering amount, in cash in the escrow account, prior to [one year from the effective date of this registration statement], we will promptly return your investment, plus accrued interest, less escrow fees. This is the case even if we have received subscriptions for the minimum offering amount and have already closed the offering. Cash proceeds from unit sales deposited in the escrow account must equal or exceed the minimum offering amount of $50,000,000 at the end of the 3 month period or we will be forced to terminate the escrow account and promptly return your investment to you.
      We may terminate the offering prior to closing the offering in which event we will return your investment, with interest, less escrow fees, by the close of the next business day or as soon as possible after the termination of the offering under the following scenarios:

•	If we determine in our sole discretion to terminate the offering prior to [one year from the effective date of this registration statement]; or

•	If we do not raise the $50,000,000 minimum aggregate offering amount by [one year from the effective date of this registration statement].
Delivery of Unit Certificates
      If we satisfy the conditions for releasing funds from escrow, we will issue certificates for the units subscribed in the offering upon such release. Unless otherwise specifically provided in the subscription agreement, we will issue certificates for any subscription signed by more than one subscriber as joint tenants with full rights of survivorship. We will imprint the certificates with a conspicuous legend referring to the restrictions on transferability and sale of the units. See “DESCRIPTION OF MEMBERSHIP UNITS — Restrictive Legend on Membership Certificates.”
Summary of Promotional and Sales Material
      In addition to and apart from this prospectus, we may use certain sales material in connection with this offering. The material may include a brochure, question-and-answer booklet, speech for public seminars, invitations to seminars, news articles, public advertisements and audio-visual materials. In certain jurisdictions, such sales materials may not be available. This offering is made only by means of this prospectus and other than as described herein, we have not authorized the use of any other sales material. Although the information contained in such sales materials does not conflict with any of the information contained in this prospectus, such material does not purport to be complete and should not be considered as a part of this prospectus or of the registration statement of which this prospectus is a part, or as incorporated in this prospectus or the registration statement by reference.
DESCRIPTION AND RIGHTS OF MEMBERSHIP UNITS
      An investor in us is both a holder of units and a member of the limited liability company at the time of acceptance of the investment. We elected to organize as a limited liability company rather than a corporation because we wish to qualify for partnership tax treatment for federal and state income tax purposes with our earnings or losses passing through to our members and subject to taxation at the member level. See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS.” As a unit holder and a member of the limited liability company, an investor will be entitled to certain economic rights, such as the right to the distributions that accompany the units and to certain other rights, such as the right to vote at our member meetings. In the event that an investor’s membership in the limited liability company later terminates, that investor may continue to own units and retain economic rights such as the right to the distributions. However, termination of the membership would result in the loss of other rights such as the right to vote at our member meetings.
Membership Units
      Ownership rights in us are evidenced by units. There is one class of membership units in Agassiz Energy, LLC. There are currently 37 members. Each unit represents a pro rata ownership interest in our capital, profits, losses and distributions. Unit holders who are also members have the right to vote and participate in our management as provided in the member control agreement. We maintain a membership register at our principal office setting forth the name, address, capital contribution and number of units held by each member.
Restrictive Legend on Membership Certificate
      We will place restrictive legends on your membership certificate or any other document evidencing ownership of our units. The language of the legend will be similar to the following:
      THE TRANSFERABILITY OF THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, OR TRANSFERRED, AND NO ASSIGNEE, VENDEE, TRANSFEREE OR ENDORSEE THEREOF WILL BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH UNITS FOR ANY PURPOSES, UNLESS AND TO THE EXTENT SUCH SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT IS PERMITTED BY, AND IS COMPLETED IN STRICT ACCORDANCE WITH, APPLICABLE FEDERAL AND STATE LAW AND THE TERMS AND CONDITIONS SET FORTH IN THE MEMBER CONTROL AGREEMENT OF THE COMPANY, AS AMENDED FROM TIME TO TIME.
      THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS.
Voting Limitations
      Each member is entitled to one vote per unit owned. Members may vote units in person or by proxy at a meeting of the unit holders, on all matters coming before a member vote. The owners of fifty percent (50%) of the voting power of the membership interests entitled to vote at a meeting of the members are a quorum for the transaction of business, unless a larger or smaller proportion is provided in our articles of organization or our member control agreement. If a quorum is present when a duly called or held meeting is convened, the members present may continue to transact business until adjournment, even though the withdrawal of members originally present leaves less than the proportion otherwise required for a quorum. Members do not have cumulative voting or pre-emptive rights.
      Members who purchase 20% of the units offered (16,502,900) will be entitled to appoint one governor to our board of governors, but will not be allowed to vote for any other governors, pursuant to our member control agreement. No member may purchase more than 20% of the membership units offered in this public offering or another public offering initiated in 2006. There are no such restrictions on public offerings initiated after 2006 so members investing for the first time in this public offering could acquire more than 20% of the outstanding membership units by also investing in a future public offering, if any. Also, members who invested prior to this public offering could acquire more than 20% of the outstanding membership units by investing in this public offering and aggregating such investment with membership units acquired previously.
Meetings
      Regular meetings of the members may be held on an annual or other less frequent basis as determined by the board of governors; provided, however, that if a regular meeting has not been held during the immediately preceding fifteen (15) months, a member or members owning three percent (3%) or more of the voting power of all membership interests entitled to vote may demand a regular meeting of members by written demand given to our chief manager or chief financial manager. At each regular meeting the members entitled to vote shall elect qualified successors for governors who serve for an indefinite term or whose terms have expired or are due to expire within six (6) months after the date of the meeting and may transact any other business, provided, however, that no business with respect to which special notice is required by law shall be transacted unless such notice shall have been given.
      A special meeting of the members may be called for any purpose or purposes at any time by the chief manager; by the chief financial manager; by the board of governors or any two or more governors; or by one or more members owning not less than ten percent (10%) of the voting power of all membership interests of the Company entitled to vote, who shall demand such special meeting by written notice given to the chief manager or the chief financial manager of the Company specifying the purposes of such meeting.
Loss of Membership Rights
      Although we are managed by our governors, our member control agreement provides that certain transactions, such as amending our member control agreement or dissolving the company, require member approval. An investor in us is both a holder of units and a member of the limited liability company at the time of acceptance of the investment. Each member has the following rights:

•	to receive a share of our profits and losses;

•	to receive distributions of our assets, if and when declared by our governors;

•	to participate in the distribution of our assets in the event we are dissolved or liquidated;

•	to access information concerning our business and affairs at our place of business; and

•	to vote on matters coming before a vote of the members.
      Our member control agreement provides that if your membership is terminated, then you will lose all your rights to vote your units and the right to access information concerning our business and affairs at our place of business. Under our member control agreement, information that will be available exclusively to members includes state and federal tax returns and a current list of the names, addresses and capital account information of each member and unit holder. This information is available upon request by a member for purposes reasonably related to that person’s interest as a member. In addition, a member’s use of this information is subject to certain safety, security and confidentiality procedures established by us.
      Investors whose membership has been terminated but who continue to own units will continue to have the right to a share of our profits and losses and the right to receive distributions of our assets and to participate in the distribution of our assets in the event we are dissolved or liquidated. These unit holders will also have access to company information that is periodically submitted to the Securities and Exchange Commission. See “DESCRIPTION OF BUSINESS.”
      If you transfer your units, and the transfer is permitted by the member control agreement, or has been approved by the board of governors, then the transferee will be admitted as a substituted member of Agassiz Energy only if the transferee:

•	agrees to be bound by our member control agreement;

•	pays or reimburses us for legal, filing and publication costs that we incur relating to admitting such transferee as a new member, if any;

•	delivers, upon our request, any evidence of the authority such person or entity has to become a member of Agassiz Energy; and

•	delivers, upon our request, any other materials needed to complete transferee’s transfer.
      The board of governors, in its discretion, may prohibit the transferee from becoming a member if he or she does not comply with these requirements. The restrictive legend on our membership certificates and the language of our member control agreement will alert subsequent transferees of our units as to the restrictions on transferability of our units and the events by which a member may lose membership rights. Investors who transfer units to transferees who do not become substituted members will not retain the rights to vote, access information or share in profits and losses as they do not continue as members when units are transferred to a third party.
Distributions
      Distributions are payable at the discretion of our board of governors, subject to the provisions of the Minnesota Limited Liability Company Act, our member control agreement and the requirements of our creditors. Our board has no obligation to distribute profits, if any, to members. We have not declared or paid any distributions on our units.
      Unit holders are entitled to receive distributions of cash or property if and when a distribution is declared by our governors. Distributions will be made to investors in proportion to the number of units investors own as compared to all of our units that are then issued and outstanding. Our governors have the sole authority to authorize distributions based on available cash (after payment of expenses and resources), however, we will attempt to distribute an amount approximating the additional federal and state income tax attributable to investors as a result of profits allocated to investors.
      We do not expect to generate revenues until the proposed plant is operational. After operations of the proposed plant begin, we anticipate, subject to any loan covenants or restrictions with our senior and subordinated lenders, distributing a portion of our net cash flow to our members in proportion to the units held and in accordance with our member control agreement. By net cash flow, we mean our gross cash proceeds received less any portion, as determined by our governors in their sole discretion, used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies. Our board may elect to retain future profits to provide operational financing for the plant, debt retirement and possible plant expansion.
      We do not know the amount of cash that we will generate, if any, once we begin operations. At the start, we will generate no revenues and do not expect to generate any operating revenue until the proposed ethanol plant is operating fully. Cash distributions are not assured, and we may never be in a position to make distributions. Whether we will be able to generate sufficient cash flow from our business to make distributions to members will depend on numerous factors, including:

•	Successful and timely completion of construction since we will not generate any revenue until our plant is constructed and operational;

•	Required principal and interest payments on any debt and compliance with applicable loan covenants which will reduce the amount of cash available for distributions;

•	Our ability to operate our plant at full capacity which directly impacts our revenues;

•	Adjustments and amounts of cash set aside for reserves and unforeseen expenses; and

•	State and federal regulations and subsidies, and support for ethanol generally which can impact our profitability and the cash available for distributions.
Capital Accounts and Contributions
      The purchase price paid for our units constitutes a capital contribution for purposes of becoming a unit holder and will be credited to your capital account. As a unit holder, your capital account will be increased according to your share of our profits and other applicable items of income or gain specially allocated to you pursuant to the special allocation rules described below. In addition, we will increase your capital account for the amount of any of our liabilities that are assumed by you or are secured by any property which we distribute to you. We will decrease your capital account for your share of our losses and other applicable items of expenses or losses specially allocated to you pursuant to the special allocation rules described below. We will also decrease your capital account in an amount equal to the value of any property we distribute to you. In addition, we will decrease your capital account for the amount of any of your liabilities that are assumed by us or are secured by property you have contributed to us. In the event you transfer your units and we have approved such transfer, then your capital account, to the extent it relates to the units transferred, will be transferred to the transferee. Our member control agreement does not require you to make additional capital contributions to us. Interest will not accrue on your capital contributions, and you have no right to withdraw or be repaid your capital contributions made to us.
Allocation of Profits and Losses
      Except as otherwise provided in the special allocation rules described below, profits and losses that we recognize will be allocated to you in proportion to the number of units you hold. Our profits and losses will be determined by our governors on either a daily, monthly, quarterly or other basis permitted under the Internal Revenue Code, as amended, and corresponding Treasury Regulations.
Special Allocation Rules
      The amount of profits and losses that we allocate to you is subject to a number of exceptions referred to as special allocations. These include special allocations required by the Internal Revenue Code and Treasury Regulations aimed at highly leveraged limited liability companies that allocate taxable losses in excess of a unit holder’s actual capital contributions. Section 3.3 of our member control agreement also requires that our governors make offsetting special allocations in any manner they deem appropriate that, after such offsetting allocations are made, each unit holder’s capital account balance is equal to the capital account balance that unit holder would have had if special allocations required by the Internal Revenue Code and Treasury Regulations were not made to that unit holder’s capital account. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. If there is a net decrease in company minimum gain during any fiscal year, you shall be specially allocated items of company income and gain for such fiscal year in an amount equal to your share of the net decrease in company minimum gain.

(b) Unit Holder Minimum Gain Chargeback. If there is a net decrease in your nonrecourse debt minimum gain attributable to your nonrecourse debt during any fiscal year, you shall be specially allocated items of company income and gain for such fiscal year in an amount equal to your share of the net decrease in nonrecourse debt minimum gain.

(c) Qualified Income Offset. In the event you unexpectedly receive any adjustments, allocations, or distributions, items of company income and gain shall be specially allocated to you in an amount and manner sufficient to eliminate the adjusted capital account deficit as soon as practicable.

(d) Gross Income Allocation. In the event you have a deficit capital account at the end of any fiscal year which is in excess of the sum of: (i) the amount you are obligated to restore pursuant to any provision of this agreement; and (ii) the amount you are deemed to be obligated to restore, then in such circumstance you shall be specially allocated items of company income and gain in the amount of such excess as quickly as possible.

(e) Nonrecourse Deductions. Nonrecourse deductions for any fiscal year or other period shall be specially allocated among the members in proportion to units held.

(f) Unit Holder Nonrecourse Deductions. Nonrecourse deductions for any fiscal year shall be specially allocated to the unit holder who bears the economic risk of loss with respect to the nonrecourse debt to which such unit holder nonrecourse deductions are attributable.

(g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any company asset is required to be taken into account in determining capital accounts as the result of a distribution to a unit holder in complete liquidation of such unit holder’s interest in the Company, the amount of such adjustment in capital accounts shall be treated as an item of gain or loss and such gain or loss shall be specially allocated to the unit holder in accordance with their interests in the Company.

(h) Allocations Relating to Taxable Issuance of Company Units. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of units by the Company to a unit holder shall be allocated among the unit holders so that, to the extent possible, the net amount of such issuance items, together with all other allocations under this agreement to each unit holder shall be equal to the net amount that would have been allocated to each such unit holder if the issuance items had not been realized.
Restrictions on Transfers of Units
      The units will be subject to certain restrictions on transfers pursuant to our member control agreement. In addition, transfers of the units may be restricted by state securities laws. As a result, investors may not be able to liquidate their investments in the units and therefore may be required to assume the risks of investing in us for an indefinite period of time. Investment in us should be undertaken only by those investors who can afford an illiquid investment.
      We have restricted the ability to transfer units to ensure that Agassiz Energy, LLC is not deemed a “publicly traded partnership” and thus taxed as a corporation. Under our member control agreement, no transfer may occur without the approval of the board of governors. The board of governors will only permit transfers that fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code, to include the following:

•	Transfers by gift to the member’s descendants;

•	Transfers upon the death of a member; and

•	Certain other transfers provided that for the applicable tax year, the transfers in the aggregate do not exceed 2% of the total outstanding units.
      Any transfer in violation of the publicly traded partnership requirements or our member control agreement will be null and void. Furthermore, there is no public or other market for these securities. We do not anticipate such a market will develop.
      The units are unsecured equity interests in Agassiz Energy, LLC and are subordinate in right of payment to all of our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the unit holders. There is no assurance that there would be any remaining funds for distribution to the unit holders, after the payment of all of our debts.
SUMMARY OF OUR MEMBER CONTROL AGREEMENT AND OPERATING AGREEMENT
      Statements contained in this section of the prospectus regarding the contents of our member control agreement and operating agreement are not necessarily complete, and reference is made to the copy of our member control agreement filed as Exhibit B and our operating agreement filed as Exhibit C to this prospectus.
Binding Nature of the Agreement
      We will be governed primarily according to the provisions of our amended and restated member control agreement, amended and restated operating agreement and the Minnesota Limited Liability Company Act. Among other items, our amended and restated member control agreement and amended and restated operating agreement contain provisions relating to the election of governors, restrictions on transfers, member voting, and other company governance matters. If you invest in Agassiz Energy, LLC, you will be bound by the terms of those agreements. Their provisions may not be amended without the approval of the affirmative vote of the holders of a majority of the units constituting a quorum, represented either in person or by proxy or mail ballot, at any regular or special meeting of the members.
Management
      Our board of governors consists of nine members, whose names and business experience are set out in further detail in “GOVERNORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS.”
      We intend to reduce the size of the board to 7 at the next regular or special meeting of the Members following the date on which substantial operations of our ethanol plant commences. Members who purchase at least 20% of the offered units in this offering will have the right to appoint one member to our board of governors, but will not have the right to vote for any other governor. We have not established any board committees.
      Nominations for governors may be made by the board of governors as a whole. Members may also nominate candidates for our board by giving advance written notice to Agassiz Energy, LLC with information about the nominee and the nominating member. We do not expect to develop a vacancy on the board of governors until after substantial completion of the plant.
      Our amended and restated member control agreement and amended and restated operating agreement are unlike the articles of incorporation or bylaws of typical public companies whose shares trade on NASDAQ or a stock exchange. Our units do not trade on an exchange and we are not governed by the rules of NASDAQ or a stock exchange concerning company governance.
      The governors must elect a chairman who will preside over any meeting of the board of governors, and a vice-chairman who shall assume the chairman’s duties in the event the chairman is unable to act.
      According to our amended and restated member control agreement, the governors may not take the following actions without the unanimous consent of the members:

•	Cause or permit the Company to engage in any activity that is not consistent with the purposes of the Company set forth in Section 1.2 of the Member Control Agreement.

•	Knowingly engage in any act in contravention of the Member Control Agreement or which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in the Member Control Agreement.

•	Possess Company Property, or assign rights in specific Company Property, for other than a Company purposes; or

•	Cause the Company to voluntarily take any action that would cause a bankruptcy of the Company.
      In addition, without the consent of a majority of the membership voting interests the governors do not have the authority to cause Agassiz Energy, LLC to:

•	Merge, consolidate, exchange or otherwise dispose of all or substantially all of the Property, except for a liquidating sale of the Property in connection with the dissolution of the Company; or

•	Cause the Company to acquire any equity or debt securities of any Governor or any of its Affiliates or otherwise make loans to any Governor or any of its Affiliates. The Company is prohibited from making any loan to any governor or any of its affiliates pursuant to federal statutes.

Member loans to the Company
      The amended and restated member control agreement allows any member or affiliate to lend or advance money to us and provides that any such loan or advance shall be treated as a debt due from us which shall not bear interest in excess of the prime rate plus 4% per annum. If a governor or affiliate of a governor is the lender, the rate of interest and terms and conditions of the loan must be no less favorable to us than if the lender had been an independent third party and are subject to certain offer restrictions intended to ensure fairness to the Company.
Members’ Meetings and Other Members’ Rights
      We intend to hold a regular meeting of members at which the board of governors will give our annual company report.
      Regular Meetings. Regular meetings of the members may be held on an annual or other less frequent basis as determined by the Board of Governors; provided, however, that if a regular meeting has not been held during the immediately preceding fifteen (15) months, a member or members owning three percent (3%) or more of the voting power of all membership interests entitled to vote may demand a regular meeting of members by written demand given to the Chief Manager or Chief Financial Manager of the Company. At each regular meeting the members entitled to vote shall elect qualified successors for governors who serve for an indefinite term or whose terms have expired or are due to expire within six (6) months after the date of the meeting and may transact any other business, provided, however, that no business with respect to which special notice is required by law shall be transacted unless such notice shall have been given. Members will address any appropriate business including the election of governors to those governor seats becoming vacant.
      Special Meetings. A special meeting of the members may be called for any purpose or purposes at any time by the Chief Manager; by the Chief Financial Manager; by the Board of Governors or any two or more governors; or by one or more members owning not less than ten percent (10%) of the voting power of all membership interests of the Company entitled to vote, who shall demand such special meeting by written notice given to the Chief Manager or the Chief Financial Manager of the Company specifying the purposes of such meeting.
      Quorum. The owners of fifty percent (50%) of the voting power of the membership interests entitled to vote at a meeting of the members are a quorum for the transaction of business, unless a larger or smaller proportion is provided in the Articles of Organization of the Company or a Member Control Agreement. If a quorum is present when a duly called or held meeting is convened, the members present may continue to transact business until adjournment, even though the withdrawal of members originally present leaves less than the proportion otherwise required for a quorum.
      Members owning an aggregate of 10% of the units may demand in writing that the board call a special meeting of members for the purpose of addressing appropriate member business. The board of governors may also call a special meeting of members at any time.
      Member meetings shall be at the place designated by the board or members calling the meeting. Members of record will be given notice of member meeting neither more than 60 days nor less than 10 days in advance of such meetings.

      In order to take action at a meeting, members holding at least a majority of the outstanding units must be represented in person, by proxy or by mail ballot. Voting by proxy or by mail ballot shall be permitted on any matter if it is authorized by our governors. Assuming a quorum is present, members take action by a vote of the majority of the units represented at the meeting (in person, by proxy or by mail ballot) and entitled to vote on the matter, unless the vote of a greater or lesser proportion or numbers is otherwise required by our member control agreement or by the Minnesota Limited Liability Company Act. Members may also take action by written action signed by all of the members entitled to vote.
      For the purpose of determining the members entitled to notice of or to vote at any members’ meeting, members entitled to receive payment of any distribution, or to make a determination of members for any other purpose, the date on which notice of the meeting is mailed (or otherwise delivered) or the date on which the resolution declaring the distribution is adopted, as the case may be, shall be the record date for determination of the members.
      Members do not have dissenter’s rights because the board of governors believe, and the current members agreed, that dissenter rights tend to be a hindrance to mergers, sales or other strategy activities. Minnesota statutes permit us to elect not to have dissenter rights. This means that in the event we merge, consolidate, exchange or otherwise dispose of all or substantially all of our property, unit holders do not have the right to dissent and seek payment for their units.
      We will maintain our books, accountings and records at our principal office. A member may inspect them during normal business hours. Our books and accountings will be maintained in accordance with generally accepted accounting principles.
Unit Transfer Restrictions
      A unit holder’s ability to transfer units is restricted under the member control agreement. To maintain partnership tax status, the units may not be traded on an established securities market or readily tradable on a secondary market. We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other stock exchange. To help ensure that a market does not develop, our member control agreement prohibits transfers without the approval of the governors. The governors will generally approve transfers so long as the transfers fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code. If any person transfers units in violation of the publicly traded partnership rules or without our prior consent, the transfer will be null and void. These restrictions on transfer could reduce the value of an investor’s units. The transfer restrictions in our Member Control Agreement include:

Except as otherwise permitted by the member control agreement, no member shall transfer all or any portion of the units. In the event that any member pledges or otherwise encumbers all or any part of the units as security for the payment of a debt, any such pledge or hypothecation shall be made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all of the terms and conditions of the member control agreement and all other agreements governing the rights and obligations of unit holders in the event such pledgee or secured party becomes a unit holder hereunder.

You may (a) at any time transfer all or any portion of your units (i) to your personal representative, administrator or trustee to whom such units are transferred involuntarily by operation of law, or (ii) without consideration to or in trust for your descendants or (b) beginning ninety (90) days after financial close, transfer all or any portion of your units (i) to any person approved by the Governors, in writing.

In addition to the conditions set forth above, no transfer of units shall be effective unless and until all of the following conditions have been satisfied:

The transferor and transferee shall execute and deliver to the company such documents and instruments of transfer as may be necessary or appropriate in the opinion of counsel to the company to affect such transfer. In the case of a transfer of units involuntarily by operation of law, the transfer shall be confirmed by presentation to the company of legal evidence of such transfer, in form and substance satisfactory to counsel to the company.

Except in the case of a transfer of any units involuntarily by operation of law, either (i) such units shall be registered under the Securities Act, and any applicable state securities laws, or (ii) the transferor shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the governors, to the effect that such transfer is exempt from all applicable registration requirements and that such transfer will not violate any applicable laws regulating the transfer of securities.

Except in the case of a transfer of units involuntarily by operation of law, the transferor shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the governors, to the effect that such transfer will not cause the company to be deemed to be an “investment company” under the Investment Company Act of 1940.

Unless otherwise approved by the governors and members representing in the aggregate a 75% majority of the membership voting interests, no transfer of units shall be made except upon terms which would not, in the opinion of counsel chosen by the governors, result in the termination of the company cause the application of the rules of Sections 168(g)(l)(B) and 168(h) of the Code or similar rules to apply to the company.

No person shall transfer any unit if, in the determination of the governors, such transfer would cause the company to be treated as a “publicly traded partnership.”

The governors shall have the authority to waive any legal opinion or other condition other than the member approval requirement.

Any purported transfer of units that is not a permitted transfer shall be null and void and of no force or effect whatsoever; provided that, if the company is required to recognize a transfer that is not a permitted transfer (i) the transferee’s rights shall be strictly limited to the transferor’s membership financial rights associated with such units; and (ii) the company may offset against such membership financial rights any debts, obligations or liabilities for damages that the transferor or transferee may have to the company.

No transfer of units may be made if the units sought to be sold, exchanged or transferred, when added to the total of all other units sold, exchanged or transferred within the period of twelve (12) consecutive months prior thereto, would result in the termination of the company under Section 708 of the Code.

Amendments
      Our member control agreement may be amended by the affirmative vote of the holders of a majority of the units constituting a quorum, represented either in person or by proxy or mail ballot, at any regular or special meeting of the members. No amendment may adversely affect a member’s financial rights or modify the liability of a member, without that member’s consent. The member control agreement defines financial rights as a member’s share of profits and losses, the right to receive distributions of the company’s assets and the right to information concerning the business and affairs of the company.
Dissolution
      Our member control agreement provides that a voluntary dissolution of Agassiz Energy, LLC may be affected only upon the prior approval of a 75% super majority of all units entitled to vote.
FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS
      This section of the prospectus describes the material federal income tax risks and consequences of your participation in Agassiz Energy, LLC. No information regarding state and local taxes is provided. Each prospective member should consult his or her own tax advisor concerning the impact that his or her investment in Agassiz Energy, LLC may have on his or her federal income tax liability and the application of state and local income and other tax laws to his or her investment in Agassiz Energy, LLC. Although we will furnish unit holders with such information regarding Agassiz Energy, LLC as is required for income tax purposes, each unit holder will be responsible for preparing and filing his or her own tax returns.
      The following discussion of the tax aspects of an investment in our units is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Department regulations (“Regulations”), and administrative rulings and judicial decisions interpreting the Code. Significant uncertainty exists regarding certain tax aspects of limited liability companies. Such uncertainty is due, in part, to continuing changes in federal tax law that have not been fully interpreted through regulations or judicial decisions. Tax legislation may be enacted in the future that will affect Agassiz Energy, LLC and a unit holder’s investment in Agassiz Energy, LLC. Additionally, the interpretation of existing law and regulations described here may be challenged by the Internal Revenue Service during an audit of our information return. If successful, such a challenge likely would result in adjustment of a unit holder’s individual return.
      The tax opinion contained in this section and the opinion attached as Exhibit 8.1 to the registration statement constitutes the opinion of our tax counsel, Fredrikson & Byron, P.A. regarding our classification for federal income tax purposes. An opinion of legal counsel represents an expression of legal counsel’s professional judgment regarding the subject matter of the opinion. It is neither a guarantee of any indicated result nor an undertaking to defend any indicated result should that result be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.
      In the opinion attached as Exhibit 8.1 to the registration statement, our tax counsel has also confirmed as correct their representation to us that the statements and legal conclusions contained in this section regarding general federal income tax consequences of owning our units as a result of our partnership tax classification are accurate in all material respects. The tax consequences to us and our members are highly dependent on matters of fact that may occur at a future date and are not addressed in our tax counsel’s opinion. This section is based on the assumptions and qualifications stated or referenced in this section. It is neither a guarantee of the indicated result nor an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. No rulings have been or will be requested from the Internal Revenue Service concerning any of the tax matters we describe. Accordingly, you should know that the opinion of our tax counsel does not assure the intended tax consequences because it is in no way binding on the Internal Revenue Service or any court of law. The Internal Revenue Service or a court may disagree with the following discussion or with any of the positions taken by us for federal income tax reporting purposes, and the opinion of our tax counsel may not be sufficient for an investor to use for the purpose of avoiding penalties relating to a substantial understatement of income tax under Section 6662(d). See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS — Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties” below.
      Investors are urged to consult their own tax advisors with specific reference to their own tax and financial situations, including the application and effect of state, local and other tax laws, and any possible changes in the tax laws after the date of this prospectus. This section is not to be construed as a substitute for careful tax planning.
Partnership Status
      It is the opinion of our tax counsel that, assuming we do not elect to be treated as a corporation, we will be treated as a partnership for federal income tax purposes. This means that we will not pay any federal income tax and the unit holders will pay tax on their respective shares of our net income. Under Treasury regulations known as “check-the-box” regulations, an unincorporated entity such as a limited liability company will be taxed as a partnership unless the entity is considered a publicly traded limited partnership or the entity affirmatively elects to be taxed as a corporation.
      We will not elect to be taxed as a corporation and will endeavor to take steps as are feasible and advisable to avoid classification as a publicly traded limited partnership. Congress has shown no inclination to adopt legislation that would jeopardize the tax classification of the many entities that have acted in reliance on the check-the-box regulations.
      As a limited liability company, if we fail to qualify for partnership classification for income taxation, we would be treated as a “C corporation” for federal income tax purposes. As a C corporation, we would be taxed on our taxable income at corporate rates, currently at a maximum rate of 35%. Distributions would generally be taxed again to unit holders as corporate dividends. In addition, unit holders would not be required to report their respective shares of our income, gains, losses or deductions on their tax returns, until such are distributed. Because a tax would be imposed upon us as a corporate entity, the cash available for distribution to unit holders would be reduced by the amount of tax paid, in which case the value of the units would be reduced.
Publicly Traded Partnership Rules
      To qualify for taxation as a partnership, we cannot be a publicly traded partnership under Section 7704 of the Internal Revenue Code. Generally, Section 7704 provides that a partnership will be classified as a publicly traded partnership and will be taxed as a corporation if its interests are:

•	Traded on an established securities market; or

•	Readily tradable on a secondary market or the substantial equivalent.

      Although there is no direct legal authority on whether a limited liability company is subject to these rules, in the opinion of our counsel, we believe that we will be subject to testing under the publicly traded partnership rules because we elected to be classified and taxed as a partnership.
      We will seek to avoid being treated as a publicly traded partnership. Under Section 1.7704-1(d) of the Treasury Regulations, interests in a partnership are not considered traded on an established securities market or readily tradable on a secondary market unless the partnership participates in the establishment of the market or the inclusion of its interests in a market, or the partnership recognizes any transfers made on the market by redeeming the transferor partner or admitting transferee as a partner.
      We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other stock exchange. In addition, our amended and restated member control agreement prohibits any transfer of units without the approval of our governors. Our governors intend to approve transfers that fall within safe harbor provisions of the Treasury Regulations, so that we will not be classified as a publicly traded partnership. These safe harbor provisions generally provide that the units will not be treated as readily tradable on a secondary market, or the substantial equivalent, if the interests are transferred:

•	In “private” transfers;

•	Pursuant to a qualified matching service; or

•	In limited amounts that satisfy a 2% test.

      Private transfers include, among others:

•	Transfers by gifts in which the transferee’s tax basis in the units is determined by reference to the transferor’s tax basis in the interests transferred;

•	Transfers at death, including transfers from an estate or testamentary trust;

•	Transfers between members of a family as defined in Section 267(c)(4) of the Internal Revenue Code;

•	Transfers from retirement plans qualified under Section 401(a) of the Internal Revenue Code or an IRA; and

•	“Block transfers.” A block transfer is a transfer by a unit holder and any related persons as defined in the Internal Revenue Code in one or more transactions during any thirty calendar day period of units that in the aggregate represents more than two percent of the total interests in partnership capital or profits.

      Transfers through a qualified matching service are also disregarded in determining whether interests are readily tradable. A matching service is qualified only if:

•	It consists of a computerized or printed system that lists customers’ bid and/or ask prices in order to match unit holders who want to sell with persons who want to buy;

•	Matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest;

•	The seller cannot enter into a binding agreement to sell the interest until the 15th calendar day after his interest is listed, which time period must be confirmable by maintenance of contemporaneous records;

•	The closing of a sale effectuated through the matching service does not occur prior to the 45th calendar day after the interest is listed;

•	The matching service displays only quotes that do not commit any person to buy or sell an interest at the quoted price (nonfirm price quotes), or quotes that express an interest in acquiring an interest without an accompanying price (nonbinding indications of interest), and does not display quotes at which any person is committed to buy or sell an interest at the quoted price;

•	The seller’s information is removed within 120 days of its listing and is not reentered into the system for at least 60 days after its deletion; and

•	The sum of the percentage interests transferred during the entity’s tax year, excluding private transfers, cannot exceed ten percent of the total interests in partnership capital or profits.

      In addition, interests are not treated as readily tradable if the sum of the percentage of the interests transferred during the entity’s tax year, excluding private transfers, do not exceed two percent of the total interests in partnership capital or profits. We expect to use a combination of these safe harbor provisions to avoid being treated as a publicly traded partnership.
Tax Treatment of Our Operations; Flow-Through of Taxable Income and Loss.
      We expect to pay no federal income tax. Instead, as members, investors will be required to report on investors’ income tax return investors’ allocable share of the income, gains, losses and deductions we have recognized without regard to whether cash distributions are received.
Tax Consequences to Our Unit Holders
      We have adopted a fiscal year ending December 31 for accounting and tax purposes. As a unit holder, for your taxable year with which or within which our taxable year ends you will be required to report on your own income tax return, your distributive share of our income, gains, losses and deductions regardless of whether you receive any cash distributions. We will provide each unit holder with an annual Schedule K-1 indicating such holder’s share of our income, loss and separately stated components.
Tax Treatment of Distributions
      Except as stated below, distributions made by us to a unit holder will not be taxable to the unit holder for federal income tax purposes as long as the distributions do not exceed the unit holder’s basis in his units immediately before the distribution. Cash distributions in excess of unit basis, which are unlikely to occur, are treated as gain from the sale or exchange of the units under the rules described below for unit dispositions.
Initial Tax Basis of Units and Periodic Basis Adjustments
      Under Section 722 of the Internal Revenue Code, investors’ initial basis in the units investors purchase will be equal to the sum of the amount of money investors paid for investors’ units. Here, an investor’s initial basis in each unit purchased will be $1.00.

      An investor’s initial basis in the units will be increased to reflect the investor’s distributive share of our taxable income, tax-exempt income, gains and any increase in the investor’s share of company recourse and non-recourse indebtedness. If the investor makes additional capital contributions at any time, the adjusted basis of the investor’s units will be increased by the amount of any cash contributed or the investor’s adjusted basis in any property contributed.
      The basis of an investor’s units will be decreased, but not below zero, by:

•	The amount of any cash we distribute to the investors;

•	The basis of any other property distributed to the investor;

•	The investor’s distributive share of losses and nondeductible expenditures that are “not properly chargeable to capital account;” and

•	Any reduction in the investor’s share of Company recourse and non-recourse debt.

      The unit basis calculations are complex. A member is only required to compute unit basis if the computation is necessary to determine his tax liability, but accurate records should be maintained. Typically, basis computations are necessary at the following times:

•	The end of a taxable year during which we suffered a loss, for the purpose of determining the deductibility of the member’s share of the loss;

•	Upon the liquidation or disposition of a member’s interest, or

•	Upon the non-liquidating distribution of cash or property to an investor, in order to ascertain the basis of distributed property or the taxability of cash distributed.

      Except in the case of a taxable sale of a unit or Agassiz Energy, LLC’s liquidation, exact computations usually are not necessary. For example, a unit holder who regularly receives cash distributions that are less than or equal to his or her share of the company’s net income will have a positive unit basis at all times. Consequently, no computations are necessary to demonstrate that cash distributions are not taxable under Section 731(a) (1) of the Internal Revenue Code. The purpose of the basis adjustments is to keep track of a member’s tax investment in us, with a view toward preventing double taxation or exclusion from taxation of income items upon ultimate disposition of the units.
Tax Credits to Unit Holders

Small Ethanol Producer Tax Credit
      The Energy Policy Act of 2005 signed into law by President Bush on August 8, 2005 expands the definition of a “small ethanol producer” from 30 million gallons per year to 60 million gallons per year. Small ethanol producers are allowed a tax credit on up to 15 million gallons of ethanol production annually. The tax credit is equal to $.10 per gallon of ethanol production and capped at $1.5 million per year per producer. The credit is effective for taxable years ending after the date of enactment. We expect to be classified as a small ethanol producer for purposes of the tax credit because we expect to produce approximately 50 million gallons of ethanol per year. Even though our plant will be designed as a 55 million gallons of ethanol per year plant, it may have the potential to produce over 60 million gallons per year and if it does produce more than 60 million gallons per year we will lose this tax credit.
      Because we expect that we will be classified as a partnership for tax purposes and we would expect to pass the tax credits through to our unit holders. Unit holders will then be able to report and utilize their respective shares of the tax credits on their own income tax returns.
      The small ethanol producers tax credit originally scheduled to expire in 2007 has been extended through 2010. Although Congress may further extend or make permanent the credit, there is no assurance that the tax credit will be extended beyond 2010.

Deductibility of Losses; Basis, At-Risk, and Passive Loss Limitations
      Generally, a unit holder may deduct losses allocated to him, subject to a number of restrictions. An investor’s ability to deduct any losses we allocate to the investor is determined by applying the following three limitations dealing with basis, at-risk and passive losses:

•	Basis. An investor may not deduct an amount exceeding the investor’s adjusted basis in the investor’s units pursuant to Internal Revenue Code Section 704(d). If the investor’s share of the Company’s losses exceed the investor’s basis in the investor’s units at the end of any taxable year, such excess losses may be carried over indefinitely and deducted to the extent that at the end of any succeeding year the investor’s adjusted basis in the investor’s units exceeds zero.

•	At-Risk Rules. Under the “at-risk” provisions of Section 465 of the Internal Revenue Code, if an investor is an individual taxpayer, including an individual partner in a partnership, or a closely-held corporation, the investor may deduct losses and tax credits from a trade or business activity, and thereby reduce the investor’s taxable income from other sources, only to the extent the investor is considered “at risk” with respect to that particular activity. The amount an investor is considered to have “at risk” includes money contributed to the activity and certain amounts borrowed with respect to the activity for which the investor may be liable.

•	Passive Loss Rules. Section 469 of the Internal Revenue Code may substantially restrict an investor’s ability to deduct losses and tax credits from passive activities. Passive activities generally include activities conducted by pass-through entities, such as a limited liability company, certain partnerships or S corporations, in which the taxpayer does not materially participate. Generally, losses from passive activities are deductible only to the extent of the taxpayer’s income from other passive activities. Passive activity losses that are not deductible may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of a unit holder’s entire interest in the company to an unrelated party in a fully taxable transaction. It is important to note that “passive activities” do not include dividends and interest income that normally is considered to be “passive” in nature. For unit holders who borrow to purchase their units, interest expense attributable to the amount borrowed will be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation. To illustrate, if a unit holder’s only passive activity is our limited liability company, and if we incur a net loss, no interest expense on the related borrowing would be deductible. If that unit holder’s share of our taxable income were less than the related interest expense, the excess would be nondeductible. In both instances, the disallowed interest would be suspended and would be deductible against future passive activity income or upon disposition of the unit holder’s entire interest in our limited liability company to an unrelated party in a fully taxable transaction.

Passive Activity Income
      If we are successful in achieving our investment and operating objectives, investors may be allocated taxable income from us. To the extent that an investor’s share of our net income constitutes income from a passive activity, as described above, such income may generally be offset by the investor’s net losses and credits from investments in other passive activities.
Alternative Minimum Tax
      Individual taxpayers are subject to an “alternative minimum tax” if such tax exceeds the individual’s regular income tax. Generally, alternative minimum taxable income is the taxpayer’s adjusted gross income increased by the amount of certain preference items less certain itemized deductions. We may generate certain preference items. Depending on a member’s other items of income, gain, loss, deduction and credit, the impact of the alternative minimum tax on a member’s overall federal income tax liability may vary from no impact to a substantial increase in tax. Accordingly, each prospective investor should consult with his or her tax advisor regarding the impact of an investment in Agassiz Energy, LLC on the calculation of his or her alternative minimum tax, as well as on his or her overall federal income tax liability.

Allocations of Income and Losses
      Your distributive share of our income, gain, loss or deduction for federal income tax purposes generally is determined in accordance with our amended and restated member control agreement. Under Section 704(b) of the Internal Revenue Code, however, the Internal Revenue Service will respect our allocation, or a portion of it, only if it either has “substantial economic effect” or is in accordance with the “partner’s interest in the partnership.” If the allocation or portion thereof contained in our member control agreement does not meet either test, the Internal Revenue Service may reallocate these items in accordance with its determination of each member’s financial rights in us. Treasury Regulations contain guidelines as to whether partnership allocations have substantial economic effect. The allocations contained in the amended and restated member control agreement are intended to comply with the Treasury Regulations’ test for having substantial economic effect. New unit holders will be allocated a proportionate share of income or loss for the year in which they became unit holders. The amended and restated member control agreement permits our governors to select any method and convention permissible under Internal Revenue Code Section 706(d) for the allocation of tax items during the time any person is admitted as a unit holder. In addition, the amended and restated member control agreement provides that upon the transfer of all or a portion of a unit holder’s units, other than at the end of the fiscal year, the entire year’s net income or net loss allocable to the transferred units will be apportioned between the transferor and transferee.
Tax Consequences Upon Disposition of Units
      Gain or loss will be recognized on a sale of our units equal to the difference between the amount realized and the unit holder’s basis in the units sold. The amount realized includes cash and the fair market value of any property received plus the member’s share of certain items of our debt. Although unlikely, since certain items of our debt are included in an investor’s basis, it is possible that an investor could have a tax liability upon the sale of the investor’s units that exceeds the proceeds of sale. This can occur because the amount of any such debt included in basis is treated as additional cash received when the member ceases to be a member.
      Gain or loss recognized by a unit holder on the sale or exchange of a unit held for more than one year generally will be taxed as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Internal Revenue Code Section 751 to the extent attributable to depreciation recapture or other “unrealized receivables” or “substantially appreciated inventory” owned by us. We will adopt conventions to assist those members that sell units in apportioning the gain among the various categories.
Effect of Tax Code Section 754 Election on Unit Transfers
      The adjusted basis of each unit holder in his units, “outside basis,” initially will equal his proportionate share of our adjusted basis in our assets as diluted by the seed units, “inside basis.” Over time, however, it is probable that changes in unit values and cost recovery deductions will cause the value of a unit to differ materially from the unit holder’s proportionate share of the inside basis. Section 754 of the Internal Revenue Code permits a partnership to make an election that allows a transferee who acquires units either by purchase or upon the death of a unit holder to adjust his share of the inside basis to fair market value as reflected by the unit price in the case of a purchase or the estate tax value of the unit in the case of an acquisition upon death of a unit holder. Once the amount of the transferee’s basis adjustment is determined, it is allocated among our various assets pursuant to Section 755 of the Internal Revenue Code.
      A Section 754 election is beneficial to the transferee when his outside basis is greater than his proportionate share of the entity’s inside basis. In this case, a special basis calculation is made solely for the benefit of the transferee that will determine his cost recovery deductions and his gain or loss on disposition of property by reference to his higher outside basis. The Section 754 election will be detrimental to the transferee if his outside basis is less than his proportionate share of inside basis.
      If we make a Section 754 election, Treasury Regulations require us to make the basis adjustments. In addition, these regulations place the responsibility for reporting basis adjustments on us. We must report basis adjustments by attaching statements to our partnership returns. In addition, we are required to adjust specific partnership items in light of the basis adjustments. Consequently, amounts reported on the transferee’s Schedule K-1 would be adjusted amounts.
      Transferees are subject to an affirmative obligation to notify us of their basis in acquired interests. To accommodate concerns about the reliability of the information provided, we are entitled to rely on the written representations of transferees concerning either the amount paid for the partnership interest or the transferee’s basis in the partnership interest under Section 1014 of the Internal Revenue Code, unless clearly erroneous.
      Our amended and restated member control agreement provides our governors with authority to determine whether or not a Section 754 election will be made. Depending on the circumstances, the value of units may be affected positively or negatively by whether or not we make a Section 754 election. If we decide to make a Section 754 election, the election will be made on a timely filed partnership income tax return and is effective for transfers occurring in the taxable year of the return in which the election is made. Once made, the Section 754 election is irrevocable unless the Internal Revenue Service consents to its revocation.
Our Dissolution and Liquidation may be Taxable to Investors, Unless our Properties are Distributed In-Kind
      Our dissolution and liquidation will involve the distribution to investors of the assets, if any, remaining after payment of all of our debts and liabilities. Upon dissolution, investors’ units may be liquidated by one or more distributions of cash or other property. If investors receive only cash upon the dissolution, gain would be recognized by investors to the extent, if any, that the amount of cash received exceeds investors’ adjusted basis in investors’ units. We will recognize no gain or loss if we distribute our own property in a dissolution event. However, since our primary asset will likely be the ethanol plant, it is unlikely that we will make a distribution in kind.
Reporting Requirements
      The IRS requires a taxpayer who sells or exchanges a membership unit to notify the Company in writing within 30 days, or for transfers occurring on or after December 16 of any year, by January 15 of the following year. The written notice required by the IRS must include the names and addresses of both parties to the exchange, the identifying numbers of the transferor, and if known, of the transferee, and the exchange date. Currently the IRS imposes a penalty of $50 for failure to file the written notice unless reasonable cause can be shown.
Tax Information to Members
      We will annually provide each member with a Schedule K-1 (or an authorized substitute). Each member’s Schedule K-1 will set out the member’s distributive share of each item of income, gain, loss, deduction or credit to be separately stated. Each member must report all items consistently with Schedule K-1 or, if an inconsistent position is reported, must notify the IRS of any inconsistency by filing Form 8062 “Notice of Inconsistent Treatment or Administrative Adjustment Request” with the original or amended return in which the inconsistent position is taken.
Audit of Income Tax Returns
      The Internal Revenue Service may audit our income tax returns and may challenge positions taken by us for tax purposes and may seek to change our allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging our allocations in a manner that reduces loss or increases income allocable to investors, investors may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on an investors’ tax returns. Any of these events could result in additional tax liabilities, penalties and interest to investors, and the cost of filing amended tax returns.

      Generally, investors are required to file their tax returns in a manner consistent with the information returns filed by us, such as Schedule K-1, or investors may be subject to possible penalties, unless they file a statement with their tax returns describing any inconsistency. In addition, we have selected a “tax matters member” who will have certain responsibilities with respect to any Internal Revenue Service audit and any court litigation relating to us. Investors should consult their tax advisors as to the potential impact these procedural rules may have on them.
      Prior to 1982, regardless of the size of a partnership, adjustments to a partnership’s items of income, gain, loss, deduction or credit had to be made in separate proceedings with respect to each partner individually. Because a large partnership sometimes had many partners located in different audit districts, adjustments to items of income, gains, losses, deductions or credits of the partnership had to be made in numerous actions in several jurisdictions, sometimes with conflicting outcomes. The Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) established unified audit rules applicable to all but certain small partnerships. These rules require the tax treatment of all “partnership items” to be determined at the partnership, rather than the partner, level. Partnership items are those items that are more appropriately determined at the partnership level rather than at the partner level, as provided by regulations. Since we will be taxed as a partnership, the TEFRA rules are applicable to our members and us.
      The Internal Revenue Service may challenge the reporting position of a partnership by conducting a single administrative proceeding to resolve the issue with respect to all partners. But the Internal Revenue Service must still assess any resulting deficiency against each of the taxpayers who were partners in the year in which the understatement of tax liability arose. Any partner of a partnership can request an administrative adjustment or a refund for his own separate tax liability. Any partner also has the right to participate in partnership-level administrative proceedings. A settlement agreement with respect to partnership items binds all parties to the settlement. The TEFRA rules establish the “Tax Matters Member” as the primary representative of a partnership in dealings with the Internal Revenue Service. The Tax Matters Member must be a “member-manager” which is defined as a company member who, alone or together with others, is vested with the continuing exclusive authority to make the management decisions necessary to conduct the business for which the organization was formed. In our case, this would be a member of the board of governors who is also a unit holder of the company. Our member control agreement provides for board designation of the Tax Matters Member. Currently, Larry Altringer is serving as our Tax Matters Member. The Internal Revenue Service generally is required to give notice of the beginning of partnership-level administrative proceedings and any resulting administrative adjustment to all partners whose names and addresses are furnished to the Internal Revenue Service.
Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties
      If we incorrectly report an investor’s distributive share of our net income, such incorrect report may cause the investor to underpay his taxes. If it is determined that the investor underpaid his taxes for any taxable year, the investor must pay the amount of taxes he underpaid plus interest on the underpayment and possibly penalties from the date the tax was originally due. Under recent law changes, the accrual of interest and penalties may be suspended for certain qualifying individual taxpayers if the IRS does not notify an investor of amounts owing within 18 months of the date the investor filed his income tax return. The suspension period ends 21 days after the Internal Revenue Service sends the required notice. The rate of interest is compounded daily and is adjusted quarterly.
      Under Section 6662 of the Internal Revenue Code, penalties may be imposed relating to the accuracy of tax returns that are filed. A 20% penalty is imposed with respect to any “substantial understatement of income tax” and with respect to the portion of any underpayment of tax attributable to a “substantial valuation misstatement” or to “negligence.” All those penalties are subject to an exception to the extent a taxpayer had reasonable cause for a position and acted in good faith.
      The Internal Revenue Service may impose a 20% penalty with respect to any underpayment of tax attributable to negligence. An underpayment of taxes is attributable to negligence if such underpayment results from any failure to make a reasonable attempt to comply with the provisions of the Code, or any careless, reckless, or intentional disregard of the federal income tax rules or regulations. In addition, regulations provide that the failure by a taxpayer to include on a tax return any amount shown on an information return is strong evidence of negligence. The disclosure of a position on the taxpayer’s return will not necessarily prevent the imposition of the negligence penalty.
State and Local Taxes
      In addition to the federal income tax consequences described above, investors should consider the state and local tax consequences of an investment in us. This prospectus makes no attempt to summarize the state and local tax consequences to an investor. Investors are urged to consult their own tax advisors regarding state and local tax obligations.
LEGAL MATTERS
      The validity of the issuance of the units offered and the validity of the disclosure relating to the principal federal income tax consequences of owning and disposing of the units offered will be passed upon for us by Fredrikson & Byron, P.A.
      Agassiz Energy, LLC is not a party to any pending legal proceedings.
EXPERTS
      Boulay, Heutmaker, Zibell & Co., P.L.L.P., an independent registered public accounting firm, has audited our financial statements at December 31, 2006, as set forth in their report appearing in this prospectus and registration statement. We have included our audited financial statements in the prospectus and elsewhere in this registration statement in reliance on the report from Boulay, Heutmaker, Zibell & Co., P.L.L.P., given on their authority as experts in accounting and auditing.
TRANSFER AGENT
      We will serve as our transfer agent and registrar.
ADDITIONAL INFORMATION
      We filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form SB-2 (the “Registration Statement”) under the Securities Act, with respect to the offer and sale of membership units pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission. The registration statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at 100 F. Street NE, Washington, D.C. 20549. The Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.
      We are required to file periodic reports with the Securities and Exchange Commission (“SEC”) pursuant to Section 15 of the Securities Exchange Act of 1934. Our quarterly reports are made on Form 10-QSB, and our annual reports are made on Form 10-KSB. As of the date of this prospectus, our filings will be made pursuant to Regulation S-B for small business filers. We will also make current reports on Form 8-K. We intend to deliver an annual report to security holders. In addition, each filing we make with the SEC is immediately available to the public for inspection and copying at the Commission’s public reference facilities and the web site of the Commission referred to above or by calling the SEC at 1-800-SEC-0330.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Governors
Agassiz Energy, LLC
Crookston, Minnesota
      We have audited the accompanying balance sheet of Agassiz Energy, LLC (a development stage company), as of December 31, 2006, and the related statements of operations, changes in members’ equity, and cash flows for the years ended December 31, 2006 and 2005, and for the period from inception (October 12, 2004) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Agassiz Energy, LLC, (a development stage company) as of December 31, 2006, and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005, and the period from inception (October 12, 2004) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.
      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Note 2 to the financial statements discusses that the Company has current liabilities that exceed current assets, has experienced significant losses since inception, and has incurred significant delays in their equity drive due to the termination of the original construction contractor. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.

Certified Public Accountants

Minneapolis, Minnesota
June 6, 2007

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Balance Sheet

December 31,
2006

ASSETS
Current Assets
Cash and equivalents	$17,257
Prepaid and other	12,593

Total current assets	29,850
Other Assets
Land options	90,000
Deferred offering costs	337,170

Total other assets	427,170

Total Assets	$457,020

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Trade accounts payable	297,618
Accounts payable — members	1,775

Total current liabilities	299,393
Commitments and Contingencies
Members’ Equity
Member contributions, 4,636,500 units outstanding	1,545,500
Deficit accumulated during development stage	(1,387,873)

Total members’ equity	157,627

Total Liabilities and Members’ Equity	$457,020

Notes to Financial Statements are an integral part of this Statement.

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Statement of Operations

			From Inception
	Year Ended	Year Ended	(October 12, 2004)
	December 31,	December 31,	to December 31,
	2006	2005	2006

Revenues	$—	$—	$—
Operating Expenses
Professional and consulting fees	1,193,782	451,544	1,658,075
General and administrative	31,406	10,562	42,463

Total operating expenses	1,225,188	462,106	1,700,538

Operating Loss	(1,225,188)	(462,106)	(1,700,538)
Other Income (Expense)
Grant income	147,606	127,394	275,000
Interest income	12,977	21,636	37,665

Total other income	160,583	149,030	312,665

Net Loss	$(1,064,605)	$(313,076)	$(1,387,873)

Weighted Average Units Outstanding	4,241,947	3,000,000	3,440,580

Net Loss Per Unit	$(0.25)	$(0.10)	$(0.40)

Notes to Financial Statements are an integral part of this Statement.

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Statement of Changes in Members’ Equity

		Deficit
	Member	Accumulated during
	Contributions	Development Stage

Balance — Inception, October 12, 2004	$—	$—
Capital contributions — 3,000,000 units, $.33 per unit, November 2004	1,000,000
Net loss		(10,192)

Balance — December 31, 2004	1,000,000	(10,192)
Net loss		(313,076)

Balance — December 31, 2005	1,000,000	(323,268)
Capital contributions — 1,636,500 units, $.33 per unit, March 2006	545,500
Net loss		(1,064,605)

Balance — December 31, 2006	$1,545,500	$(1,387,873)

Notes to Financial Statements are an integral part of this Statement.

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Statement of Cash Flows

	Year Ended	Year Ended	From Inception
	December 31,	December 31,	(October 12, 2004) to
	2006	2005	December 31, 2006

Cash Flows from Operating Activities
Net loss	$(1,064,605)	$(313,076)	$(1,387,873)
Adjustments to reconcile net loss to net cash used in operating activities:
Expired land option	10,000	—	10,000
Changes in assets and liabilities
Restricted cash	61,592	38,408	—
Prepaid and other	(9,578)	37	(12,593)
Accounts payable	47,011	56,770	122,477

Net cash used for operating activities	(955,580)	(217,861)	(1,267,989)
Cash Flows from Investing Activities
Payment for short-term investments	—	—	(675,000)
Proceeds from short-term investments	575,000	100,000	675,000
Payment for land options	(90,000)	(10,000)	(100,000)

Net cash provided by (used in) investing activities	485,000	90,000	(100,000)
Cash Flows from Financing Activities
Member contributions	545,500	—	1,545,500
Payments for deferred offering costs	(134,723)	(20,079)	(160,254)

Net cash provided by (used in) financing activities	410,777	(20,079)	1,385,246

Net Increase (Decrease) in Cash and equivalents	(59,803)	(147,940)	17,257
Cash and equivalents — Beginning of Period	77,060	225,000	—

Cash and equivalents — End of Period	$17,257	$77,060	$17,257

Supplemental Disclosure of Non-Cash Financing Activities
Deferred offering costs in accounts payable	$176,916	$1,178	$176,916

Notes to Financial Statements are an integral part of this Statement.

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements
December 31, 2006

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
      The Company, which anticipates its plant location to be near Erskine, Minnesota, was organized to fund and construct a 55 million gallon coal fired ethanol plant with distribution throughout the United States and with limited distribution into Canada. In addition, the Company intends to produce and sell distillers grains as a co-product of ethanol production. The Company was formed on October 12, 2004 to have an indefinite life. Construction is anticipated to begin in the late of 2007. As of December 31, 2006, the Company is in the development stage with its efforts being principally devoted to equity raising and organizational activities.

Accounting Estimates
      Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.
      Significant estimates include the deferral of expenditures for offering costs which are dependent upon successful financing and project development, as discussed below. It is at least reasonably possible that these estimates may change in the near term.

Cash and Equivalents
      The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The carrying value of cash and equivalents approximates the fair value.
      The Company maintains its accounts at one financial institution. At times throughout the year, the Company’s cash balances may exceed amounts insured by the Federal Deposit Insurance Corporation.

Property and Equipment
      Property and equipment will be stated at the lower of cost or estimated fair value. Depreciation will be provided over an estimated useful life by use of the straight line depreciation method. Maintenance and repairs will be expensed as incurred; major improvements and betterments will be capitalized.
      The Company has incurred substantial consulting, permitting, and other pre-construction services related to building its plant facilities. Due to the substantial current uncertainties regarding the Company’s ability to proceed with the ultimate facility construction until the Company has raised debt and equity financing, the Company expenses these pre-construction costs as incurred.

Deferred Offering Costs
      The Company defers the costs incurred to raise equity financing until that financing occurs. At such time that the issuance of new equity occurs, these costs will be netted against the proceeds received or if the financing does not occur, they will be expensed.

Grants
      The Company recognizes grant income as other income for reimbursement of expenses incurred or expenses paid on behalf of the Company upon complying with the conditions of the grant. For reimbursements

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements — (Continued)
of capital expenditures, the grants will be recognized as a reduction in the basis of the asset upon complying with the conditions of the grant.

Income Taxes
      The Company is treated as a partnership for federal and state income tax purposes and generally does not incur income taxes. Instead, its earnings and losses are included in the income tax returns of the members. Therefore, no provision or liability for federal or state income taxes has been included in these financial statements.

Organizational and Start Up Costs
      The Company expenses all organizational and start up costs as incurred.

Fair Value of Financial Instruments
      The carrying value of cash and equivalents approximates fair value.

Recently Issued Accounting Pronouncements
      Management has reviewed recently issued, but not yet effective, accounting pronouncements and does not expect the implementation of these pronouncements to have a significant effect on the Company’s financial statements.

2.	GOING CONCERN UNCERTAINTIES
      As shown in the accompanying financial statements, the Company incurred a net loss of $1,064,605 during the year ended December 31, 2006 and has incurred losses of $1,387,873 since inception. As of December 31, 2006, the Company has a deficit in its working capital. As described in Note 7, the Company terminated its relationship with its anticipated general contractor. The Company also had some additional payments due within the next year.
      The Company is working to extend payments on certain upcoming costs and to recover costs previously expended under pre-construction services agreements, but its ability to successfully extend and/or recover such items is uncertain. Although the Company has secured interim financing as described in Note 3, the Company’s ability to continue as a going concern is dependent on the success of generating cash from the Company’s anticipated equity offering described in Note 4, raising additional capital, and ultimately achieving the capital to proceed with the construction of the plant.
      Because it is unclear whether the Company will be successful in accomplishing these objectives, there is uncertainty about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

3.	INTERIM FINANCING
      In March 2007, the Company obtained interim financing from certain members of the Company totaling $970,000. The loans bear interest at 5.25% and are due on March 6, 2008. With the loan funds received, the Company purchased a certificate of deposit that earns interest at 5.25% and matures on March 6, 2008. The Company used the certificate of deposit as collateral for a revolving line of credit from a bank bearing interest at 7%. The revolving line of credit provides the Company with up to $970,000 until March 6, 2008 at which time all principal and interest are due.

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements — (Continued)
      As an incentive for members to lend money to the Company, the Company agreed to grant warrants equal to two units per $1 of loan proceeds. The Company issued warrants for the purchase of 1,940,000 units, which have an exercise price of $1 per unit and are exercisable six months after the equity offering described in Note 4 is closed until March 6, 2012.

4.	MEMBERS’ EQUITY
      As specified in the Company’s operating agreement, the Company is authorized to issue additional units as needed. The Company has one class of membership units, which include certain transfer restrictions as specified in the operating agreement and pursuant to applicable tax and securities laws. Income, losses and distributions are allocated to all members based upon their respective percentage units held. A member is entitled to one vote for each member unit held.
      In November 2004, the Company raised $1,000,000 from 37 seed capital investors in exchange for 3,000,000 units. In March 2006, the Company raised an additional $545,500 in exchange for 1,636,500 units.
      The Company prepared a Form SB-2 Registration Statement with the Securities and Exchange Commission (SEC), which was declared effective on October 6, 2006. The Offering is for a minimum of 42,500,000 units and a maximum of 58,500,000 units for sale at $1.00 per unit. The Company is filing a post-effective amendment to the Form SB-2 Registration Statement for the change in general contractor. The Company is increasing the units in the offering to a minimum of 50,000,000 units and a maximum of 77,878,000 units for $1 per unit. The Company anticipates raising debt up to $77,378,000, less any new grants received. The minimum purchase requirement is 20,000 units for a minimum investment of $20,000. To become a member, a 10% deposit is required at the time of subscription with these funds being deposited in an escrow account. In addition, a signed, full recourse promissory note and security agreement for the remaining 90% is due at subscription. Once the minimum aggregate offering amount is obtained, the investors will have 30 days to remit the balance of their purchase price. Investments will be held in escrow until the earliest of the receipt of $50,000,000 or more in cash proceeds and a written debt financing commitment, one year from the effective date of the registration statement, or termination of the offering. If the offering is terminated, the investment funds will be promptly returned plus nominal interest less a deduction for escrow agent fees. There is no assurance that the Company will be able to sell the mentioned member units or raise the debt financing to complete the proposed ethanol plant project.
      As part of the interim financing obtained in March 2007 described in Note 3, the Company issued warrants for the purchase of 1,940,000 units at $1 per unit, which are exercisable six months after the offering closes until March 6, 2012.
      In March 2007, the Company issued warrants for the purchase of 53,000 units at $1 per unit, which are exercisable until March 31, 2014, as described in Note 7.
      The Company agreed to issue units to the new general contractor as part of the letter of intent described in Note 7 where by the general contractor will hold a 4.5% ownership interest of the Company upon project completion.

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements — (Continued)

5.	INCOME TAXES
      The differences between financial statement basis and tax basis of assets are as follows:

December 31,
2006

Financial statement basis of total assets	$457,020
Organizational costs expensed for financial reporting purposes	1,425,538

Taxable income tax basis of total assets	$1,882,558

      There were no differences between the financial statement basis and tax basis of the Company’s liabilities.

6.	GRANTS
      In March 2005, the Company was awarded a United States Department of Agriculture Value Added Development grant in the amount of $170,000 to be used for project development expenses including project coordination, feasibility studies, and environmental assessments. Under the terms of this grant, eligible expenses were paid by the Company and submitted to the USDA for reimbursement. The USDA reimbursed 50% of eligible expenses incurred. As of December 31, 2006, the Company had incurred approximately $340,000 of eligible expenses and has received all of the $170,000 of grant income under this agreement.
      In 2004, the Company entered into a collaboration agreement with the Agricultural Utilization Research Institute (AURI) to receive a matching grant of $105,000 to be used in connection with project feasibility, business marketing, legal consultation, and board training expenditures through June 2006. AURI served as primary project manager related to the collaboration agreements with the ability to enter into contracts on behalf of the Company related to the collaboration agreements. AURI incurred and paid for the expenditures and subsequently requested reimbursement from the Company for 50% of the incurred costs. As of December 31, 2006, the Company has received all of the $105,000 of grant income under this agreement.

7.	COMMITMENTS AND CONTINGENCIES

Plant Construction
      The Company previously had a non-binding Memorandum of Understanding and pre-construction services agreements with an anticipated general contractor, an unrelated party, for the construction of the ethanol plant. The final project cost estimate was dramatically different than initial estimates. The Company terminated the agreements with the anticipated general contractor in November 2006.
      In April 2007, the Company signed a letter of intent with a new general contractor, an unrelated party, for the design and development of a 55 million gallon a year coal fired ethanol plant. Based on the May 2007 contractor estimate, the anticipated cost of the plant, including start up expenses, is approximately $127,378,000. In addition, the Company anticipates entering into a preconstruction services agreement with this general contractor for preliminary engineering and project development costs for approximately $100,000. The Company anticipates entering into a management agreement with this general contractor once the plant commences operations that would include an annual base fee plus a percentage of net profits. In addition, the letter of intent requires the Company to issue the general contractor units equal to 4.5% of total equity after the registered offering described in Note 4 closes.

Land Contracts
      In March 2005, the Company entered into a contract with an unrelated party to have the option to purchase approximately 100 acres of land in Polk County, Minnesota, until March 31, 2006. The Company paid $5,000 for this option as well as $5,000 to extend it until March 31, 2007. The Company let this option

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements — (Continued)
expire in March 2007 and has expensed the option fees paid. The Company obtained a new option on this property in March 2007 whereby the land under option increased up to 150 acres with the option to purchase the land extending until March 31, 2008. The purchase price of the land will be $100,000 in cash, 200,000 units of the Company valued at $1 per unit, along with warrants to purchase 200,000 units at $1 per unit until March 31, 2014. The Company paid $5,000 for this new option, which will be applied to the purchase price if exercised. The Company’s comprehensive plan for the construction of the ethanol plant contemplates using this site, in conjunction with the three sites described below. These four sites are adjacent to each other and are anticipated to be the site of the plant.
      In April 2005, the Company entered into a contract with an unrelated party to have the option to purchase approximately 63 acres of land in Polk County, Minnesota, for $60,000 until March 31, 2006. The Company paid $5,000 for this option. In March 2006, the Company paid $5,000 to extend this option for an additional twelve months. In March 2007, the Company paid $5,000 to extend this option until March 31, 2008. If the option is exercised during the time permitted, all consideration will be applied to the purchase price. In May 2006, the Company allowed the owner of this property to sell approximately five acres, reducing the total acres to 58 acres. The purchase price will be prorated for the reduction in acres.
      In March 2006, the Company entered into a contract with an unrelated party to have the option to purchase 24 acres of land in Polk County, Minnesota for $200,000 until March 31, 2007. The Company paid $20,000 for this option. The Company extended this option until March 31, 2008 for $20,000 in March 2007. If the option is exercised during the time period, all consideration will be applied to the purchase price.
      In July 2006, the Company entered into a contract, which was subsequently amended November 2006, with an unrelated party to have the option to purchase approximately 15 acres of land in Polk County, Minnesota for $442,000 at any time during the period from March 15, 2007, until April 1, 2007. The Company paid $25,000 when the agreement was executed. A second option fee of $75,000 was due in November 2006. The Company paid $35,000 in November with the remaining $40,000 due on April 1, 2007. In March 2007, the land owner agreed to extend the final payment on the property until the Company receives equity proceeds. As part of this extension, the Company issued warrants to purchase 53,000 units at $1 per unit exercisable until March 31, 2014.

Consulting Contracts
      In May 2005, the Company entered into an agreement with an unrelated party to provide professional environmental services and to assist with obtaining licenses and permits for approximately $63,000. Subsequent to the completion of this initial contract, the Company has incurred additional expenses of approximately $117,000 related to the permitting process.
      In May 2006, the Company entered into a consulting agreement with an unrelated party to assist in raising equity. The Company will pay the consultant an hourly rate. In addition, the Company will pay the consultant a bonus of $56,000 upon successful completion of the equity drive and securing debt financing. As of December 31, 2006, the Company has incurred approximately $11,000 for these services.

8.	RELATED PARTY TRANSACTIONS
      In February 2005, the Company entered into a consulting agreement with a member to serve as project coordinator as the Company conducts a feasibility study, business plan, equity drive and plant construction. As of December 31, 2006 the Company has incurred approximately $118,000 under this agreement.
      A member of the Company provided accounting services on an as needed basis. As of December 31, 2006 the Company has incurred approximately $26,000 for these services.

PART I — FINANCIAL INFORMATION
Item 1. — FINANCIAL STATEMENTS (UNAUDITED)
AGASSIZ ENERGY, LLC
(A Development Stage Company)
Balance Sheet

March 31,
2007

(Unaudited)
ASSETS
Current Assets
Cash and equivalents	$841
Short-term investments	970,000
Prepaid and other	52,354

Total current assets	1,023,195
Other Assets
Land options	146,250
Deferred offering costs	336,989
Debt issuance costs	1,057

Total other assets	484,296

Total Assets	$1,507,491

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Line of credit	$140,000
Members’ note payable, net of unamortized warrant discount	217,673
Accounts payable	334,816
Accounts payable — members	6,003
Accrued expenses	3,825

Total current liabilities	702,317
Commitments and Contingencies
Members’ Equity
Member contributions, 4,636,500 units outstanding	2,379,395
Deficit accumulated during development stage	(1,574,221)

Total members’ equity	805,174

Total Liabilities and Members’ Equity	$1,507,491

Notes to Financial Statements are an integral part of this Statement.

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Statement of Operations

		Three Months
	Three Months	Ended	From Inception
	Ended	March 31,	(October 12, 2004)
	March 31, 2007	2006	to March 31, 2007

	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$—	$—	$—
Operating Expenses
Professional and consulting fees	123,612	147,208	1,781,687
General and administrative	7,038	2,400	49,502

Total operating expenses	130,650	149,608	1,831,189

Operating Loss	(130,650)	(149,608)	(1,831,189)
Other Income (Expense)
Grant income	—	117,276	275,000
Interest income	3,488	5,998	41,154
Interest expense	(59,186)	—	(59,186)

Total other income (expense)	(55,698)	123,274	256,968

Net Loss	$(186,348)	$(26,334)	$(1,574,221)

Weighted Average Units Outstanding	4,636,500	3,036,367	3,560,039

Net Loss Per Unit	$(0.04)	$(0.01)	$(0.44)

Notes to Financial Statements are an integral part of this Statement.

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Statement of Cash Flows

	Three Months	Three Months	From Inception
	Ended	Ended	(October 12, 2004)
	March 31, 2007	March 31, 2006	to March 31, 2007

	(Unaudited)	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities
Net loss	$(186,348)	$(26,334)	$(1,574,221)
Adjustments to reconcile net loss to net cash used in operating activities:
Warrant amortization	55,318	—	55,318
Expired land option	—	—	10,000
Changes in assets and liabilities
Restricted cash	—	21,046	—
Other receivable	—	(81,187)	—
Prepaid and other	(39,761)	(27,492)	(52,354)
Accounts payable	43,698	3,288	166,175
Accrued expenses	3,825	—	3,825

Net cash used for operating activities	(123,268)	(110,679)	(1,391,257)
Cash Flows from Investing Activities
Payment for short-term investments	(970,000)	175,000	(1,645,000)
Proceeds from short-term investments	—	—	675,000
Payment for land options	(30,000)	(30,000)	(130,000)

Net cash provided by (used in) investing activities	(1,000,000)	145,000	(1,100,000)
Cash Flows from Financing Activities
Payments for debt issuance costs	(1,057)	—	(1,057)
Proceeds from bank line of credit	140,000	—	140,000
Proceeds from members’ note payable	970,000	—	970,000
Member contributions	—	545,500	1,545,500
Payments for deferred offering costs	(2,091)	(25,630)	(162,345)

Net cash provided by financing activities	1,106,852	519,870	2,492,098

Net Increase (Decrease) in Cash and Equivalents	(16,416)	554,191	841
Cash and Equivalents — Beginning of Period	17,257	77,060	—

Cash and Equivalents — End of Period	$841	$631,251	$841

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	$43	$—	$43

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Deferred offering costs in accounts payable	$174,644	$73,800	$174,644

Warrants issued for land option fee	$26,250	$—	$26,250

Warrants issued for members note payable	$807,645	$—	$807,645

Notes to Financial Statements are an integral part of this Statement.

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Notes to Condensed Financial Statements (Unaudited)
March 31, 2007

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      The accompanying unaudited condensed interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted as permitted by such rules and regulations. These financial statements and related notes should be read in conjunction with the financial statements and notes thereto included in the Company’s audited financial statements for the year ended December 31, 2006, contained in the Company’s annual report on Form 10-KSB.
      In the opinion of management, the interim condensed financial statements reflect all adjustments, consisting of only normal recurring adjustments, considered necessary for fair presentation of the Company’s financial position as of March 31, 2007 and the results of operations and cash flows for all periods present. The results reported in these condensed interim financial statements should not be regarded as necessarily indicative of results that may be expected for the entire year.

Nature of Business
      The Company, which anticipates its plant location to be near Erskine, Minnesota, was organized to fund and construct a 55 million gallon coal fired ethanol plant with distribution throughout the United States and with limited distribution into Canada. In addition, the Company intends to produce and sell distillers grains as a co-product of ethanol production. The Company was formed on October 12, 2004 to have an indefinite life. Construction is anticipated to begin in the fall of 2007. As of March 31, 2007, the Company is in the development stage with its efforts being principally devoted to equity raising and organizational activities.

Accounting Estimates
      Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.
      Significant estimates include the deferral of expenditures for offering costs which are dependent upon successful financing and project development and share based payments which are dependent on valuation assumptions, as discussed below. It is at least reasonably possible that these estimates may change in the near term.

Cash and Equivalents
      The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.
      The Company maintains its accounts at one financial institutions. At times throughout the year, the Company’s cash balances may exceed amounts insured by the Federal Deposit Insurance Corporation.

Investments
      The Company includes in investments certain debt instruments with maturities greater than three months and classifies them as “available for sale”. Investments currently consist of a bank certificate of deposit due in less than one year. Investments are carried at their estimated fair market value based on quoted market prices, which approximates cost. Interest is accrued as earned on the certificate of deposit.

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Notes to Condensed Financial Statements (Unaudited) — (Continued)

Property and Equipment
      Property and equipment will be stated at the lower of cost or estimated fair value. Depreciation will be provided over an estimated useful life by use of the straight line depreciation method. Maintenance and repairs will be expensed as incurred; major improvements and betterments will be capitalized.
      The Company has incurred substantial consulting, permitting, and other pre-construction services related to building its plant facilities. Due to the substantial current uncertainties regarding the Company’s ability to proceed with the ultimate facility construction until the Company has raised debt and equity financing, the Company expenses these pre-construction costs as incurred.

Deferred Offering Costs
      The Company defers the costs incurred to raise equity financing until that financing occurs. At such time that the issuance of new equity occurs, these costs will be netted against the proceeds received or if the financing does not occur, they will be expensed.

Debt Issuance Costs
      Debt issuance costs are amortized over the term of the related debt by use of the effective interest method.

Grants
      The Company recognizes grant income as other income for reimbursement of expenses incurred or expenses paid on behalf of the Company upon complying with the conditions of the grant. For reimbursements of capital expenditures, the grants will be recognized as a reduction in the basis of the asset upon complying with the conditions of the grant. Grants received for incremental expenses that otherwise would not have been incurred are netted against the related expense.

Share-Based Payments
      The Company has adopted SFAS No. 123 (revised 2004) (“SFAS No. 123R”), Share-Based Payment, which addresses the accounting for stock-based payment transactions in which an enterprise receives goods or services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. In 2005, the SEC issued SAB No. 107, which provides supplemental implementation guidance for SFAS No. 123R. SFAS No. 123R eliminates the ability to account for stock-based compensation transactions using the intrinsic value method under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and instead generally requires that such transactions be accounted for using a fair-value-based method. The Company uses the Black-Scholes-Merton (“BSM”) option-pricing model to determine the fair-value of stock-based awards.

Recently Issued Accounting Pronouncements
      In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS No. 157) to increase consistency and comparability in fair value measurements by defining fair value, establishing a framework for measuring fair value in generally accepted accounting principles, and expanding disclosures about fair value measurements. SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement and is effective for the fiscal years beginning after November 15, 2007. The Company is in the process of evaluating the effect, if any, that the adoption of SFAS No. 157 will have on its results of operations and financial condition.

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Notes to Condensed Financial Statements (Unaudited) — (Continued)
      In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159) which included an amendment of FASB Statement 115. This Statement provides companies with an option to report selected financial assets and liabilities at fair value. This Statement is effective for fiscal years beginning after November 15, 2007 with early adoption permitted. The Company is in the process of evaluating the effect, if any, that the adoption of SFAS No. 159 will have on its results of operations and financial condition.

2.	GOING CONCERN UNCERTAINTIES
      As shown in the accompanying financial statements, the Company incurred a net loss of approximately $186,000 during the three months ended March 31, 2007 and has incurred losses of approximately $1,574,000 since inception.
      Management has extended payments on certain upcoming costs and is working to recover costs previously expended under pre-construction services agreements, but its ability to recover such items is uncertain. Although the Company has secured interim financing as described in Note 3, the Company’s ability to continue as a going concern is dependent on the success of generating cash from the Company’s anticipated equity offering described in Note 4 and/or through raising additional capital and ultimately achieving the capital to proceed with the construction of the plant.
      Because it is unclear whether the Company will be successful in accomplishing these objectives, there is uncertainty about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

3.	INTERIM FINANCING
      In March 2007, the Company obtained interim financing from certain members of the Company totaling $970,000, secured by all assets owned by the Company. The loans bear interest at 5.25% and are due on March 6, 2008. With the loan funds received, the Company purchased a certificate of deposit that earns interest at 5.25% and matures on March 6, 2008. The Company used the certificate of deposit as collateral for a revolving line of credit from a bank bearing interest at 7%. The revolving line of credit provides the Company with up to $970,000 until March 6, 2008 at which time the principal and interest are due in full. As of May 31, 2007, the outstanding balance of the line of credit is approximately $322,000.
      As an incentive for members to lend money to the Company, the Company issued warrants to members. The Company agreed to grant warrants equal to two units per $1 of loan proceeds. The Company issued warrants for 1,940,000 units, which vest immediately, and may be exercised at a price of $1 per unit any time subsequent to six months after the equity offering described in Note 4 is closed until March 6, 2012. The fair value of these warrants in the amount of approximately $807,000 was recorded as a debt discount at March 6, 2007 and is being amortized to interest expense over the term of the members’ loans. The Company recognized interest expense related to this amortization of approximately $55,000 for the quarter ending March 31, 2007. The Company is not required to, and does not intend to, register these units.

4.	MEMBERS’ EQUITY
      As specified in the Company’s operating agreement, the Company is authorized to issue additional units as needed. The Company has one class of membership units, which include certain transfer restrictions as specified in the operating agreement and pursuant to applicable tax and securities laws. Income, losses and distributions are allocated to all members based upon their respective percentage units held. A member is entitled to one vote for each member unit held.

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Notes to Condensed Financial Statements (Unaudited) — (Continued)
      In November 2004, the Company raised $1,000,000 from 37 seed capital investors in exchange for 3,000,000 units. In March 2006, the Company raised an additional $545,500 in exchange for 1,636,500 units.
      The Company prepared a Form SB-2 Registration Statement with the Securities and Exchange Commission (SEC), which was declared effective on October 6, 2006. The Offering is for a minimum of 42,500,000 units and a maximum of 58,500,000 units for sale at $1.00 per unit. The Company is filing a post-effective amendment to the Form SB-2 Registration Statement for the change in general contractor. The Company is increasing the units in the offering to a minimum of 50,000,000 units and a maximum of 77,878,000 units for $1 per unit. The Company anticipates raising debt up to $77,378,000, less any new grants received.

5.	UNIT BASED CONSIDERATION
      The Company issued a total of 1,940,000 warrants to members, including members of the board of managers, as an incentive to provide interim financing to the Company as described in Note 3. The warrants allow the holder to purchase units at $1 per unit, which are exercisable until March 6, 2012.
      The Company also entered into a land option agreement described in Note 6, which provided for the issuance of 53,000 warrants to the land owner. The warrants vest immediately and are exercisable until March 31, 2014 for a purchase price of $1.00 per unit. In March 2007, the Company recognized the fair market value of the warrants as additional land option fees of approximately $26,000.
      The fair value of all warrants are estimated on the date of grant using the BSM option-pricing model with the following weighted-average assumptions used for grants in 2007; dividend yield of 0%; expected volatility of 39.95%; risk-free interest rate of 4.50% for the warrants issued to the members and 4.60% for the warrants issued to the land owner; and expected lives of five years for the warrants issued to the members and seven years for the warrants issued to the land owner. There were no unit options granted during 2006. The warrants for the purchase of 1,993,000 units issued are all vested and outstanding.
      The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected volatility is based on the average volatility of a representative sample of two comparable companies in our industry sector.
      The weighted average fair value of warrants granted during the three months ended March 31, 2007 is $.42 per unit. The effect of the warrants outstanding has not been included with the weighted average units outstanding as it would be anti-dilutive. The calculation of warrants includes significant estimates related to the valuation component of each warrant. These estimates affect the amounts recorded for debt discounts. Given the nature of the estimates, it is at least reasonably possible that each component of the estimating process could change, the effects of which is uncertain. To the extent the forfeiture rate is different than we have anticipated, interest expense related to these options will be different from our expectations.

6.	COMMITMENTS AND CONTINGENCIES

Plant Construction
      The Company previously had a non-binding Memorandum of Understanding and pre-construction services agreements with an anticipated general contractor, an unrelated party, for the construction of the ethanol plant. The final project cost estimate was dramatically different than initial estimates. The Company terminated the agreements with the anticipated general contractor in November 2006.
      In April 2007, the Company signed a letter of intent with a general contractor for the design and development of a 55 million gallon a year coal fired ethanol plant. Based on the May 2007 contractor estimate, the anticipated cost of the plant, including start up expenses, is approximately $127,378,000. In addition, the

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Notes to Condensed Financial Statements (Unaudited) — (Continued)
Company anticipates entering into a preconstruction services agreement with this general contractor for preliminary engineering and project development costs for approximately $100,000. The Company anticipates entering into a management agreement with this general contractor once the plant commences operations that would include an annual base fee plus a percentage of net profits. In addition, the Company will issue the general contractor units equal to 4.5% ownership of the Company after completion of the registered offering described in Note 4.

Land Contracts
      In March 2007, the Company entered a new option for land which includes a 100 acre parcel previously under option. The new land option includes land up to 150 acres available to purchase until March 31, 2008. The purchase price of the land consist of $100,000 in cash, 200,000 units of the Company valued at $1 per unit, along with warrants to purchase 200,000 units at $1 per unit until March 31, 2014. The Company paid $5,000 for this new option, which will be applied to the purchase price if exercised. The Company did not exercise the previous land option on this site and expensed the original amount paid for that option as of December 31, 2006. The Company’s comprehensive plan for the construction of the ethanol plant contemplates using this site, in conjunction with the three sites described below. These four sites are adjacent to each other and are anticipated to be the site of the plant.
      In April 2005, the Company entered into a contract with an unrelated party to have the option to purchase approximately 58 acres of land in Polk County, Minnesota, for approximately $60,000 until March 31, 2006. The Company paid $5,000 for this option. The Company paid $5,000 in March 2006 to extend this option until March 31, 2007 and paid an additional $5,000 in March 2007 to extend the option until March 31, 2008. If the option is exercised during the time permitted, all consideration will be applied to the purchase price.
      In March 2006, the Company entered into a contract with an unrelated party to have the option to purchase 24 acres of land in Polk County, Minnesota for $200,000 until March 31, 2007. The Company paid $20,000 for this option. In March 2007, the Company paid $20,000 to extend this option until March 31, 2008. If the option is exercised during the time period, all consideration will be applied to the purchase price.
      In July 2006, the Company entered into a contract, which was subsequently amended November 2006, with an unrelated party to have the option to purchase approximately 15 acres of land in Polk County, Minnesota for $442,000 at any time during the period from March 15, 2007, until April 1, 2007. The Company paid an amount of $25,000 when the agreement was executed. A second option fee of $75,000 was due in November 2006. The Company paid $35,000 in November with the remaining $40,000 due on April 1, 2007. In March 2007, the land owner agreed to extend the final payment on the property until the Company receives equity proceeds. As part of this extension, the Company issued warrants to purchase 53,000 units at $1 per unit exercisable until March 31, 2014.

7.	RELATED PARTY TRANSACTIONS
      In February 2005, the Company entered into a consulting agreement with a member to serve as project coordinator as the Company conducts a feasibility study, business plan, equity drive and plant construction. As of March 31, 2007 the Company has incurred approximately $14,000 under this agreement.
      A member of the Company provided accounting services on an as needed basis. As of March 31, 2007 the Company has incurred approximately $6,000 for these services.

MINIMUM 50,000,000 UNITS
MAXIMUM 77,878,000 UNITS
PROSPECTUS

June 6, 2006
      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, units only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.
      No action is being taken in any jurisdiction outside the United States to permit a public offering of the units or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.
      Through and including                     (the 90th day after the effective date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.	INDEMNIFICATION OF GOVERNORS AND OFFICERS.
      Governors and officers of Agassiz Energy, LLC may be entitled to benefit from the indemnification provisions contained in the Company’s Second amended and restated member control agreement and the Minnesota Limited Liability Company Act. The general effect of these provisions is summarized below.
      Our amended and restated member control agreement provides that to the maximum extent permitted under the Minnesota Limited Liability Company Act and any other applicable law, no member or governor of Agassiz Energy, LLC shall be personally liable for any debt, obligation or liability of the Company merely by reason of being a member or governor or both. No governor of the Company shall be personally liable to the Company or its members for monetary damages for a breach of fiduciary duty by such governor; provided that the provision shall not eliminate or limit the liability of a governor for the following: (1) receipt of an improper financial benefit to which the governor is not entitled; (2) liability for receipt of distributions in violation of the amended and restated articles of organization, amended and restated member control agreement, or the Minnesota Limited Liability Company Act; (3) a knowing violation of law; or (4) acts or omissions involving fraud, bad faith or willful misconduct. To the maximum extent permitted under the Minnesota Limited Liability Company Act and other applicable law, the Company, its receiver, or its trustee (however in the case of a receiver or trustee only to the extent of Company property) is required to indemnify, save, and hold harmless and pay all judgments and claims against each governor relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such governor or officer in connection with the business of the Company; provided that the governor (i) determines in good faith that his or her conduct was in the best interests of the Company, (ii) he or she was acting on behalf of or performing services for the Company, (iii) the liability or loss was not the result of negligence or misconduct of the governor, and (iv) the amount is recoverable only out of Company net assets and not from members. The indemnification includes reasonable attorneys’ fees incurred by a governor or officer in connection with the defense of any action based on covered acts or omissions. Attorneys’ fees may be paid as incurred, including those for liabilities under federal and state securities laws, as permitted by law. To the maximum extent permitted by law, in the event of an action by a unit holder against any governor, including a derivative suit, we must indemnify, hold harmless and pay all costs, liabilities, damages and expenses of the governor, including attorneys’ fees incurred in the defense of the action. Notwithstanding the foregoing provisions, no governor shall be indemnified by the Company in contradiction of the Minnesota Limited Liability Company Act. The Company may purchase and maintain insurance on behalf of any person in his or her official capacity against any liability asserted against and incurred by the person arising from the capacity, regardless of whether the Company would otherwise be required to indemnify the person against the liability.
      No indemnification is allowed for an alleged violation of federal or state securities laws unless (i) there has been a successful adjudication in favor of the indemnitee on each count or (ii) the claims against the indemnitee have been dismissed with prejudice or there has been a settlement of claims approved by a court and the court finds that indemnification should be made.
      Generally, under Minnesota law, a member or manager is not personally obligated for any debt or obligation of the Company solely because they are a member or manager of the Company. However, Minnesota law allows a member or manager to agree to become personally liable for any or all debts, obligations, and liabilities if the member control agreement provides. Our amended and restated member control agreement provides that no member or governor of Agassiz Energy, LLC shall be personally liable for any debt, obligation or liability solely by reason of being a member or governor or both.
      The principles of law and equity supplement the Minnesota Limited Liability Company Act, unless displaced by particular provisions of the Act.
      There is no pending litigation or proceeding involving a governor, officer, employee or agent of the Company as to which indemnification is being sought. The Company is not aware of any other threatened litigation that may result in claims for indemnification by any governor, officer, member, manager, employee or agent.

ITEM 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

Securities and Exchange Commission registration fee	$7,479
Legal fees and expenses	348,000
Consulting Fees(i)	110,000
Accounting fees	100,000
Blue Sky filing fees	11,521
Printing expenses	100,000
Advertising(ii)	160,000

Total	$837,000

*	All of the above items except the registration fee are estimated.

(i)	Consulting fees related to preparing for and underwriting investor meetings and advertising materials.

ITEM 26.	RECENT SALES OF UNREGISTERED SECURITIES
      In November 2004, we issued and sold 3,000,000 membership units to our seed capital investors at a purchase price of $0.33 per unit. In March, 2006, we sold an additional 1,636,500 membership units to our capital investors at a purchase price of $0.33 per unit without registering the units with the Securities and Exchange Commission. All sales were made pursuant to Rule 506 of Regulation D and Section 4(2). Each of these sales was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 506 of the Securities Act of 1933 as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid in these transactions and we conducted no general solicitation in connection with the offer or sale of the securities. The purchasers of the securities in each transaction made representations to us regarding their status as accredited investors as defined in Regulation C or received the information required for non-accredited investors and made representations to us regarding their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to unit certificates and instruments issued in such transactions. All purchasers were provided or offered the chance to review all material information concerning our company and the offering and to ask questions of management. All purchases were made with cash and the total amount of cash consideration for those securities was $1,545,500.
      These initial seed capital funds have been expended in our efforts to work with Bio-Renewable Group. We were forced to terminate the contract with Bio-Renewable Group. We executed a letter of intent with KL on April 17, 2007 to have KL design and build our plant and are in the process of executing a finalized contract with KL. In order to continue funding our operations we have obtained bridge financing through American Federal Bank of Crookston. In order to obtain this bridge financing we issued promissory notes in the aggregate amount of $970,000 to eleven current members of the Company, including eight governors. Those funds were used to fund a certificate of deposit used as collateral for the line of credit with the Bank. In connection with this transaction, we issued warrants to purchase 1,940,000 membership units in the Company at $1.00 per unit to eleven members, including eight of our governors in connection with the promissory notes. The warrants are exercisable six month after the current equity offering is closed until March 6, 2012. We also issued warrants to purchase 53,000 units in connection with the extension of a real estate purchase option. All sales were made pursuant to Rule 506 of Regulation D and Section 4(2). Each of these sales was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 506 of the Securities Act of 1933 as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid in these transactions and we conducted no general solicitation in connection with the offer or sale of the securities. The purchasers of the securities in each transaction made representations to us regarding their status as accredited investors as defined in Regulation C and made representations to us regarding their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the instruments issued in such transactions. All purchasers were provided or offered the chance to review all material information concerning our company and the offering and to ask questions of management.

ITEM 27.	EXHIBITS.

3.1	Articles of Organization of Agassiz Energy, LLC.*
3.2	Amended and Restated Member Control Agreement of the registrant*
3.3	Amended and Restated Operating Agreement of the registrant*
3.4	Articles of Amendment to Articles of Organization*
3.5	Second Amended and Restated Member Control Agreement*
3.6	Second Amended and Restated Operating Agreement*
4.1	Form of Membership Unit Certificate*
4.2	Form of Subscription Agreement of registrant**
4.3	Impoundment Agreement**

4.4	Form of Escrow Agreement**

5.1	Form of Opinion of Fredrikson & Byron, P.A. as to certain securities matters**

8.1	Form of Opinion of Fredrikson & Byron, P.A. as to certain tax matters**

10.1	Option to Purchase Real Property, dated March 16, 2005*

10.2	Option to Purchase Real Property, dated April 30, 2005*

10.3	Option to Purchase Real Property, dated March 11, 2006*
10.4	Amended Option to Purchase Real Property, dated November 16, 2006+

10.5	Second Amended Option to Purchase Real Property, dated March 21, 2007+

10.6	Amended/ Extension of Option to Purchase Real Property, dated March 30, 2007+

10.7	Form of Membership Unit Purchase Warrant+

10.8	Form of Promissory Note+

10.9	Business Loan Agreement with American Federal Bank, dated March 9, 2007**

10.10	Promissory Note with American Federal Bank dated March 9, 2007**

Option to Purchase Real Property, dated March 29, 2007+

10.11	Extension of Option to Purchase Real Property, dated March 20, 2007+

10.12	Value-Added Agricultural Product Market Development Grant Agreement, dated March 14, 2005 between Agassiz Energy, LLC and the U.S. Department of Agriculture*

10.13	Letter of Intent with KL Process Design dated April 17, 2007

10.14	Memorandum of Agreement with Donald Sargeant, dated March 27, 2006.*

10.15	Agreement for Professional Services with Natural Resources Group, dated May 18, 2005.*

10.16	Collaboration Agreement between Agriculture Innovation Center and New Harvest Ethanol dated September 2004.*

10.17	Assignment of Collaboration Agreement between Agriculture Innovation Center and New Harvest Ethanol, dated April 13, 2005.*

10.18	Compensation Agreement for Contact Services dated May 4,2006 between John Stone and Agassiz Energy, LLC.*

10.19	Option to Purchase Real Property, dated July 8, 2006*

23.1	Consent of Boulay, Heutmaker, Zibell & Co., P.L.L.P. dated June 6, 2007**

24	Issuer’s Power of Attorney*

*	Filed previously as part of our Registration on Form SB-2 and incorporated herein by reference.

**	Filed herewith.

+	Filed previously as part of our Annual Report on Form 10-KSB and incorporated herein by reference.

ITEM 28.	UNDERTAKINGS.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	To deem, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the registered securities which remain unsold at the end of the offering.

(4)	To determine the liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of the securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424 (b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES
      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Crookston, Minnesota on June 6, 2007.

AGASSIZ ENERGY, LLC

DONALD SARGEANT

/s/ Donald Sargeant

Chairman, President and Governor

(Principal Executive Officer)

Date: June 6, 2007
      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Donald Sargeant Donald Sargeant		Chairman, President, Governor (Principal Executive Officer)	Date: June 6, 2007

* Larry Altringer		Treasurer, Governor (Principal Financial and Accounting Officer)	Date: June 6, 200

* Wayne Wagner		Vice President and Governor	Date: June 6, 2007

* Roger Dziengel		Secretary, Governor	Date: June 6, 2007

* Gary Bridgeford		Governor	Date: June 6, 2007

* Leroy Reitmeier		Governor	Date: June 6, 2007

* Tom Jorgens		Governor	Date: June 6, 2007

* Craig Morgan		Governor	Date: June 6, 2007

* John Vallager		Governor	Date: June 6, 2007

*By:	/s/ Donald Sargeant Donald Sargeant